Exhibit 10.1

Schedules to this Exhibit have been omitted pursuant to Rule 601(b)(10) of Regulation S-K.

The omitted information is not material and, if publicly disclosed, would likely cause competitive harm to the registrant.

AMENDMENT AGREEMENT

AMENDMENT AGREEMENT, dated as of April 5, 2019 (this “Amendment”), among ACI WORLDWIDE, INC., a Delaware corporation (the “Parent Borrower”), and ACI WORLDWIDE CORP., a Nebraska corporation (the “Subsidiary Borrower”, together with the Parent Borrower the “Borrowers”), OFFICIAL PAYMENTS CORPORATION, a Delaware corporation (the “Subsidiary Guarantor”), the lenders party hereto (collectively, the “Lenders”) and BANK OF AMERICA, N.A., a national banking association, as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”).

WHEREAS, the Borrowers, the Administrative Agent and the entities from time to time parties thereto as Lenders have entered into that certain Amended and Restated Credit Agreement, dated as of February 24, 2017 (the “Existing Credit Agreement”);

WHEREAS, the Borrowers, the Subsidiary Guarantor and the Administrative Agent have entered into that certain Amended and Restated Collateral Agreement, dated as of February 24, 2017 (the “Collateral Agreement”, as amended by that certain First Amendment to Collateral Agreement, dated as of October 9, 2018, by and among the Borrowers, the Subsidiary Guarantor, the lenders party thereto and the Administrative Agent);

WHEREAS, pursuant to that certain Stock Purchase Agreement, dated as of February 28, 2019 (the “Acquisition Agreement”), among The Western Union Company, a Delaware corporation, and the Borrowers, the Borrowers intend to acquire all of the outstanding shares of capital stock of E Commerce Group Products, Inc., a New York corporation, for the aggregate consideration set forth in the Acquisition Agreement (the “Acquisition”);

WHEREAS, (i) pursuant to Section 14.2 of the Existing Credit Agreement, the parties hereto wish to amend and restate the Existing Credit Agreement in the form of the Second Amended and Restated Credit Agreement attached hereto as Exhibit A (the “Restated Credit Agreement”), and (ii) pursuant to Section 7.2 of the Collateral Agreement, the parties hereto wish to amend certain provisions of the Collateral Agreement as set forth herein, in each case subject to the satisfaction of the conditions precedent to effectiveness set forth in Section 4 hereof; and

WHEREAS, the Restated Credit Agreement will provide, among other things, for (i) a new delayed draw senior secured term loan A facility in an aggregate principal amount of $500,000,000 to finance, in part, the Acquisition, (ii) amendments to certain covenants to permit the consummation of the Acquisition, and (iii) an extension of the Revolving Credit Maturity Date and the Term Loan Maturity Date.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

SECTION 1. Definitions. All capitalized terms not otherwise defined herein are used as defined in the Restated Credit Agreement.

SECTION 2. Amendments.

2.1. Amendment and Restatement of Credit Agreement. Effective as of the Effective Date (as defined below), the Existing Credit Agreement shall be amended and restated in its entirety on the Effective Date as set forth on Annex A to this Amendment. From and after the replacement of the terms of the Existing Credit Agreement by the terms of the Restated Credit Agreement pursuant to this Amendment, (a) as used in the Restated Credit Agreement, the terms “Agreement”, “this Agreement”, “herein”, “hereunder”, “hereto”, “hereof”, and words of similar import shall, unless the context otherwise requires, mean the Restated Credit Agreement and (b) any other reference to the “Credit Agreement” (including by means of words like “therein”, “thereunder”, “thereto”, “thereof”, and words of similar import) contained in the other Loan Documents shall mean the Restated Credit Agreement. This Amendment shall constitute a “Loan Document” for all purposes of the Restated Credit Agreement and the other Loan Documents.

2.2. Amendment of Collateral Agreement. Section 1.2 of the Collateral Agreement is hereby amended by amending and restating the following defined term in its entirety to read as follows:

“Excluded OPAY Assets” means (i) all funds held in OPAY accounts pursuant to agency relationships with payees, (ii) all funds held in OPAY accounts pursuant to licensed money transfer services for which settlement is pending among OPAY, any payee of such funds and/or any third party and (iii) any assets of OPAY that OPAY is required to maintain as unencumbered to comply with applicable money transfer, transmitter or similar license or regulatory requirements solely to the extent (x) such assets are included in the calculation of eligible securities or unencumbered assets owned by OPAY for purposes of determining OPAY’s compliance under applicable money transfer, transmitter or similar license or regulatory requirements and (y) OPAY is required to maintain such assets as unencumbered to comply with applicable money transfer, transmitter or similar license or regulatory requirements (it being understood that in the event only a portion of an asset is required to be maintained as encumbered but such asset can only be included in the calculation of eligible securities or unencumbered assets in whole but not in part, then such asset as a whole may be deemed “Excluded OPAY Assets”); provided that any such assets are and shall remain free and clear of any Liens thereon other than non-consensual Liens.

SECTION 3. Conditions to Effectiveness. This Amendment shall become effective on the date (the “Effective Date”) upon which:

3.1. the Administrative Agent shall have received an executed counterpart (or counterparts) of this Amendment from each of the Borrowers, the Subsidiary Guarantors, the Administrative Agent and each Lender party hereto;

3.2. the Administrative Agent shall have received an executed counterpart (or counterparts) of the Parent Guaranty Agreement, dated as of the date hereof (the “Parent Guaranty Agreement”), by and among the Parent Borrower and the Administrative Agent from each of the Parent Borrower and the Administrative Agent;

2

3.3. the Administrative Agent shall have received an executed counterparty (or counterparts) of the Second Amended and Restated Subsidiary Guaranty Agreement, dated as of the date hereof (the “Restated Subsidiary Guaranty Agreement”), by and among the Subsidiary Borrower, the Subsidiary Gaurantor and the Administrative Agent from each of the Subsidiary Borrower, the Subsidiary Guarantor and the Administrative Agent;

3.4. the Administrative Agent and the Lenders, as applicable, shall have received all fees due and payable and reimbursement for all reasonable and documented out-of-pocket expenses required to be paid by the Borrowers pursuant to the Existing Credit Agreement, including the reasonable and documented fees, charges and disbursements of Sullivan & Cromwell LLP, as counsel for the Administrative Agent;

3.5. the Administrative Agent shall have received all documentation and other information required by regulatory authorities with respect to the Borrowers and the Subsidiary Guarantors under applicable “know your customer” and anti-money laundering laws, including, without limitation, the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) and any beneficial ownership regulation;

3.6. the Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, a certificate of a Responsible Officer of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing this Amendment and any other document delivered in connection herewith on behalf of such Credit Party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation or formation, (B) the bylaws or other governing document of such Credit Party as in effect on the Effective Date, (C) resolutions duly adopted by the board of directors or other governing body of such Credit Party authorizing and approving the transactions contemplated herein and the execution, delivery and performance of this Amendment and the other Loan Documents to which it is a party, and (D) a certificate as of a recent date of the good standing of such Credit Party under the laws of its jurisdiction of organization and, to the extent requested by the Administrative Agent, each other jurisdiction where such Credit Party is qualified to do business and, to the extent available and requested by the Administrative Agent, a certificate of the relevant taxing authorities of such jurisdictions certifying that such Credit Party has filed required tax returns and owes no delinquent taxes;

3.7. the Administrative Agent shall have received, on behalf of itself and the Lenders, favorable written opinions of (i) Jones Day, special counsel for the Borrowers and (ii) in regards to the laws of the State of Nebraska, internal counsel for the Borrowers, in each case, (a) dated the Effective Date, (b) addressed to the Administrative Agent and the Lenders, and (c) covering such matters relating to this Amendment and the other Loan Documents as the Administrative Agent shall request;

3.8. the Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, a certificate from a Responsible Officer of the Parent Borrower to the effect that each of the conditions set forth in Sections 3.9 and 3.10 are satisfied;

3

3.9. no event shall have occurred and be continuing or would result from the consummation of the transactions contemplated herein that would constitute a Default or Event of Default;

3.10. each of the representations and warranties contained in Section 4 hereof shall be true and correct; and

3.11. the Administrative Agent shall have received the results of a Lien search, in form and substance reasonably satisfactory thereto, made against the Credit Parties under the Uniform Commercial Code (or applicable judicial docket) as in effect in each jurisdiction in which filings or recordations under the Uniform Commercial Code should be made to evidence or perfect security interests in substantially all of the assets of such Credit Party, indicating among other things that the assets of each such Credit Party are free and clear of any Lien (except for Permitted Liens).

SECTION 4. Representations and Warranties. Each of the Credit Parties hereby represents and warrants to the Administrative Agent and the Lenders as follows:

4.1. the representations and warranties made by such Credit Party contained in the Restated Credit Agreement and the other Loan Documents are true and correct in all respects as of the Effective Date, with the same effect as if made on and as of such date, except to the extent such representation or warranty expressly relates to an earlier date, in which case, such representations and warranties were true and correct in all respects as of such earlier date;

4.2. such Credit Party has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of each of this Amendment, the Parent Guaranty Agreement and the Restated Subsidiary Guaranty Agreement to which it is a party;

4.3. each of this Amendment, the Parent Guaranty Agreement and the Restated Subsidiary Guaranty Agreement has been duly executed and delivered by the duly authorized officers of each of the Credit Parties that is a party thereto, and constitutes the legal, valid and binding obligation of each of the Credit Parties that is a party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies; and

4.4. no Default or Event of Default exists.

4

SECTION 5. Miscellaneous.

5.1. Effect of Amendment. Except as expressly set forth herein, this Amendment (a) shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of any Lender or the Administrative Agent under the Existing Credit Agreement, the Restated Credit Agreement or any other Loan Document and (b) shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in any Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle the Borrowers to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Existing Credit Agreement, the Restated Credit Agreement or any other Loan Document in similar or different circumstances. Nothing in this Amendment shall be deemed to be a novation of any obligations under the Existing Credit Agreement or any other Loan Document.

5.2. Fees and Expenses. In furtherance of, and not in limitation of, Section 14.3(a) of the Existing Credit Agreement, the Borrowers shall pay all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates in connection with the preparation, negotiation, execution and delivery of this Amendment, including the reasonable fees, charges and disbursements of Sullivan & Cromwell LLP, as counsel for the Administrative Agent.

5.3. Governing Law. This Amendment and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Amendment and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York.

5.4. Consent to Jurisdiction; Waiver of Jury Trial. Each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York, and any appellate court from any thereof and agrees that all claims in respect of any action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). The Borrowers and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Amendment or any other Loan Document in any court referred to in the first sentence of this Section 5.4. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 14.1 of the Existing Credit Agreement. Nothing in this Amendment will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

5

5.5. Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

5.6. Headings. Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Amendment.

5.7. Counterparts. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Amendment.

5.8. Reaffirmation. Each Credit Party hereto expressly acknowledges the terms of this Amendment and reaffirms, as of the date hereof and on the Effective Date, that its guarantee of the Obligations pursuant to the Restated Subsidiary Guaranty Agreement and its grant of Liens on the Collateral to secure the Obligations pursuant to each Security Document to which it is a party, in each case, continues in full force and effect and extends to the obligations of the Credit Parties under the Loan Documents (including the Restated Credit Agreement). Neither the execution, delivery, performance or effectiveness of this Amendment nor the modification of the Existing Credit Agreement or the Collateral Agreement effected pursuant hereto: (i) impairs the validity, effectiveness or priority of the Liens granted pursuant to any Loan Document, and such Liens continue unimpaired with the same priority to secure repayment of all Obligations, whether heretofore or hereafter incurred or (ii) requires that any new filings be made or other action be taken to perfect or to maintain the perfection of such Liens.

[Signatures Follow]

6

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

PARENT BORROWER	ACI WORLDWIDE, INC.

	By:	/s/ Scott W. Behrens
Name: Scott W. Behrens
Title: Senior Executive Vice President, Chief Financial Officer

SUBSIDIARY BORROWER	ACI WORLDWIDE CORP.

	By:	/s/ Scott W. Behrens
Name: Scott W. Behrens
Title: Vice President and Assistant Treasurer

SUBSIDIARY GUARANTOR	OFFICIAL PAYMENTS CORPORATION

	By:	/s/ Benjamin W. Mitchell
Name: Benjamin W. Mitchell
Title: Vice President, Secretary, Compliance Officer

[Signature Page to Amendment Agreement]

ADMINISTRATIVE AGENT	BANK OF AMERICA, N.A.

	By:	/s/ Denise Jones
Name: Denise Jones
Title: Vice President

[Signature Page to Amendment Agreement]

LENDER	BANK OF AMERICA N.A. As a Lender, the Swingline Lender and the Issuing Bank

	By:	/s/ Thomas M. Paulk
Name: Thomas M. Paulk
Title: Senior Vice President

[Signature Page to Amendment Agreement]

LENDER	Wells Fargo Bank, National Association

	By:	/s/ William DeMilt
Name: William DeMilt
Title: Senior Vice President

[Signature Page to Amendment Agreement]

LENDER	PNC Bank, National Association

	By:	/s/ Daniel Beckwith
Name: Daniel Beckwith
Title: Senior Vice President

[Signature Page to Amendment Agreement]

LENDER	Citizens Bank, N.A.

	By:	/s/ Nicholas Christofer
Name: Nicholas Christofer
Title: Vice President

[Signature Page to Amendment Agreement]

LENDER	TD BANK, N.A.

	By:	/s/ Shreya Shah
Name: Shreya Shah
Title: Senior Vice President

[Signature Page to Amendment Agreement]

LENDER	HSBC Bank USA, N.A.

	By:	/s/ Peter Hart
Name: Peter Hart
Title: Senior Vice President

[Signature Page to Amendment Agreement]

LENDER	REGIONS BANK

	By:	/s/ Mark Guile
Name: Mark Guile
Title: Director

[Signature Page to Amendment Agreement]

LENDER	Fifth Third Bank

	By:	/s/ Valerie Schanzer
Name: Valerie Schanzer
Title: Managing Director

[Signature Page to Amendment Agreement]

LENDER	Compass Bank

	By:	/s/ Raj Nambiar
Name: Raj Nambiar
Title: Sr. Vice President

[Signature Page to Amendment Agreement]

LENDER	BANKUNITED, N.A.

	By:	/s/ Justin Allbright
Name: Justin Allbright
Title: Senior Vice President

[Signature Page to Amendment Agreement]

LENDER	CAPITAL BANK – a division of FIRST TENNESSEE BANK NATIONAL ASSOCIATION

	By:	/s/ Dilian Schulz
Name: Dilian Schulz
Title: Senior Vice President

[Signature Page to Amendment Agreement]

LENDER	Comerica Bank

	By:	/s/ Carl Bradley
Name: Carl Bradley
Title: Portfolio Manager

[Signature Page to Amendment Agreement]

LENDER	FIRST NATIONAL BANK OF OMAHA, N.A.

	By:	/s/ Nathan S. McKown
Name: Nathan S. McKown
Title: Director, Corporate Banking Group

[Signature Page to Amendment Agreement]

Exhibit A

Deal CUSIP: 00087UAP4

Revolving Credit Facility CUSIP: 00087UAQ2

Initial Term Loans CUSIP: 00087UAR0

Delayed Draw Term Loans CUSIP: 00087UAS8

$1,279 Million

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of April 5, 2019,

by and among

ACI WORLDWIDE, INC.,

as Parent Borrower, and

ACI WORLDWIDE CORP.

as Subsidiary Borrower,

the Lenders referred to herein,

BANK OF AMERICA, N.A.,

as Administrative Agent,

Swingline Lender and Issuing Lender

MERRILL LYNCH, PIERCE, FENNER &

SMITH INCORPORATED,

WELLS FARGO SECURITIES, LLC

and

PNC CAPITAL MARKETS LLC

as Joint Lead Arrangers and Joint Bookrunners

WELLS FARGO BANK, NATIONAL ASSOCIATION

and

PNC BANK, NATIONAL ASSOCIATION,

as Co-Syndication Agents

CITIZENS BANK, N.A.,

TD BANK, N.A.,

HSBC BANK USA, N.A.,

REGIONS BANK, N.A.,

FIFTH THIRD BANK

and

BBVA COMPASS,

as Co-Documentation Agents

-i-

-ii-

-iii-

-iv-

EXHIBITS

Exhibit A-1	-	Form of Revolving Credit Note
Exhibit A-2	-	Form of Term Loan Note
Exhibit A-3	-	Form of Swingline Note
Exhibit A-4	-	Form of Delayed Draw Term Loan Note
Exhibit A-5	-	Form of Notice of Borrowing
Exhibit A-6	-	Form of Swingline Notice
Exhibit B	-	Form of Notice of Account Designation
Exhibit C	-	Form of Notice of Prepayment
Exhibit D	-	Form of Notice of Conversion/Continuation
Exhibit E	-	Form of Officer’s Compliance Certificate
Exhibit F	-	Form of Assignment and Assumption
Exhibit G	-	Form of Guaranty Agreement
Exhibit H-1	-	Form of Tax Compliance Certificate
Exhibit H-2	-	Form of Tax Compliance Certificate
Exhibit H-3	-	Form of Tax Compliance Certificate
Exhibit H-4	-	Form of Tax Compliance Certificate

SCHEDULES

Schedule 1.1(a)	-	Commitments
Schedule 1.1(b)	-	Existing Letters of Credit
Schedule 7.1(a)	-	Jurisdictions of Organization and Qualification
Schedule 7.1(b)	-	Subsidiaries and Capitalization
Schedule 7.1(h)	-	ERISA Plans
Schedule 7.1(i)	-	Labor and Collective Bargaining Agreements
Schedule 7.1(q)	-	Indebtedness and Guaranty Obligations
Schedule 9.14	-	Post-Closing Matters
Schedule 11.1	-	Existing Indebtedness
Schedule 11.2	-	Existing Liens
Schedule 11.3	-	Existing Loans, Advances and Investments
Schedule 11.8	-	Transactions with Affiliates

-v-

SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of April 5, 2019, by and among ACI WORLDWIDE, INC., a Delaware corporation (the “Parent Borrower”), and ACI WORLDWIDE CORP., a Nebraska corporation (the “Subsidiary Borrower”, together with the Parent Borrower the “Borrowers”) the lenders who are or may become a party to this Agreement (collectively, the “Lenders”) and BANK OF AMERICA, N.A., a national banking association, as Administrative Agent for the Lenders.

STATEMENT OF PURPOSE

The Borrowers have requested and, subject to the terms and conditions hereof, the Administrative Agent and the Lenders have agreed, to extend certain credit facilities to the Borrowers on the terms and conditions of this Agreement.

The Borrowers have agreed to secure all of their Secured Obligations by granting to the Administrative Agent, for the benefit of the Secured Parties, first priority Liens on its assets, including a pledge of all of the Capital Stock of each of the Parent Borrower’s Domestic Subsidiaries and sixty five percent (65%) of all the voting Capital Stock (and one hundred percent (100%) of any non-voting Capital Stock) of each of the Parent Borrower’s First-Tier Foreign Subsidiaries.

The Credit Parties have agreed to guarantee the obligations of the Borrowers hereunder and to secure their respective Secured Obligations by granting to the Administrative Agent, for the benefit of the Secured Parties, first priority Liens on their respective assets, including a pledge of all of the Capital Stock of each of their respective Domestic Subsidiaries and sixty five percent (65%) of all the voting Capital Stock (and one hundred percent (100%) of any non-voting Capital Stock) of each of their respective First-Tier Foreign Subsidiaries.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

“2026 Senior Notes” means the $400,000,000 5.750% Senior Notes of the Parent Borrower due 2026.

“2026 Senior Notes Indenture” means that certain Indenture dated August 21, 2018 by and among the Parent Borrower, the guarantors party thereto and Wilmington Trust, National Association.

“Acquired Business” means ECG together with its subsidiaries.

“Acquisition” means the acquisition by the Subsidiary Borrower of all of the outstanding shares of capital stock of ECG pursuant to the Acquisition Agreement.

“Acquisition Agreement” means that certain Stock Purchase Agreement, dated as of February 28, 2019, among Western Union and the Borrowers (together with the exhibits and schedules thereto), as modified, amended, supplemented, consented to or waived from time to time in accordance with Section 6.1(b) hereof.

“Acquisition Agreement Representations” means such of the representations and warranties made by Western Union with respect to the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that either Borrower or its Affiliates has the right to terminate the obligations of such Borrower or its Affiliates under the Acquisition Agreement or to decline to consummate the Acquisition (or otherwise do not have an obligation to close) pursuant to the Acquisition Agreement, as a result of a breach of such representations and warranties.

“Administrative Agent” means Bank of America, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 13.6.

“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 14.1(d).

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, any other Person (other than, with respect to the Parent Borrower, a Subsidiary of the Parent Borrower) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries. As used in this definition, the term “control” means (a) with respect to the Parent Borrower or any Subsidiary of the Parent Borrower, the power to vote five percent (5%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. The terms “controlling” and “controlled” have meanings correlative thereto.

“Agents” means the Administrative Agent and the Arranger.

“Aggregate Revolving Commitment” means the aggregate amount of the Lenders’ Revolving Credit Commitments hereunder, as such amount may be increased, reduced or otherwise modified at any time or from time to time pursuant to the terms hereof. On the Restatement Date, the Aggregate Revolving Commitment shall be $500,000,000.

“Agreement” means this Amended and Restated Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means the corresponding percentages per annum as set forth below based on the Consolidated Total Leverage Ratio:

			Loans
Pricing Level	Consolidated Total Leverage Ratio	Commitment Fee	LIBOR Rate +	Base Rate +
I	Greater than or equal 3.75 to 1.00	0.35%	2.25%	1.25%
II	Greater than or equal to 3.00 to 1.00, but less than 3.75 to 1.00	0.30%	2.00%	1.00%
III	Greater than or equal to 2.50 to 1.00, but less than 3.00 to 1.00	0.25%	1.75%	0.75%
IV	Greater than or equal to 1.50 to 1.00, but less than 2.50 to 1.00	0.20%	1.50%	0.50%
V	Less than 1.50 to 1.00	0.15%	1.25%	0.25%

The Applicable Margin shall be determined and adjusted on the date (each a “Calculation Date”) ten (10) Business Days after the day the Parent Borrower provides an Officer’s Compliance Certificate pursuant to Section 8.2 for the most recently ended fiscal quarter or Fiscal Year, as applicable, of the Parent Borrower; provided that (a) the Applicable Margin in effect as of the Restatement Date will be Level III until the first Calculation Date occurring after the first full fiscal quarter after the Restatement Date and, thereafter the Pricing Level shall be determined by reference to the Consolidated Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Parent Borrower preceding the applicable Calculation Date until the Closing Date, (b) the Applicable Margin in effect as of the Closing Date will be Level I until the first Calculation Date occurring after the first full fiscal quarter after the Closing Date and, thereafter the Pricing Level shall be determined by reference to the Consolidated Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Parent Borrower preceding the applicable Calculation Date and (c) if the Parent Borrower fails to provide the Officer’s Compliance Certificate as required by Section 8.2 for the most recently ended fiscal quarter of the Parent Borrower preceding the applicable Calculation Date, the Applicable Margin from such Calculation Date shall be based on Pricing Level I until such time as an appropriate Officer’s Compliance Certificate is provided, at which time the Pricing Level shall be determined by reference to the Consolidated Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Parent Borrower preceding such Calculation Date. The Applicable Margin shall be effective from one Calculation Date until the next Calculation Date. Any increase or decrease in the Applicable Margin resulting from a change in the Consolidated Total Leverage Ratio shall become effective on the applicable Calculation Date. Any adjustment in the Applicable Margin shall be applicable to all Revolving Credit Loans, Term Loans and Swingline Loans then existing or subsequently made or issued.

If, as a result of any restatement of or other adjustment to the financial statements of the Parent Borrower or for any other reason, the Lenders determine that (a) the Consolidated Total Leverage Ratio as calculated by the Parent Borrower as of any applicable date was inaccurate and (b) a proper calculation of the Consolidated Total Leverage Ratio would have resulted in different pricing for any period, then (i) if the proper calculation of the Consolidated Total Leverage Ratio would have resulted in higher pricing for such period, the Parent Borrower shall automatically and retroactively be obligated to pay to the Administrative Agent for the benefit of the applicable Lenders, promptly on demand by the Administrative Agent, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period, and (ii) if the proper calculation of the Consolidated Total Leverage Ratio would have resulted in lower pricing for such period, the Lenders shall have no obligation to repay any interest or fees to the Borrowers; provided that if, as a result of any restatement or other event, a proper calculation of the Consolidated Total Leverage Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by the Borrowers pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amount of interest and fees paid for all such periods. Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Sections 5.1(c) and 12.2 nor any of their other rights under this Agreement. The Borrowers’ obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

The Applicable Margins set forth above shall be increased as, and to the extent, required by Sections 2.7 and 2.8.

“Applicable Percentage” means, (a) with respect to any Term Loan Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Loan Facility represented by (i) on or prior to the Restatement Date, such Term Loan Lender’s Term Loan Commitment at such time, subject to adjustment as provided in Section 5.14, and (ii) thereafter, the principal amount of such Term Loan Lender’s Term Loans at such time and (b) with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time, subject to adjustment as provided in Section 5.14. If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the Issuing Lender to make L/C Credit Extensions have been terminated pursuant to Section 12.2, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of such Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each Credit Facility is set forth opposite the name of such Lender on Schedule 1.1(a) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement) in its capacity as sole lead arranger and sole bookrunner and its successors.

“Asset Disposition” means the disposition of any or all of the assets (including, without limitation, any Capital Stock owned thereby) of any Credit Party or any Subsidiary thereof whether by sale, lease, transfer or otherwise, and any issuance of Capital Stock by any Subsidiary of the Parent Borrower to any Person that is not a Credit Party or any Subsidiary thereof. The term “Asset Disposition” shall not include (a) any Equity Issuance by the Parent Borrower, (b) the sale of inventory in the ordinary course of business, (c) the transfer of assets to either Borrower or any Subsidiary Guarantor pursuant to any other transaction permitted pursuant to Section 11.4, (d) the write-off, discount, sale or other disposition of defaulted or past-due receivables and similar obligations in the ordinary course of business and not undertaken as part of an accounts receivable financing transaction, (e) the disposition of any Hedging Agreement, (f) dispositions of Investments in cash and Cash Equivalents or (g) (i) the transfer by any Credit Party of its assets to any other Credit Party, (ii) the transfer by any Subsidiary of the Parent Borrower that is not a Subsidiary Guarantor or the Subsidiary Borrower of its assets to any Credit Party (provided that in connection with any new transfer, such Credit Party shall not pay more than an amount equal to the fair market value of such assets as determined in good faith at the time of such transfer) and (iii) the transfer by any Subsidiary of the Parent Borrower that is not a Subsidiary Guarantor or the Subsidiary Borrower of its assets to any other Subsidiary of the Parent Borrower that is not a Subsidiary Guarantor or the Subsidiary Borrower.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 14.10), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear as a liability on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear as a liability on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Auto-Extension Letter of Credit” has the meaning assigned thereto in Section 3.1(c)(iii).

“Auto-Reinstatement Letter of Credit” has the meaning assigned thereto in Section 3.1(c)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the LIBOR Rate plus 1.00; provided that if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 5.8 or 5.16 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 5.1(a).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrowing” means a Revolving Credit Borrowing or a Swingline Borrowing, as the context may require.

“Borrowers” has the meaning assigned thereto in the introductory paragraph hereto.

“Borrowers Materials” has the meaning assigned thereto in Section 8.4(f).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Applicable Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any LIBOR Rate Loan, means any such day that is also a London banking day.

“Calculation Date” has the meaning assigned thereto in the definition of Applicable Margin.

“Capital Lease” means any lease of any property by the Parent Borrower or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease or finance lease on a Consolidated balance sheet of the Parent Borrower and its Subsidiaries. Notwithstanding the foregoing or any other provision contained in this Agreement or in any Loan Document, any obligations related to a lease (whether now or hereafter existing) that would be accounted for by such Person as an operating lease in accordance with GAAP without giving effect to Accounting Standards Update No. 2016-02 issued by the Financial Accounting Standards Board (whether or not such lease exists as of the Restatement Date or is thereafter entered into) shall be accounted for as an operating lease and not a capital lease or finance lease for all purposes under this Agreement and the Loan Documents.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Lender or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the Issuing Lender shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Lender.

“Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.

“Cash Equivalents” has the meaning assigned thereto in Section 11.3(b).

“Cash Management Agreement” means any agreement (i) to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements or (ii) in respect of bank overdraft facilities or other indebtedness to fund overdrafts in settlement accounts or similar items in the ordinary course of business.

“Cash Management Bank” means any Person that is a Lender, an Affiliate of a Lender, the Administrative Agent, an Affiliate of the Administrative Agent, the Arranger or an Affiliate of the Arranger, each in its capacity as a party to such Cash Management Agreement on the Restatement Date with respect to a Cash Management Agreement existing as of the Restatement Date or at the time it enters into a Cash Management Agreement permitted under Article XI.

“Change in Control” means an event or series of events by which (a) any person or group of persons (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), shall directly or indirectly, in one or more series of transactions, become the “beneficial owner” (as such term is used in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), of more than thirty percent (30%) of the Capital Stock or thirty percent (30%) of the voting power of the Parent Borrower entitled to vote in the election of members of the board of directors of the Parent Borrower, (b) there shall have occurred under any indenture or other instrument evidencing any Indebtedness in excess of $25,000,000 any “change in control” or similar provision (as set forth in the indenture, agreement or other evidence of such Indebtedness) obligating the Parent Borrower to repurchase, redeem or repay all or any part of the Indebtedness or Capital Stock provided for therein or (c) a majority of the members of the board of directors (or other equivalent governing body) of the Parent Borrower shall not constitute Continuing Directors.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.

“Class” means, when used in reference to any Loan, whether such Loan is a Revolving Credit Loan, Swingline Loan or Term Loan and, when used in reference to any Commitment, whether such Commitment is a Revolving Credit Commitment or a Term Loan Commitment.

“Closing Date” means the date on which the conditions specified in Section 6.1 are satisfied (or waived in accordance with Section 14.2).

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the “Collateral” and “Mortgaged Property” or other similar terms referred to in the Security Documents and all of the other property that is or is intended under the terms of the Security Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Agreement” means the amended and restated collateral agreement dated as of February 24, 2017 executed by the Credit Parties in favor of the Administrative Agent, for the benefit of the Secured Parties, which shall be in form and substance acceptable to the Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Commitment” means, as to any Lender, such Lender’s Revolving Credit Commitment, Term Loan Commitment, Delayed Draw Term Loan Commitment and/or Incremental Term Loan Commitment, as applicable, in each case, in the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1(a) or in the Assignment and Assumption pursuant to which such Lender became a party hereto, pursuant to the terms hereof.

“Commitment Fee” has the meaning assigned thereto in Section 5.3(a).

“Commitment Percentage” means, as to any Lender at any time, such Lender’s Revolving Credit Commitment Percentage, Delayed Draw Term Loan Commitment Percentage or Incremental Term Loan Percentage, as applicable.

“Commitment Termination Date” has the meaning assigned thereto in Section 4.5(c)(ii).

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of LIBOR Rate Loans, pursuant to Section 2.3(a), which shall be substantially in the form of Exhibit A-5 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Parent Borrower.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Parent Borrower and its Subsidiaries in accordance with GAAP: (a) Consolidated Net Income for such period plus (b) the sum of the following, without duplication, to the extent deducted in determining Consolidated Net Income for such period: (i) income and franchise taxes paid during such period, (ii) Consolidated Interest Expense for such period, (iii) amortization, depreciation and other non-cash charges including, without limitation, non-cash equity compensation expenses for such period (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future), (iv) extraordinary losses during such period (other than from discontinued operations), (v) Transaction Costs, (vi) any non-recurring integration, severance, relocation, transition or business optimization expenses and other restructuring costs, incurred in connection with any Permitted Acquisition (to the extent accrued, payable or paid within 12 months of the applicable closing date thereof) in an aggregate amount not to exceed twenty percent (20%) of the Consolidated EBITDA (determined without reference to this clause (vi)) for such period, in each case, to the extent (A) actually paid during such period or (B) representing an accrual or reserve for potential cash items in respect of the foregoing in any future period; provided that, in the case of this clause (B), the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to the extent that such cash payment would be duplicative of any accrual or reserve that is already included in the calculation of Consolidated EBITDA, (vii) non-recurring cash charges and expenses in an aggregate amount not to exceed seven and a half percent (7.5%) of the Consolidated EBITDA (determined without reference to this clause (vii)) for such period; provided that such charges and expenses would be classified as “non-recurring items” and (viii) non-cash adjustments of deferred revenue which would reasonably have been included in determining Consolidated Net Income for such period, but for the application of purchase accounting rules, less (c) (i) interest income and any extraordinary or non-cash gains and (ii) non-recurring cash gains. For purposes of this Agreement, Consolidated EBITDA shall be adjusted on a Pro Forma Basis.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date to (b) Consolidated Interest Expense for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.

“Consolidated Interest Expense” means, with respect to the Parent Borrower and its Subsidiaries for any period, the gross interest expense (including, without limitation, interest expense attributable to Capital Leases and all net payment obligations pursuant to Hedging Agreements) of the Parent Borrower and its Subsidiaries, all determined for such period on a Consolidated basis, without duplication, in accordance with GAAP.

“Consolidated Net Income” means, with respect to the Parent Borrower and its Subsidiaries, for any period of determination, the net income (or loss) of the Parent Borrower and its Subsidiaries for such period, determined on a Consolidated basis, without duplication, in accordance with GAAP; provided that there shall be excluded from Consolidated Net Income (a) the net income (or loss) of any Person (other than a Subsidiary which shall be subject to clause (c) below), in which the Parent Borrower or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid in cash to the Parent Borrower or any of its Subsidiaries by dividend or other distribution during such period, (b) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any of its Subsidiaries or that Person’s assets are acquired by such Person or any of its Subsidiaries except to the extent included pursuant to the foregoing clause (a), and (c) the net income (if positive) of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to the Parent Borrower or any of its Subsidiaries of such net income (i) is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute rule or governmental regulation applicable to such Subsidiary or (ii) would be subject to any taxes payable on such dividends or distributions, but in each case only to the extent of such prohibition or taxes.

“Consolidated Senior Secured Indebtedness” means, as of any date of determination, with respect to the Parent Borrower and its Subsidiaries on a Consolidated basis without duplication, the sum of all Consolidated Total Indebtedness that is secured by a Lien on any asset or property of the Parent Borrower or any of its Subsidiaries.

“Consolidated Senior Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Senior Secured Indebtedness on such date minus the amount of Unrestricted cash and Cash Equivalents of the Parent Borrower and its Subsidiaries as of such date of determination up to $150,000,000 to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.

“Consolidated Total Assets” means, the total assets of the Parent Borrower and its Subsidiaries, determined on a Consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Parent Borrower delivered pursuant to Section 8.1(a) or 8.1(b), as applicable.

“Consolidated Total Indebtedness” means, as of any date of determination with respect to the Parent Borrower and its Subsidiaries on a Consolidated basis without duplication, the sum of all Indebtedness of the Parent Borrower and its Subsidiaries in accordance with GAAP.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness on such date to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.

“Consolidated Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness on such date minus the amount of Unrestricted cash and Cash Equivalents of the Parent Borrower and its Subsidiaries as of such date of determination up to $150,000,000 to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.

“Continuing Directors” means the directors of the Parent Borrower on the Restatement Date and each other director of the Parent Borrower, if, in each case, such other director’s nomination for election to the board of directors (or equivalent governing body) of the Parent Borrower is recommended by, or approved by, at least 51% of the then Continuing Directors.

“Corporate Restructuring” means the transfer of any Foreign Subsidiary (or any Capital Stock of any Foreign Subsidiary) (which transfer, for the avoidance of doubt, may take the form of a consolidation or merger) to any other Foreign Subsidiary of the Parent Borrower, or the transfer by any Foreign Subsidiary of any Domestic Subsidiary (or Capital Stock of any Domestic Subsidiary) (which transfer, for the avoidance of doubt, may take the form of a consolidation or merger) to any other Foreign Subsidiary or Domestic Subsidiary of the Parent Borrower, in each case, in connection with bona fide tax planning activities so long as (a) taken as a whole, the value of the Collateral securing the Obligations is not materially reduced and (b) the security interests of the Administrative Agent, on behalf of the Lenders, in the Collateral, taken as a whole, are not materially impaired, in each case, as reasonably determined by the Administrative Agent in consultation with the Parent Borrower.

“Credit Agreement Refinancing Indebtedness” means Indebtedness issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans or Revolving Credit Loans (“Refinanced Debt”); provided that such exchanging, extending, renewing, replacing or refinancing Indebtedness (a) is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt (including any premium, accrued interest and fees and expenses incurred in connection with such exchange, extension, renewal, replacement or refinancing ), (b) does not mature earlier than or have a weighted average life to maturity shorter than the Refinanced Debt (or, in the case of any Indebtedness that is not issued or incurred under this Agreement, no earlier than the date that is 91 days after the latest stated maturity date that is then applicable to any Extension of Credit or Commitment), (c) is not guaranteed by any Person that is not a Credit Party, (d) in the case of any secured Indebtedness, is not secured by any assets not securing the Secured Obligations and, is secured on a pari passu (or junior) priority basis, (e) to the extent such Indebtedness is not issued or incurred under this Agreement, shall be subject to an intercreditor agreement in form and substance satisfactory to the Administrative Agent and (f) has terms and conditions (excluding pricing, interest rate margins, rate floors, discounts, fees, premiums and prepayment or redemption provisions) that are not materially more favorable (when taken as a whole) to the lenders or investors providing such Indebtedness (as reasonably determined by the Borrowers) than the terms and conditions of this Agreement (when taken as a whole) are to the Term Loan Lenders or Revolving Credit Lenders, as applicable, (except for covenants or other provisions applicable only to periods after the latest stated maturity date that is then applicable to any Extension of Credit or Commitment, at the time of such exchange, extension, renewal, replacement or refinancing) (it being understood and agreed that, to the extent that any financial maintenance covenant or other term or condition is added for the benefit of the lenders or investors providing any such Indebtedness, no consent shall be required by the Administrative Agent or any of the Term Loan Lenders or Revolving Credit Lenders, as applicable, if such financial maintenance covenant or other term or condition is either (i) also added for the benefit of any corresponding Term Loans or Revolving Credit Loans remaining outstanding after the issuance or incurrence of such Indebtedness or (ii) only applicable after the Term Loan Maturity Date or Revolving Credit Maturity Date, as applicable, at the time of such exchange, extension, renewal, replacement or refinancing).

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Facility” means, collectively, the Revolving Credit Facility, the Swingline Facility, the L/C Facility and the Term Loan Facility.

“Credit Parties” means, collectively, the Borrowers and the Subsidiary Guarantors.

“Debt Issuance” means the issuance of any Indebtedness for borrowed money by any Credit Party or any of its Subsidiaries.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Applicable Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 12.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 5.14(b), any Lender that (a) has failed to (i) fund all or any portion of the Revolving Credit Loans, any Term Loan, participations in L/C Obligations or participations in Swingline Loans required to be funded by it hereunder within two Business Days of the date such Loans or participations were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Parent Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Parent Borrower, the Administrative Agent, the Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Parent Borrower, to confirm in writing to the Administrative Agent and the Parent Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Parent Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any (A) Debtor Relief Law or (B) a Bail-In Action, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 5.14(b)) upon delivery of written notice of such determination to the Parent Borrower, the Issuing Lender, the Swingline Lender and each Lender.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the applicable rate, if any, applicable to Base Rate Loans under the Credit Facility plus (iii) 2% per annum; provided, however, that with respect to a LIBOR Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any applicable rate) otherwise applicable to such Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the applicable rate plus 2% per annum.

“Delayed Draw Term Loan Commitment” means (a) as to any Lender, the obligation of such Lender to make a portion of the Delayed Draw Term Loans to the account of the Borrowers hereunder on the Closing Date in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1(a), as such amount may be increased, reduced or otherwise modified at any time or from time to time pursuant to the terms hereof and (b) as to all Lenders, the aggregate commitment of all Lenders to make such Delayed Draw Term Loans. The aggregate Delayed Draw Term Loan Commitment with respect to the Delayed Draw Term Loan of all Lenders on the Restatement Date shall be $500,000,000.

“Delayed Draw Term Loan Commitment Percentage” means, as to any Delayed Draw Term Loan Lender at any time, the ratio of (a) the amount of the Delayed Draw Term Loan Commitment of such Delayed Draw Term Loan Lender to (b) the Delayed Draw Term Loan Commitments of all Delayed Draw Term Loan Lenders.

“Delayed Draw Term Loan Lender” means, at any time, (a) so long as any Delayed Draw Term Loan Commitment is in effect, any Lender that has a Delayed Draw Term Loan Commitment at such time or (b) if the Delayed Draw Term Loan Commitments have terminated or expired, any Lender that has a Delayed Draw Term Loan.

“Delayed Draw Term Loan Maturity Date” means the first to occur of (a) April 5, 2024 and (b) the date of acceleration of the Delayed Draw Term Loans pursuant to Section 12.2(a).

“Delayed Draw Term Loan Note” means a promissory note made by the Borrowers in favor of a Delayed Draw Term Loan Lender evidencing the portion of the Delayed Draw Term Loans made by such Delayed Draw Term Loan Lender, substantially in the form attached as Exhibit A-4, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Delayed Draw Term Loans” means that certain term loan made pursuant to Section 4.1(b).

“Disputes” means any dispute, claim or controversy arising out of, connected with or relating to this Agreement or any other Loan Document, between or among parties hereto and to the other Loan Documents.

“Disqualified Capital Stock” means any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), in whole or in part, (c) provides for the scheduled payment of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is 91 days after the Term Loan Maturity Date; provided, that if such Capital Stock is issued pursuant to a plan for the benefit of the Parent Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Parent Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disregarded Foreign Entity” means any Foreign Subsidiary that is disregarded as an entity separate from a Borrower for U.S. federal income tax purposes.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States, any state thereof or the District of Columbia, other than any such Subsidiary that is a First-Tier Foreign Subsidiary.

“ECG” means E Commerce Group Products, Inc., a New York corporation.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Credit Commitment, the Swingline Lender and the Issuing Lender, and (iii) unless a Default or Event of Default has occurred and is continuing, the Parent Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Parent Borrower or any of the Parent Borrower’s Affiliates or Subsidiaries.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, other than a Multiemployer Plan, that (a) is maintained, funded or administered by any Credit Party or any ERISA Affiliate for employees of any Credit Party or (b) has at any time within the preceding six (6) years been maintained, funded or administered by any Credit Party or any ERISA Affiliate for the employees of any Credit Party or any current or former ERISA Affiliate.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, written claims, liens, written accusations, written allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“Equity Issuance” means (a) any issuance by any Credit Party or any Subsidiary thereof to any Person that is not a Credit Party or a Subsidiary thereof, of (i) shares of its Capital Stock, (ii) any shares of its Capital Stock pursuant to the exercise of options or warrants or (iii) any shares of its Capital Stock pursuant to the conversion of any debt securities to equity and (b) any capital contribution from any Person that is not a Credit Party into any Credit Party or any Subsidiary thereof. The term “Equity Issuance” shall not include (A) any Asset Disposition, (B) any Debt Issuance, (C) the issuance of any Capital Stock of the Borrowers constituting Acquisition Equity Consideration or (D) the issuance of any Capital Stock of the Parent Borrower or any of its Subsidiaries pursuant to any employee stock or stock option compensation plan.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

“ERISA Affiliate” means any Person who together with any Credit Party is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means any of the events specified in Section 12.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Excluded Swap Obligation” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodities Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Credit Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (or, to the extent such Lender did not fund an applicable Loan pursuant to a prior commitment, on the date on which such Lender acquires its interest in such Loan) (other than pursuant to an assignment request by the Borrowers under Section 5.12(b)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 5.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.11(g) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Letters of Credit” means each of the Letters of Credit outstanding on the Restatement Date and listed on Schedule 1.1(b) hereto.

“Extensions of Credit” means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (ii) such Lender’s Revolving Credit Commitment Percentage of the L/C Obligations then outstanding, (iii) such Lender’s Revolving Credit Commitment Percentage of the Swingline Loans then outstanding and (iv) the aggregate principal amount of all Term Loans made by such Lender then outstanding or (b) the making of any Loan or participation in any Letter of Credit by such Lender, as the context requires.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, as of the date of this Agreement (or any amended or successor version described above) and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FDIC” means the Federal Deposit Insurance Corporation, or any successor thereto.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means (a) the separate fee letter agreement executed by the Parent Borrower and the Administrative Agent and/or certain of its affiliates dated February 28, 2019 and (b) the separate agency fee letter agreement executed by the Parent Borrower and the Administrative Agent and/or certain of its affiliates dated February 28, 2019.

“First-Tier Foreign Subsidiary” means (i) any Foreign Subsidiary owned directly by any Credit Party and (ii) any Subsidiary, substantially all of the assets of which consist of stock in Foreign Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957 of the Code for U.S. federal income tax purposes.

“Fiscal Year” means each fiscal year of the Parent Borrower and its Subsidiaries ending on December 31.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural Person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied and maintained for the Parent Borrower and its Subsidiaries throughout the period indicated and (subject to Section 14.9) consistent with the prior financial practice of the Parent Borrower and its Subsidiaries.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guaranty Obligation” means, with respect to the Parent Borrower and its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, (f) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedge Bank” means any Person that is a Lender, an Affiliate of a Lender, the Administrative Agent, an Affiliate of the Administrative Agent, the Arranger or an Affiliate of the Arranger, each in its capacity as a party to such Hedging Agreement on the Restatement Date with respect to a Hedging Agreement existing as of the Restatement Date or at the time it enters into a Hedging Agreement permitted under Article XI.

“Hedging Agreement” means any agreement with respect to any Interest Rate Contract, forward rate agreement, commodity swap, forward foreign exchange agreement, currency swap agreement, cross-currency rate swap agreement, currency option agreement or other agreement or arrangement designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices, all as amended, restated, supplemented or otherwise modified from time to time.

“Honor Date” has the meaning assigned thereto in Section 3.1(d).

“Immaterial Subsidiary” means, on any date of determination, any Subsidiary of the Parent Borrower that (i) has less than 5% of Consolidated total assets and 5% of annual Consolidated revenues of the Parent Borrower and its Subsidiaries, in each case as reflected on the most recent financial statements delivered pursuant to Section 8.1 prior to such date, and (ii) has been designated as such by the

Parent Borrower in a written notice delivered to the Administrative Agent (other than any such Subsidiary as to which the Parent Borrower has revoked such designation by written notice to the Administrative Agent); provided that at no time shall all Immaterial Subsidiaries so designated by the Parent Borrower have in the aggregate Consolidated total assets or annual Consolidated revenues, respectively, in each case as reflected on the most recent financial statements delivered pursuant to Section 8.1 prior to such time, in excess of 5% of Consolidated total assets or 10% of annual Consolidated revenues, respectively, of the Parent Borrower and its Subsidiaries.

“Increasing Revolving Lender” has the meaning assigned thereto in Section 2.7(b).

“Incremental Amount” means (i) the greater of (x) $300,000,000 and (y) 75% of Consolidated EBITDA for the period of four (4) consecutive fiscal quarters most recently ended on or prior to such date for which financial statements have been delivered pursuant to Section 8.1 plus (ii) any additional amount so long as immediately after giving effect to the increase in the Revolving Credit Commitment (assuming a full draw on such increase in the Revolving Credit Commitment and without “netting” the cash proceeds thereof on the consolidated balance sheet of the Parent Borrower and its subsidiaries) or the incurrence of the Incremental Term Loans, as applicable, and the use of proceeds thereof, the Consolidated Senior Secured Net Leverage Ratio for the most recently ended fiscal quarter is less than or equal to 3.50 to 1.00 on a Pro Forma Basis.

“Incremental Term Lender” has the meaning assigned thereto in Section 2.8(b).

“Incremental Term Loan” has the meaning assigned thereto in Section 2.8(a).

“Incremental Term Loan Commitment” means (a) as to any Incremental Term Lender, the obligation of such Incremental Term Lender to make an Incremental Term Loan to or for the account of the Borrowers in accordance with Section 2.8 and (b) as to all Incremental Term Lenders, the aggregate commitment of all Incremental Term Lenders to make Incremental Term Loans in accordance with Section 2.8.

“Incremental Term Loan Effective Date” means the date, which shall be a Business Day, on or before the Term Loan Maturity Date, but no earlier than thirty (30) days after any Incremental Term Loan Notification Date (unless a shorter period is agreed to by all the affected Incremental Term Lenders), on which each of the Incremental Term Lenders makes Incremental Term Loans to the Borrowers pursuant to Section 2.8.

“Incremental Term Loan Facility” means the incremental term loan facility established pursuant to Section 2.8.

“Incremental Term Loan Note” means a promissory note made by the Borrowers in favor of an Incremental Term Lender evidencing the Incremental Term Loans made by such Incremental Term Lender, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Incremental Term Loan Notification” means the written notice by the Parent Borrower of its request to borrow Incremental Term Loans pursuant to Section 2.8.

“Incremental Term Loan Notification Date” means the date on which the Incremental Term Loan Notification is received by the Administrative Agent.

“Incremental Term Loan Percentage” means, as to any Incremental Term Lender at any time, the ratio of (a) the amount of the Incremental Term Loan Commitment of such Incremental Term Lender to (b) the Incremental Term Loan Commitments of all Incremental Term Lenders.

“Indebtedness” means, with respect to any Person at any date and without duplication, the sum of the following:

(a) all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;

(b) all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all obligations under non-competition, earn-out or similar agreements), except trade payables arising in the ordinary course of business not more than ninety (90) days past due, or that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person;

(c) the Attributable Indebtedness of such Person with respect to such Person’s obligations in respect of Capital Leases and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);

(d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(e) all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements except trade payable arising in the ordinary course of business), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including, without limitation, any Reimbursement Obligation, and banker’s acceptances issued for the account of any such Person;

(g) all obligations of any such Person to redeem, repurchase, exchange, defease or otherwise make payments in respect of Disqualified Capital Stock of such Person;

(h) all Net Hedging Obligations of such Person; and

(i) all Guaranty Obligations of any such Person with respect to any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (i) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person and (ii) not include obligations of such Person in respect of bank overdraft facilities or other indebtedness to fund overdrafts in settlement accounts or similar items in the ordinary course of business.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Information” has the meaning assigned thereto in Section 14.11.

“Initial Term Loans” means that certain term loan made pursuant to Section 4.1(a).

“Insurance and Condemnation Event” means the receipt by any Credit Party or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective Property.

“Interest Period” has the meaning assigned thereto in Section 5.1(b).

“Interest Rate Contract” means any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement, interest rate option or any other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any Person and any confirming letter executed pursuant to such agreement, all as amended, restated, supplemented or otherwise modified from time to time.

“Investment” has the meaning assigned thereto in Section 11.3.

“IRS” means the United States Internal Revenue Service.

“ISP” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

“Issuing Lender” means Bank of America, in its capacity as issuer of any Letters of Credit issued hereunder, or any successor thereto.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit, which has not been reimbursed on the date when made or refinanced as a Borrowing.

“L/C Commitment” means the lesser of (a) $35,000,000 and (b) an amount equal to the Revolving Credit Commitment.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Facility” means the letter of credit facility established pursuant to Article III.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all unreimbursed amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.8. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participants” means the collective reference to all the Revolving Credit Lenders other than the Issuing Lender.

“Lender” means each Person executing this Agreement as a Lender on the Restatement Date (including, without limitation, the Issuing Lender and the Swingline Lender unless the context otherwise requires) set forth on the signature pages hereto and each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 2.7, 2.8 or 14.10, other than any Person that ceases to be a party hereto as a Lender pursuant to an Assignment and Assumption.

“Lender Addition and Acknowledgement Agreement” means, each agreement, in form and substance satisfactory to the Administrative Agent, executed pursuant to Section 2.7 and/or Section 2.8 by the Borrowers and any existing Lender or New Lender committing to provide an increase in the Revolving Credit Commitment and/or Incremental Term Loans and, in each case, acknowledged by the Administrative Agent and each Subsidiary Guarantor, (a) setting forth the terms and conditions of (i) any increase in the Revolving Credit Commitment pursuant to Section 2.7 and/or (ii) any Incremental Term Loans pursuant to Section 2.8 and (b) acknowledging that any New Lender shall be a party hereto and have the rights (including, without limitation, voting rights) and obligations of a Lender hereunder.

“Lenders” has the meaning set forth in the preamble to this Agreement.

“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit.

“Letter of Credit Application” means an application, in the form specified by the Issuing Lender from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“Letter of Credit Expiration Date” means the fifth (5th) Business Day prior to the Revolving Credit Maturity Date.

“Letters of Credit” has the meaning assigned thereto in Section 3.1(a).

“LIBOR Rate” means:

(a) for any Interest Period with respect to a LIBOR Rate Loan, the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars for a period equal in length to such Interest Period) (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits with a term of one month commencing that day; and

(c) if the LIBOR Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“LIBOR Rate Loan” means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 5.1(a).

“LIBOR Successor Rate” shall have the meaning set forth in Section 5.16.

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definitions of Base Rate, Interest Period, LIBOR Rate, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement).

“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Liquidity Amount” means, as of any date of determination, an amount equal to the sum of (a) the total amount of Unrestricted cash on hand of the Parent Borrower and its Subsidiaries as of such date plus (b) the total amount of Unrestricted Cash Equivalents of the Parent Borrower and its Subsidiaries as of such date plus (c) the aggregate unused portion of the Revolving Credit Commitments at such time; provided that the amounts set forth in clauses (a) and (b) above shall be determined in good faith by the Parent Borrower and certified as accurate by a Responsible Officer of the Parent Borrower.

“Loan Documents” means, collectively, this Agreement, each Note, the Letter of Credit Applications, the Subsidiary Guaranty Agreement, the Parent Guaranty Agreement, each Security Document, each Lender Addition and Acknowledgement Agreement (if any) and each other document, instrument, certificate and agreement executed and delivered by the Parent Borrower or any of its Subsidiaries in connection with this Agreement or otherwise referred to herein or contemplated hereby, all as may be amended, restated, supplemented or otherwise modified from time to time.

“Loan Obligations” shall have the meaning set forth in Section 14.26.

“Loans” means the collective reference to the Revolving Credit Loans, the Swingline Loans and the Term Loans, and “Loan” means any of such Loans.

“Luxembourg Holding” means ACI Worldwide Luxembourg Holding S.à r.l., an entity organized under the laws of Luxembourg.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Parent Borrower or the Parent Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Credit Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Credit Party of any Loan Document to which it is a party.

“Material Contract” means any contract or other agreement, written or oral, of the Parent Borrower or any of its Subsidiaries the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

“Material Real Property” means Real Property owned in fee simple by a Credit Party with a fair market value at the time of the acquisition thereof of an amount equal to $25,000,000 individually or $75,000,000 in the aggregate.

“Material Subsidiary” means, any Subsidiary of the Parent Borrower that is not an Immaterial Subsidiary.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of all Issuing Lenders with respect to Letters of Credit issued and outstanding at such time and (ii) an amount equal to 100% of the Fronting Exposure of all Swingline Lenders with respect to all Swingline Loans outstanding at such time.

“Mortgage” means, collectively, the deeds of trust, trust deeds, hypothecs and mortgages as the same may be amended, amended and restated, supplemented or otherwise modified from time to time creating and evidencing a Lien on a Material Real Property made by a Credit Party in favor or for the benefit of the Administrative Agent for the benefit of the Secured Parties in form and substance reasonably satisfactory to the Administrative Agent with such modifications as may be required by local law.

“Mortgage Policies” has the meaning specified in Section 9.10(e)(ii).

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Credit Party or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding six (6) years.

“Net Cash Proceeds” means, as applicable (a) with respect to any Asset Disposition or Insurance and Condemnation Event, the gross proceeds received by any Credit Party or any of its Subsidiaries therefrom (including any cash, Cash Equivalents, deferred payment pursuant to, or by monetization of, a note receivable or otherwise, as and when received) less the sum of (i) in the case of an Asset Disposition, all income taxes and other taxes assessed by a Governmental Authority as a result of such transaction, (ii) all reasonable and customary out-of-pocket fees and expenses incurred in connection with such transaction or event and (iii) the principal amount of, premium, if any, and interest on any Indebtedness secured by a Lien on the asset (or a portion thereof) disposed of, which Indebtedness is required to be repaid in connection with such transaction or event, and (b) with respect to any Debt Issuance, the gross cash proceeds received by any Credit Party or any of its Subsidiaries therefrom less all reasonable and customary out-of-pocket legal, underwriting and other fees and expenses incurred in connection therewith.

“Net Hedging Obligations” means, as of any date, the Termination Value of any such Hedging Agreement on such date.

“New Guarantor” has the meaning assigned thereto in Section 6.1(f).

“New Lender” means any bank, financial institution or investment fund committing to make Extensions of Credit pursuant to Section 2.7 or Section 2.8 that was not a Lender as of the applicable Revolving Credit Increase Effective Date or Incremental Term Loan Effective Date relating to such Extensions of Credit.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 14.2 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning assigned thereto in Section 3.1(c)(iii).

“Non-Reinstatement Deadline” has the meaning assigned thereto in Section 3.1(c)(iv).

“Notes” means the collective reference to the Revolving Credit Notes, the Swingline Note, the Term Loan Notes, the Delayed Draw Term Loan Notes and the Incremental Term Loan Notes, if any.

“Notice of Account Designation” has the meaning assigned thereto in Section 2.3(b).

“Notice of Borrowing” has the meaning assigned thereto in Section 2.3(a).

“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 5.2.

“Notice of Prepayment” has the meaning assigned thereto in Section 2.4(c).

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations and (c) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Parent Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent, in each case under any Loan Document or otherwise, with respect to any Loan or Letter of Credit of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest, fees and other amounts that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Compliance Certificate” means a certificate of the chief financial officer or the treasurer of the Parent Borrower substantially in the form of Exhibit E.

“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

“Original Closing Date” means February 24, 2017.

“Original Credit Agreement” means that certain amended and restated credit agreement, dated as of the Original Closing Date, among the Parent Borrower, the lenders party thereto and the Administrative Agent, as amended, restated or modified prior to the Restatement Date.

“Other Commitments” means one or more classes of term loan commitments or revolving credit commitments hereunder that result from a Refinancing Amendment

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Loans” means one or more classes of Term Loans or Revolving Credit Loans hereunder that result from a Refinancing Amendment.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.12(b)).

“Parent Borrower” has the meaning specified in the preliminary statements to this Agreement.

“Parent Guaranty Agreement” means the unconditional parent guaranty agreement dated as of April 5, 2019 executed by the Parent Borrower in favor of the Administrative Agent for the ratable benefit of itself and the Secured Parties as amended, restated, supplemented or otherwise modified from time to time.

“Participant” has the meaning assigned thereto in Section 14.10(d).

“Participant Register” has the meaning assigned thereto in Section 14.10(d).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any employee benefit plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained, funded or administered by any Credit Party or any ERISA Affiliate for the employees of any Credit Party or any ERISA Affiliate or (b) has at any time within the preceding six (6) years been maintained, funded or administered by any Credit Party or any ERISA Affiliate for the employees of any Credit Party or any current or former ERISA Affiliates.

“Permitted Acquisition” means any investment by the Parent Borrower or any Subsidiary in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of Capital Stock, assets or any combination thereof) of any other Person if each such acquisition meets all of the following requirements:

(a) the Parent Borrower shall have delivered to the Administrative Agent on or before the closing date of such acquisition, evidence of approval of the acquisition by the acquiree’s board of directors or equivalent governing body or a copy of the opinion of counsel delivered by legal counsel to the acquiree in connection with the acquisition which evidences such approval or opines that such approval is not required;

(b) (i) the Person or business to be acquired shall be in a substantially similar or related line of business as the Parent Borrower and its Subsidiaries or (ii) the assets to be acquired shall be used by the Parent Borrower or its Subsidiaries in a business which is substantially similar or related to the line of business of the Parent Borrower and its Subsidiaries;

(c) if such acquisition involves the Parent Borrower, the Subsidiary Borrower or any Subsidiary Guarantor, the Parent Borrower, the Subsidiary Borrower or such Subsidiary Guarantor shall be the surviving Person and no Change in Control shall have been effected thereby;

(d) if such transaction involves the acquisition of a new Subsidiary, such Subsidiary shall be domiciled within the United States and the Parent Borrower shall have delivered to the Administrative Agent by the time required pursuant to Section 9.10 such documents as are reasonably requested by the Administrative Agent or the Required Lenders (through the Administrative Agent) pursuant to Section 9.10; provided that the Parent Borrower and its Subsidiaries may make one or more Permitted Acquisitions of Persons without complying with this clause (d) subject to compliance with Section 11.3(c) of this Agreement;

(e) prior to the proposed closing date of such acquisition, the Parent Borrower shall have delivered to the Administrative Agent an Officer’s Compliance Certificate for the most recent fiscal quarter end preceding such acquisition demonstrating, in form and substance reasonably satisfactory thereto, pro forma compliance (as of the date of the acquisition and after giving effect thereto and any Extensions of Credit made or to be made in connection therewith) with each covenant contained in Article X;

(f) no later than five (5) Business Days prior to the proposed closing date of such acquisition the Parent Borrower, to the extent requested by the Administrative Agent, shall have delivered to the Administrative Agent promptly upon the finalization thereof copies of substantially final Permitted Acquisition Documents, which shall be in form and substance reasonably satisfactory to the Administrative Agent;

(g) no Default or Event of Default shall have occurred and be continuing both before and after giving effect to such acquisition;

(h) both before and after giving effect to the acquisition and any Extensions of Credit made in connection with such acquisition, the Liquidity Amount shall be greater than or equal to $50,000,000; and

(i) as of the closing date of the acquisition, the Person or business to be acquired shall not be subject or party to any material pending or threatened litigation.

“Permitted Acquisition Consideration” means the aggregate amount of the purchase price, including, but not limited to, any assumed debt, earn-outs (valued at the maximum amount payable thereunder), deferred payments, or Capital Stock of the Parent Borrower, net of the applicable acquired company’s cash and Cash Equivalent, balance (as shown on its most recent financial statements delivered in connection with the applicable Permitted Acquisition) to be paid on a singular basis in connection with any applicable Permitted Acquisition as set forth in the applicable Permitted Acquisition Documents executed by the Parent Borrower or any of its Subsidiaries in order to consummate the applicable Permitted Acquisition.

“Permitted Acquisition Documents” means with respect to any acquisition proposed by the Parent Borrower, the Subsidiary Borrower or any Subsidiary Guarantor, final copies or substantially final drafts if not executed at the required time of delivery of the purchase agreement, sale agreement, merger agreement or other agreement evidencing such acquisition, including, without limitation, all legal opinions and each other document executed, delivered, contemplated by or prepared in connection therewith and any amendment, modification or supplement to any of the foregoing.

“Permitted Liens” means the Liens permitted pursuant to Section 11.2.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Platform” has the meaning assigned thereto in Section 8.4(f).

“Pro Forma Basis” means, for purposes of calculating Consolidated EBITDA for any period during which one or more Specified Transactions occurs, that such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) shall be deemed to have occurred as of the first day of the applicable period of measurement and all income statement items (whether positive or negative) attributable to the property or Person disposed of in a Specified Disposition shall be excluded and all income statement items (whether positive or negative) attributable to the property or Person acquired in a Permitted Acquisition shall be included; provided that the foregoing pro forma adjustments may be applied to any such definition, test or financial covenant solely to the extent that such adjustments (i) are reasonably expected to be realized within twelve (12) months of such Specified Transaction as set forth in reasonable detail on a certificate of a Responsible Officer of the Parent Borrower delivered to the Administrative Agent and (ii) are calculated on a basis consistent with GAAP and Regulation S-X of the Exchange Act; and provided further that the foregoing pro forma adjustment shall be without duplication of any cost savings or additional costs that are already included in the calculation of Consolidated EBITDA.

“Public Lender” has the meaning assigned thereto in Section 8.4(f).

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Real Property” means a Credit Party’s interest in all leases and all land, tenements, hereditaments and any estate or interest therein, together with the buildings, structures, parking areas and other improvements thereon (including all fixtures), now or hereafter owned or leased by any Credit Party, together with all easements, rights of way, and similar rights relating thereto and all leases, licenses, tenancies and occupancies thereof.

“Recipient” means (a) the Administrative Agent and (b) any Lender (including any Issuing Lender and any Swingline Lender), as applicable.

“Refinanced Debt” has the meaning assigned thereto in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Borrowers, (b) the Administrative Agent and (c) each Incremental Term Lender, Increasing Revolving Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 5.15.

“Refinancing Notes” means one or more series of pari passu, junior lien or unsecured debt securities incurred by the Borrowers.

“Register” has the meaning assigned thereto in Section 14.10(c).

“Reimbursement Obligation” means the obligation of the Parent Borrower to reimburse the Issuing Lender pursuant to Section 3.1(d) for amounts drawn under Letters of Credit.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.

“Removal Effective Date” has the meaning assigned thereto in Section 13.6(b).

“Required Delayed Draw Term Loan Lenders” means, at any date, any combination of Delayed Draw Term Loan Lenders holding more than fifty percent (50%) of the aggregate amount of the Delayed Draw Term Loan Commitments or Delayed Draw Term Loans; provided that the Delayed Draw Term Loan Commitment and the Delayed Draw Term Loans held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Delayed Draw Term Loan Lenders.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Revolving Credit Lenders” means, at any date, any combination of Revolving Credit Lenders holding more than fifty percent (50%) of the aggregate amount of the Revolving Credit Commitment or, if the Revolving Credit Commitment has been terminated, any combination of Revolving Credit Lenders holding more than fifty percent (50%) of the aggregate Extensions of Credit under the Revolving Credit Facility; provided that the Revolving Credit Commitment of, and the portion of the Extensions of Credit under the Revolving Credit Facility, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Credit Lenders.

“Resignation Effective Date” has the meaning assigned thereto in Section 13.6(a).

“Responsible Officer” means the chief executive officer, president, chief financial officer, controller, treasurer, assistant treasurer or controller of a Credit Party, and solely for purposes of the delivery of incumbency certificates pursuant to Section 6.1, the secretary or any assistant secretary of a Credit Party and, solely for purposes of notices given to Article III, any other officer or employee of the applicable Credit Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Credit Party designated in or pursuant to an agreement between the applicable Credit Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Restatement Date” means the date of this Agreement.

“Restricted Payment” has the meaning assigned thereto in Section 11.6.

“Revolving Credit Borrowing” means a Borrowing of a Revolving Credit Loan pursuant to Section 2.1.

“Revolving Credit Commitment” means (a) as to any Revolving Credit Lender, the obligation of such Revolving Credit Lender to make Revolving Credit Loans for the account of the Parent Borrower hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on Schedule 1.1(a), as such Revolving Credit Commitment may be increased, reduced or modified at any time or from time to time pursuant to the terms hereof (including, without limitation, Section 2.7) and (b) as to all Revolving Credit Lenders, the aggregate commitment of all Revolving Credit Lenders to make Revolving Credit Loans, as such amount may be increased, reduced or modified at any time or from time to time pursuant to the terms hereof (including, without limitation, Section 2.7). The aggregate Revolving Credit Commitment of all the Revolving Credit Lenders on the Restatement Date shall be $500,000,000.

“Revolving Credit Commitment Percentage” means, as to any Revolving Credit Lender at any time, the ratio of (a) the amount of the Revolving Credit Commitment of such Revolving Credit Lender to (b) the Revolving Credit Commitments of all Revolving Credit Lenders.

“Revolving Credit Exposure” means, as to any Revolving Credit Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Revolving Credit Lender’s participation in L/C Obligations and Swingline Loans at such time.

“Revolving Credit Facility” means the revolving credit facility established pursuant to Article II but excluding the Swingline Facility and any Incremental Term Loan Facility established pursuant to Section 2.8 (including any increase in such revolving credit facility established pursuant to Section 2.7).

“Revolving Credit Increase Effective Date” means the date, which shall be a Business Day, on or before the Revolving Credit Maturity Date, but no earlier than thirty (30) days after any Revolving Credit Increase Notification Date (unless a shorter period is agreed to by all affected Increasing Revolving Lenders), on which each of the Increasing Revolving Lenders increase (or, in the case of New Lenders, provide) their respective Revolving Credit Commitments to the Parent Borrower pursuant to Section 2.7.

“Revolving Credit Increase Notification” means the written notice by the Parent Borrower of its desire to increase the Revolving Credit Commitment pursuant to Section 2.7.

“Revolving Credit Increase Notification Date” means the date on which the Revolving Credit Increase Notification is received by the Administrative Agent.

“Revolving Credit Lenders” means Lenders that have a Revolving Credit Commitment or hold Revolving Credit Loans.

“Revolving Credit Loans” means any revolving loan made to the Parent Borrower pursuant to Section 2.1, and all such revolving loans collectively as the context requires.

“Revolving Credit Maturity Date” means the earliest to occur of (a) April 5, 2024, (b) the date of termination of the entire Revolving Credit Commitment by the Parent Borrower pursuant to Section 2.5, or (c) the date of termination of the Revolving Credit Commitment pursuant to Section 12.2(a).

“Revolving Credit Note” means a promissory note made by the Parent Borrower in favor of a Revolving Credit Lender evidencing the Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form of Exhibit A-1, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Revolving Credit Outstandings” means the sum of (a) with respect to Revolving Credit Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swingline Loans, as the case may be, occurring on such date; plus (b) with respect to any L/C Obligations on any date, the aggregate outstanding amount thereof on such date after giving effect to any Extensions of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Sanctioned Country” means a country, region or territory that itself is the subject or target of comprehensive Sanctions (as of the date of this Agreement being Cuba, Iran, Syria, North Korea and the Crimea region of Ukraine).

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Bank List, or any similar list enforced by any other relevant Sanctions authority or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person located, organized or resident in a Sanctioned Country.

“Sanctions” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“Scheduled Unavailability Date” has the meaning assigned thereto in Section 5.16(b).

“SEC” means the Securities and Exchange Commission.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Credit Party and any Cash Management Bank.

“Secured Hedging Agreement” means any Hedging Agreement permitted under Article XI (other than an Excluded Swap Obligation), in each case that is entered into by and between any Credit Party and any Hedge Bank.

“Secured Obligations” means, collectively, (a) the Obligations and (b) all existing or future payment and other obligations owing by any Credit Party under (i) any Secured Hedging Agreement and (ii) any Secured Cash Management Agreement; provided that obligations owing by any Credit Party under any Secured Cash Management Agreement in respect of bank overdraft facilities or other indebtedness to fund overdrafts in settlement accounts or similar items shall constitute Secured Obligations solely to the extent that, at the time of the incurrence of such obligations, the Consolidated Senior Secured Net Leverage Ratio for the most recently ended fiscal quarter is less than or equal to 3.50 to 1.00 on a Pro Forma Basis.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Lender, the Swingline Lender, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 13.5, any other holder from time to time of any of any Secured Obligations and, in each case, their respective successors and permitted assigns.

“Security Documents” means the collective reference to the Collateral Agreement, the Subsidiary Guaranty Agreement, the Parent Guaranty Agreement, any Mortgages and any other agreement or writing pursuant to which any Credit Party purports to pledge or grant a security interest in any property or assets securing the Secured Obligations or any such Person purports to guaranty the payment and/or performance of the Secured Obligations, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Solvent” means, with respect to any Person on a particular date, that any such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) has assets having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

“Specified Disposition” means any disposition of all or substantially all of the assets or Capital Stock of any Subsidiary of the Parent Borrower or any division, business unit, product line or line of business.

“Specified Representations” means the representations and warranties of the Borrowers set forth in the following provisions of this Agreement: Section 7.1(a) (Organization; Power; Qualification), Section 7.1(c) (Authorization of Agreement, Loan Documents and Borrowing), clauses (iii) and (v) of Section 7.1(d) (Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc.), Section 7.1(e)(ii) (Compliance with Law; Governmental Approval), Section 7.1(m) (Solvency), Section 7.1(t) (OFAC), Section 7.1(u) (Anti-Corruption Laws) and Section 7.1(z) (Valid Liens).

“Specified Transactions” means (a) any Specified Disposition, (b) any Permitted Acquisition and (c) the Transactions.

“Subordinated Indebtedness” means the collective reference to any Indebtedness of the Parent Borrower or any Subsidiary subordinated in right and time of payment to the Obligations and containing such other terms and conditions, in each case as are satisfactory to the Required Lenders.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) or the management of which is otherwise controlled by (directly or indirectly) such Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Parent Borrower.

“Subsidiary Borrower” has the meaning set forth in the preliminary statements to this Agreement.

“Subsidiary Guarantors” means each direct or indirect Domestic Subsidiary of the Parent Borrower in existence on the Restatement Date which is a party to the Subsidiary Guaranty Agreement and any other Subsidiary of the Parent Borrower which becomes a party to a Subsidiary Guaranty Agreement pursuant to Section 9.10.

“Subsidiary Guaranty Agreement” means the unconditional second amended and restated subsidiary guaranty agreement dated as of April 5, 2019 executed by the Credit Parties in favor of the Administrative Agent for the ratable benefit of itself and the Secured Parties, substantially in the form of Exhibit G, as amended, restated, supplemented or otherwise modified from time to time.

“Swap Obligation” means, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Borrowing” means a Borrowing of a Swingline Loan pursuant to Section 2.2.

“Swingline Commitment” means the lesser of (a) $20,000,000 and (b) an amount equal to the Revolving Credit Commitment.

“Swingline Facility” means the swingline facility established pursuant to Section 2.2.

“Swingline Lender” means Bank of America in its capacity as swingline lender hereunder.

“Swingline Loan” means any swingline loan made by the Swingline Lender to the Parent Borrower pursuant to Section 2.2, and all such swingline loans collectively as the context requires.

“Swingline Loan Notice” means a notice of a Swingline Borrowing pursuant to Section 2.2(b), which shall be substantially in the form of Exhibit A-6 or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Parent Borrower.

“Swingline Note” means a promissory note made by the Parent Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form of Exhibit A-3, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Swingline Termination Date” means the first to occur of (a) the resignation of Bank of America as Administrative Agent in accordance with Section 13.6 and (b) the Revolving Credit Maturity Date.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event” means the occurrence of any of the following which, individually or in the aggregate, has resulted in or could reasonably be expected to have a Material Adverse Effect: (a) a “Reportable Event” described in Section 4043 of ERISA for which the thirty (30) day notice requirement has not been waived by the PBGC, or (b) the withdrawal of any Credit Party or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC under Section 4042 of ERISA, or (e) the occurrence of any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303 of ERISA, or (g) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or plan in endangered or critical status with the meaning of Sections 430, 431 or 432 of the Code or Sections 303, 304 or 305 of ERISA or (h) the partial or complete withdrawal of any Credit Party or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (i) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (j) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA, or (k) any Pension Plan becoming subject to funding based benefit restrictions under Section 436 of the Code, (l) the receipt or request of a funding waiver from the IRS with respect to any Pension Plan, (m) the failure to make any contributions or pay any amounts due and owing as required by Sections 412 or 430 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Sections 412 or 430 of the Code or Section 302 of ERISA, (n) any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan, or (o) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Credit Party or any ERISA Affiliate.

“Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Term Loan Commitment” means (a) as to any Lender, the obligation of such Lender to make a portion of the Initial Term Loans to the account of the Borrowers hereunder on the applicable borrowing date in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1(a), as such amount may be increased, reduced or otherwise modified at any time or from time to time pursuant to the terms hereof and (b) as to all Lenders, the aggregate commitment of all Lenders to make such Initial Term Loans. The aggregate Term Loan Commitment with respect to the Initial Term Loan of all Lenders on the Restatement Date shall be $279,022,804.05. For the avoidance of doubt, as of the Restatement Date the aggregate Term Loan Commitments are deemed to be fully funded and have terminated upon the effectiveness of this Agreement.

“Term Loan Facility” means the term loan facilities established pursuant to Article IV (including any new term loan facility established pursuant to Section 2.8).

“Term Loan Lender” means any Lender that has a Term Loan Commitment, a Delayed Draw Term Loan Commitment or holds Term Loans.

“Term Loan Maturity Date” means the first to occur of (a) April 5, 2024, or (b) the date of acceleration of the Initial Term Loans pursuant to Section 12.2(a).

“Term Loan Note” means a promissory note made by the Borrowers in favor of a Term Loan Lender evidencing the portion of the Initial Term Loans made by such Term Loan Lender, substantially in the form attached as Exhibit A-2, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Term Loans” means the Initial Term Loans, the Delayed Draw Term Loans and, if applicable, the Incremental Term Loans and “Term Loan” means any of such Term Loans.

“Ticking Fee” has the meaning assigned thereto in Section 5.3(b).

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments, Revolving Credit Exposure and outstanding Term Loans of such Lender at such time.

“Transaction Costs” means without duplication all transaction fees, charges and other amounts related to the Transactions or any Permitted Acquisition (including, without limitation, (a) any financing fees, merger and acquisition fees (including consulting, advisory or brokerage fees), legal fees and expenses, due diligence fees or any other fees and expenses during such period in connection therewith and (b) the aggregate amount of all payments funded from the earnings of the Parent Borrower and its Subsidiaries and made during such period in connection therewith, including, without limitation, indemnity payments, working capital and purchase price adjustments, earn outs or other contingent payments), as approved by the Administrative Agent, in each case to the extent paid within six (6) months of the closing of the Credit Facility or such Permitted Acquisition, as applicable, and approved by the Administrative Agent in its reasonable discretion.

“Transactions” means, collectively, (a) the consummation of the Acquisition pursuant to the Acquisition Agreement on the Closing Date, (b) the making of the Delayed Draw Term Loans on the Closing Date and (c) the payment of the Transaction Costs incurred in connection with the foregoing.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a LIBOR Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (2007 Revision), effective July, 2007 International Chamber of Commerce Publication No. 600.

“United States” means the United States of America.

“Unreimbursed Amount” has the meaning assigned thereto in Section 3.1(d).

“Unrestricted” means, when referring to cash and Cash Equivalents of the Parent Borrower and its Subsidiaries, that such cash and Cash Equivalents (a) do not appear or would not be required to appear as “restricted” on the financial statements of the Parent Borrower or any such Subsidiary (unless related to the Loan Documents or the Liens created thereunder), (b) are not subject to a Lien in favor of any Person other than Liens in favor of (i) the Administrative Agent under the Loan Documents and (ii) any applicable depositary bank to the extent permitted pursuant to Section 11.2(i) or (c) are not otherwise unavailable to the Parent Borrower or such Subsidiary.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned thereto in Section 5.11(g)(ii)(B).

“Western Union” means The Western Union Company, a Delaware corporation.

“Wholly Owned” means, with respect to a Subsidiary, that all of the shares of Capital Stock of such Subsidiary are, directly or indirectly, owned or controlled by the Parent Borrower and/or one or more of its Wholly Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than the Parent Borrower and/or one or more of its Wholly Owned Subsidiaries).

“Withholding Agent” means any Credit Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2 Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (f) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (g) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (h) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (j) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (k) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”, and (l) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.3 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements required by Section 8.1(b), except as otherwise specifically prescribed herein (including, without limitation, as prescribed by Section 14.9). Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Parent Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

Section 1.4 UCC Terms. Terms defined in the UCC in effect on the Restatement Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

Section 1.5 Rounding. Any financial ratios required to be maintained by the Parent Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.6 References to Agreement and Laws. Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

Section 1.7 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern Time (daylight or standard, as applicable).

Section 1.8 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Loan Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.9 Guaranty Obligations. Unless otherwise specified, the amount of any Guaranty Obligation shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation.

Section 1.10 Covenant Compliance Generally. For purposes of determining compliance under Sections 11.1, 11.2, 11.3, 11.5 and 11.6, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating Consolidated Net Income in the annual financial statements of the Parent Borrower and its Subsidiaries delivered pursuant to Section 8.1(a) or (b), as applicable. Notwithstanding the foregoing, for purposes of determining compliance with Sections 11.1, 11.2 and 11.3, with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no breach of any basket contained in such Sections shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that for the avoidance of doubt, the foregoing provisions of this Section 1.10 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.

Section 1.11 Effect of this Agreement on the Original Credit Agreement and Other Existing Loan Documents. Upon satisfaction of the conditions precedent to the effectiveness of this Agreement, this Agreement shall be binding on the Borrowers, the Agents, the Lenders and the other parties hereto regardless of the fact that any may not have signed this Agreement itself, and the Original Credit Agreement and the provisions thereof shall be replaced in their entirety by this Agreement and the provisions hereof, provided that for the avoidance of doubt (a) the Secured Obligations (as defined in the Original Credit Agreement) of the Borrower and other Credit Parties under the Original Credit Agreement and the other Loan Documents that remain unpaid and outstanding as of the date of this Agreement shall continue to exist under and be evidenced by this Agreement and the other Loan Documents, (b) all Existing Letters of Credit shall continue as Letters of Credit under this Agreement, (c) the Collateral and the Loan Documents shall continue to secure, guarantee, support and otherwise benefit the Secured Obligations on the same terms as prior to the effectiveness hereof and (d) all references in the other Loan Documents to the Original Credit Agreement shall be deemed to refer without further amendment to this Agreement, as the same may from time to time be amended, restated, supplemented or otherwise modified. Upon the effectiveness of this Agreement, each Loan Document that was in effect immediately prior to the date of this Agreement shall continue to be effective on its terms unless otherwise expressly stated herein. Each of this Agreement and any other Loan Document (as defined herein) that is amended and restated in connection with this Agreement is given as a substitution of and modification of, and not as a payment of or novation of, the indebtedness, liabilities and Secured Obligations (as defined in the Original Credit Agreement) of the Credit Parties under the Original Credit Agreement or any Loan Document (as defined under the Original Credit Agreement), and neither the execution and delivery of such documents nor the consummation of any other transaction contemplated hereunder is intended to constitute a novation of or reborrowing or termination of, the Original Credit Agreement or of any of the other Loan Documents (as defined in the Original Credit Agreement) or any obligations thereunder.

Section 1.12 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

ARTICLE II

REVOLVING CREDIT FACILITY

Section 2.1 Revolving Credit Loans.

(a) Availability. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth herein, each Revolving Credit Lender severally agrees to make Revolving Credit Loans to the Parent Borrower from time to time from the Original Closing Date through, but not including, the Revolving Credit Maturity Date as requested by the Parent Borrower in accordance with the terms of Section 2.3; provided, that (a) after the Restatement Date, the Revolving Credit Loans (after giving effect to any amount requested) shall not exceed an amount equal to the Revolving Credit Commitment less the sum of all outstanding Swingline Loans and L/C Obligations and (b) the principal amount of outstanding Revolving Credit Loans from any Revolving Credit Lender to the Parent Borrower shall not at any time exceed such Revolving Credit Lender’s Revolving Credit Commitment less such Revolving Credit Lender’s Revolving Credit Commitment Percentage of outstanding L/C Obligations and outstanding Swingline Loans. Each Revolving Credit Loan by a Revolving Credit Lender shall be in a principal amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, the Parent Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Revolving Credit Maturity Date.

Section 2.2 Swingline Loans.

(a) Availability. Subject to the terms and conditions of this Agreement, in reliance upon the agreements of the other Lenders set forth in this Section 2.2, the Swingline Lender may in its sole discretion make Swingline Loans to the Parent Borrower from time to time from the Original Closing Date through, but not including, the Swingline Termination Date; provided, that (a) after giving effect to any amount requested, the Revolving Credit Outstandings shall not exceed the Revolving Credit Commitment and (b) the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested), shall not exceed the lesser of (i) an amount equal to the Revolving Credit Commitment less the sum of all outstanding Revolving Credit Loans and the L/C Obligations and (ii) the Swingline Commitment.

(b) Refunding.

(i) Swingline Loans shall be refunded by the Revolving Credit Lenders on demand by the Swingline Lender. Such refundings shall be made by the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages and shall thereafter be reflected as Revolving Credit Loans of the Revolving Credit Lenders on the books and records of the Administrative Agent. Each Revolving Credit Lender shall fund its Revolving Credit Commitment Percentage of Revolving Credit Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender but in no event later than 1:00 p.m. on the next succeeding Business Day after such demand is made. No Revolving Credit Lender’s obligation to fund its Revolving Credit Commitment Percentage of a Swingline Loan shall be affected by any other Revolving Credit Lender’s failure to fund its Revolving Credit Commitment Percentage of a Swingline Loan, nor shall any Revolving Credit Lender’s Revolving Credit Commitment Percentage be increased as a result of any such failure of any other Revolving Credit Lender to fund its Revolving Credit Commitment Percentage of a Swingline Loan.

(ii) The Parent Borrower shall pay to the Swingline Lender on demand the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. In addition, the Parent Borrower hereby authorizes the Administrative Agent to charge any account maintained by the Parent Borrower with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Parent Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages (unless the amounts so recovered by or on behalf of the Parent Borrower pertain to a Swingline Loan extended after the occurrence and during the continuance of an Event of Default of which the Administrative Agent has received notice in the manner required pursuant to Section 13.3 and which such Event of Default has not been waived in accordance with Section 14.2). If, at any time after the Swingline Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s Revolving Credit Commitment Percentage of any amount recovered from the Swingline Lender as provided in the preceding sentence, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Revolving Credit Lender its Revolving Credit Commitment Percentage of such payment.

(iii) Each Revolving Credit Lender acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article VI. Further, each Revolving Credit Lender agrees and acknowledges that if prior to the refunding of any outstanding Swingline Loans pursuant to this Section, one of the events described in Section 12.1(i) or (j) shall have occurred, each Revolving Credit Lender will, on the date the applicable Revolving Credit Loan would have been made, purchase an undivided participating interest in the Swingline Loan to be refunded in an amount equal to its Revolving Credit Commitment Percentage of the aggregate amount of such Swingline Loan. Each Revolving Credit Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Revolving Credit Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount. Whenever, at any time after the Swingline Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Revolving Credit Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender’s participating interest was outstanding and funded).

(c) Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, this Section 2.2 shall be subject to the terms and conditions of Section 5.13 and Section 5.14.

Section 2.3 Procedure for Advances of Revolving Credit Loans and Swingline Loans.

(a) Requests for Borrowing. The Parent Borrower shall give the Administrative Agent irrevocable prior notice, which may be given by (I) telephone or (II) written notice substantially in the form of Exhibit A-5 (a “Notice of Borrowing”); provided that any telephone notice must be confirmed immediately by delivery to the Administrative Agent of a Notice of Borrowing (or Swingline Loan Notice, as applicable). Each such Notice of Borrowing (or Swingline Loan Notice, as applicable) must be received by the Administrative Agent not later than 11:00 a.m. (i) on the same Business Day as each Base Rate Loan and each Swingline Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be, (x) with respect to Base Rate Loans (other than Swingline Loans) in an aggregate principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof, (y) with respect to LIBOR Rate Loans in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (z) with respect to Swingline Loans in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, (C) whether such Loan is to be a Revolving Credit Loan or Swingline Loan, (D) in the case of a Revolving Credit Loan whether the Loans are to be LIBOR Rate Loans or Base Rate Loans, and (E) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto. A Notice of Borrowing (or Swingline Loan Notice, as applicable) received after 11:00 a.m. shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Revolving Credit Lenders of each Notice of Borrowing (by telephone or in writing).

(b) Disbursement of Revolving Credit Loans and Swingline Loans. Not later than 1:00 p.m. on the proposed borrowing date, (i) each Revolving Credit Lender will make available to the Administrative Agent, for the account of the Parent Borrower, at the Administrative Agent’s Office in funds immediately available to the Administrative Agent, such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date and (ii) the Swingline Lender will make available to the Administrative Agent, for the account of the Parent Borrower, at the Administrative Agent’s Office in funds immediately available to the Administrative Agent, the Swingline Loans to be made on such borrowing date. The Parent Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section in immediately available funds by crediting or wiring such proceeds to the deposit account of the Parent Borrower identified in the most recent notice substantially in the form of Exhibit B (a “Notice of Account

Designation”) delivered by the Parent Borrower to the Administrative Agent or as may be otherwise agreed upon by the Parent Borrower and the Administrative Agent from time to time. Subject to Section 5.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section to the extent that any Revolving Credit Lender has not made available to the Administrative Agent its Revolving Credit Commitment Percentage of such Revolving Credit Loan. Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Revolving Credit Lenders as provided in Section 2.2(b).

Section 2.4 Repayment and Prepayment of Revolving Credit Loans and Swingline Loans.

(a) Repayment on Revolving Credit Maturity. The Borrowers hereby agree to repay the outstanding principal amount of (i) all Revolving Credit Loans in full on the Revolving Credit Maturity Date, and (ii) all Swingline Loans in accordance with Section 2.2(b) (but, in any event, no later than the Revolving Credit Maturity Date), together, in each case, with all accrued but unpaid interest thereon.

(b) Mandatory Prepayments. If at any time the Revolving Credit Outstandings exceed the Revolving Credit Commitment, the Parent Borrower (on behalf of the Borrowers) agrees to repay immediately, upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Revolving Credit Lenders, Extensions of Credit in an amount equal to such excess with each such repayment applied first to the principal amount of outstanding Swingline Loans, second to the principal amount of outstanding Revolving Credit Loans and third, with respect to any Letters of Credit then outstanding, a payment of Cash Collateral into a Cash Collateral account opened by the Administrative Agent, for the benefit of the Revolving Credit Lenders in an amount equal to such excess (such Cash Collateral to be applied in accordance with Section 12.2(b)). The application of any prepayment of Revolving Credit Loans pursuant to this Section 2.4(b) shall be made first to Base Rate Loans and second, to LIBOR Rate Loans.

(c) Optional Prepayments. The Parent Borrower (on behalf of itself and the Borrowers) may at any time and from time to time prepay Revolving Credit Loans and Swingline Loans, in whole or in part, with irrevocable prior written notice to the Administrative Agent substantially in the form of Exhibit C (a “Notice of Prepayment”) given not later than 11:00 a.m. (i) on the same Business Day as each Base Rate Loan and each Swingline Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, specifying the date and amount of prepayment and whether the prepayment is of LIBOR Rate Loans, Base Rate Loans, Swingline Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Revolving Credit Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial prepayments shall be in an aggregate amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to Base Rate Loans (other than Swingline Loans), $3,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to LIBOR Rate Loans and $100,000 or a whole multiple of $100,000 in excess thereof with respect to Swingline Loans. A Notice of Prepayment received after 11:00 a.m. shall be deemed received on the next Business Day. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.

(d) Limitation on Prepayment of LIBOR Rate Loans. The Parent Borrower may not prepay any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such prepayment is accompanied by any amount required to be paid pursuant to Section 5.9 hereof.

(e) Hedging Agreements. No repayment or prepayment pursuant to this Section shall affect any of the Borrowers’ obligations under any Hedging Agreement.

(f) Prepayment of Excess Proceeds. In the event proceeds remain after the prepayments of Term Loan Facility pursuant to Section 4.5(b), the amount of such excess proceeds shall be used on the date of the required prepayment under Section 4.5(b) to prepay the outstanding principal amount of the Revolving Credit Loans, without a corresponding reduction of the Revolving Credit Commitment, with remaining proceeds, if any, refunded to the Borrowers.

Section 2.5 Permanent Reduction of the Revolving Credit Commitments.

(a) Voluntary Reduction. The Borrowers shall have the right at any time and from time to time, upon at least five (5) Business Days’ prior written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Revolving Credit Commitment at any time or (ii) portions of the Revolving Credit Commitment, from time to time, in an aggregate principal amount not less than $3,000,000 or any whole multiple of $1,000,000 in excess thereof. Any reduction of the Revolving Credit Commitment shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Revolving Credit Commitment Percentage. All commitment fees accrued until the effective date of any termination of the Revolving Credit Commitment shall be paid on the effective date of such termination.

(b) Corresponding Payment. Each permanent reduction permitted pursuant to this Section shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans, Swingline Loans and L/C Obligations, as applicable, after such reduction to the Revolving Credit Commitment as so reduced and if the Revolving Credit Commitment as so reduced is less than the aggregate amount of all outstanding Letters of Credit, the Borrowers shall be required to deposit Cash Collateral in a Cash Collateral account opened by the Administrative Agent in an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Such Cash Collateral shall be applied in accordance with Section 12.2(b). Any reduction of the Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans and Swingline Loans (and furnishing of Cash Collateral satisfactory to the Administrative Agent for all L/C Obligations) and shall result in the termination of the Revolving Credit Commitment, the Swingline Commitment, the Swingline Facility, the L/C Facility and the Revolving Credit Facility. Such Cash Collateral shall be applied in accordance with Section 12.2(b). All commitment fees accrued until the effective date of any termination of the Revolving Credit Commitments shall be paid on the effective date of such termination. If the reduction of the Revolving Credit Commitment requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.

Section 2.6 Termination of Revolving Credit Facility. Unless previously terminated pursuant to Section 2.5(a), the Revolving Credit Facility shall terminate on the Revolving Credit Maturity Date.

Section 2.7 Increase of Revolving Credit Commitment.

(a) As an alternative to, or in addition to, Section 2.8 below, subject to the conditions set forth below, at any time prior to the Revolving Credit Maturity Date, the Borrowers shall have the right upon not less than thirty (30) days’ (or such shorter period as may be agreed to by the Administrative Agent) prior written notice to the Administrative Agent pursuant to a Revolving Credit Increase Notification, to request an increase in the Revolving Credit Commitment in an aggregate principal amount as may be specified by the Borrowers. Such Revolving Credit Increase Notification shall specify the applicable Revolving Credit Increase Effective Date.

(b) Increases in the Revolving Credit Commitment shall be obtained from existing Revolving Credit Lenders or New Lenders that qualify as Eligible Assignees (each such New Lender, collectively with the existing Revolving Credit Lenders providing increased Revolving Credit Commitments, the “Increasing Revolving Lenders”), in each case in accordance with this Section 2.7; provided that no Lender shall have any obligation to provide any portion of such increase.

(c) The following terms and conditions shall apply to each increase in the Revolving Credit Commitment:

(i) such increase in the Revolving Credit Commitment pursuant to this Section 2.7 (and any Extensions of Credit made thereunder) shall constitute Obligations of the Borrowers and shall be guaranteed and secured with the other Extensions of Credit on a pari passu basis;

(ii) the Administrative Agent shall have received from the Borrowers, updated financial projections and an Officer’s Compliance Certificate, in each case in form and substance reasonably satisfactory to the Administrative Agent, demonstrating that, as of the Revolving Credit Increase Effective Date and after giving effect to any such increase in the Revolving Credit Commitment (and, if applicable, any simultaneous Incremental Term Loan made pursuant to Section 2.8) and any Extensions of Credit made or to be made in connection therewith (it being understood that, for purposes of such calculation, the full principal amount of such increase shall be deemed to be an Extension of Credit to be made in connection therewith, whether or not actually borrowed or incurred), the Borrowers will be in pro forma compliance with the financial covenants set forth in Article X;

(iii) no Default or Event of Default shall have occurred and be continuing as of the applicable Revolving Credit Increase Effective Date and after giving effect to such increase in the Revolving Credit Commitment pursuant to this Section 2.7 (and, if applicable, any simultaneous Incremental Term Loan made pursuant to Section 2.8) and any Extensions of Credit made in connection therewith;

(iv) the representations and warranties made by each Credit Party in this Agreement and the other Loan Documents shall be true and correct on and as of the Revolving Credit Increase Effective Date with the same effect as if made on and as of such date (other than those representations and warranties that by their terms speak as of a particular date, which representations and warranties shall be true and correct as of such particular date);

(v) in no event shall the aggregate amount of all increases in the Revolving Credit Commitment pursuant to this Section 2.7 plus the aggregate amount of all Incremental Term Loans made pursuant to Section 2.8 exceed the Incremental Amount;

(vi) the amount of such increase in the Revolving Credit Commitment pursuant to this Section 2.7 shall not be less than a minimum principal amount of $10,000,000, or, if less, the remaining amount permitted pursuant to clause (v) above;

(vii) unless previously provided, the Administrative Agent shall have received a resolution duly adopted by the board of directors of each Credit Party authorizing such increase in the Revolving Credit Commitment;

(viii) the Borrowers and each Increasing Revolving Lender shall execute and deliver a Lender Addition and Acknowledgement Agreement to the Administrative Agent, for its acceptance and recording in the Register;

(ix) the Administrative Agent shall have received any documents or information, including any joinder agreements, in connection with such increase in the Revolving Credit Commitment as it may request in its reasonable discretion; and

(x) the outstanding Revolving Credit Loans and Revolving Credit Commitment Percentages of L/C Obligations will be reallocated by the Administrative Agent on the applicable Revolving Credit Increase Effective Date among the Revolving Credit Lenders in accordance with their revised Revolving Credit Commitment Percentages (and the Revolving Credit Lenders agree to make all payments and adjustments necessary to effect such reallocation and the Borrowers shall pay any and all costs required pursuant to Section 5.9 in connection with such reallocation as if such reallocation were a repayment).

(d) Notwithstanding the provisions of Section 14.2 to the contrary, the Administrative Agent is hereby authorized to execute and deliver amendment documentation evidencing any amendments, supplements or other modifications necessary to effectuate the proposed increase in the Revolving Credit Commitment pursuant to this Section 2.7 on behalf of the Lenders; provided that such amendment, supplement or other modification shall not modify this Agreement or any other Loan Document in any manner materially adverse to any Lender without the consent of such Lenders adversely affected thereby in accordance with Section 14.2 hereof; provided further that the determination of whether such amendment, supplement or other modification is materially adverse to any Lender shall be made by the Administrative Agent in a commercially reasonable manner.

(e) Upon the execution, delivery, acceptance and recording of the applicable Lender Addition and Acknowledgement Agreement, from and after the applicable Revolving Credit Increase Effective Date, (i) each Increasing Revolving Lender shall have a Revolving Credit Commitment as set forth in the Register and all the rights and obligations of a Revolving Credit Lender with a Revolving Credit Commitment hereunder and (ii) all Revolving Credit Loans made on account of any increase in the Revolving Credit Commitment pursuant to this Section 2.7 shall bear interest at the rate applicable to the Revolving Credit Loans immediately prior to giving effect to such increase in the Revolving Credit Commitment pursuant to this Section 2.7.

(f) The Administrative Agent shall maintain a copy of each Lender Addition and Acknowledgement Agreement delivered to it in accordance with Section 14.10(c).

(g) Upon the request of any Increasing Revolving Lender, the Parent Borrower shall execute and deliver to the Administrative Agent, in exchange for any surrendered Revolving Credit Note or Revolving Credit Notes of any existing Revolving Credit Lender or with respect to any New Lender, a new Revolving Credit Note or Revolving Credit Notes to the applicable Revolving Credit Lenders in amounts equal to the Revolving Credit Commitment of such Revolving Credit Lenders as set forth in the Register. Such new Revolving Credit Note or Revolving Credit Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such Revolving Credit Commitments, shall be dated as of the Revolving Credit Increase Effective Date and shall otherwise be in substantially the form of the existing Revolving Credit Notes. Each surrendered Revolving Credit Note and/or Revolving Credit Notes shall be canceled and returned to the Parent Borrower.

Section 2.8 Optional Incremental Term Loans.

(a) As an alternative to, or in addition to, Section 2.7 above, subject to the conditions set forth below, at any time prior to the Term Loan Maturity Date, the Borrowers shall have the right upon not less than thirty (30) days’ (or such shorter period as may be agreed to by the Administrative Agent) prior written notice to the Administrative Agent pursuant to an Incremental Term Loan Notification, to request term loans in an aggregate principal amount as may be specified by the Borrowers (such term loans, the “Incremental Term Loans”). Such Incremental Term Loan Notification shall specify the applicable Incremental Term Loan Effective Date, and on or prior to such date, the Parent Borrower shall deliver a Notice of Borrowing with respect to such Incremental Term Loan.

(b) Each Incremental Term Loan shall be obtained from existing Lenders or from New Lenders that qualify as Eligible Assignees (each such New Lender, collectively with the existing Lenders providing Incremental Term Loans, the “Incremental Term Lenders”), in each case in accordance with this Section 2.8; provided that no Lender shall have any obligation to provide any portion of such Incremental Term Loans.

(c) The following terms and conditions shall apply to each Incremental Term Loan:

(i) such Incremental Term Loan made pursuant to this Section 2.8 shall constitute an Obligation of the Borrowers and shall be guaranteed and secured with the other Extensions of Credit on a pari passu basis;

(ii) the Administrative Agent shall have received from the Parent Borrower, updated financial projections and an Officer’s Compliance Certificate, in each case in form and substance reasonably satisfactory to the Administrative Agent, demonstrating that, as of the Incremental Term Loan Effective Date and after giving effect to any such Incremental Term Loan (and, if applicable, any simultaneous increase in the Revolving Credit Commitment pursuant to Section 2.7), the Borrowers will be in pro forma compliance with the financial covenants set forth in Article X;

(iii) no Default or Event of Default shall have occurred and be continuing as of the applicable Incremental Term Loan Effective Date and after giving effect to the making of any such Incremental Term Loans (and, if applicable, any simultaneous increase in the Revolving Credit Commitment pursuant to Section 2.7);

(iv) the representations and warranties made by each Credit Party in this Agreement and in the other Loan Documents shall be true and correct on and as of the Incremental Term Loan Effective Date with the same effect as if made on and as of such date (other than those representations and warranties that by their terms speak as of a particular date, which representations and warranties shall be true and correct as of such particular date);

(v) in no event shall the aggregate principal amount of all Incremental Term Loans made pursuant to this Section 2.8 plus the aggregate amount of all increases in the Revolving Credit Commitment pursuant to Section 2.7, exceed the Incremental Amount;

(vi) the amount of such Incremental Term Loan obtained hereunder shall not be less than a minimum principal amount of $25,000,000, or, if less, the remaining amount permitted pursuant to clause (v) above;

(vii) unless previously provided, the Administrative Agent shall have received a resolution duly adopted by the board of directors of each Credit Party authorizing such Incremental Term Loan;

(viii) each Incremental Term Loan shall be made on the applicable Incremental Term Loan Effective Date specified in the Incremental Term Loan Notification and will mature and amortize in a manner reasonably acceptable to the Administrative Agent, the Incremental Term Lenders making such Incremental Term Loan and the Borrowers, but will not in any event have a shorter average life to maturity than the remaining average life to maturity of any Initial Term Loan or a maturity date earlier than the Term Loan Maturity Date;

(ix) the Applicable Margin and pricing grid, if applicable, for such Incremental Term Loan shall be determined by the Administrative Agent, the applicable Incremental Term Lenders and the Borrowers on the applicable Incremental Term Loan Effective Date;

(x) any Incremental Term Lender shall be entitled to the same voting rights as the existing Term Loan Lenders under the Term Loan Facility and each Incremental Term Loan shall receive proceeds of prepayments on the same basis as the Initial Term Loans (such prepayments to be shared pro rata on the basis of the original aggregate funded amount thereof among each Initial Term Loan and the Incremental Term Loans);

(xi) except as provided above, all other terms and conditions applicable to such Incremental Term Loan shall, except to the extent otherwise provided in this Section 2.8, be identical to the terms and conditions applicable to the Initial Term Loan;

(xii) the Incremental Term Loans shall be deemed to be Term Loans; provided that such Incremental Term Loan shall be designated as a separate tranche of Term Loans for all purposes of this Agreement; provided further that, notwithstanding anything to the contrary in this Agreement, any Incremental Term Loans that are fungible with an existing tranche of Term Loans may, at the determination of the Borrowers and as set forth in the applicable Lender Addition and Acknowledgment Agreement, be added to such existing tranche of Term Loans (including appropriate amendments to Section 4.4(a) to give effect to such Incremental Term Loans);

(xiii) the Borrowers and each Incremental Term Lender shall execute and deliver a Lender Addition and Acknowledgment Agreement to the Administrative Agent, for its acceptance and recording in the Register; and

(xiv) the Administrative Agent shall have received any documents or information, including any joinder agreements, in connection with such Incremental Term Loan as it may request in its reasonable discretion.

(d) Notwithstanding the provisions of Section 14.2 to the contrary, the Administrative Agent is hereby authorized to execute and deliver amendment documentation evidencing any amendments necessary to effectuate the Incremental Term Loan pursuant to this Section 2.8 on behalf of the Lenders; provided that such amendment shall not modify this Agreement or any other Loan Document in any manner materially adverse to any Lender without the consent of such Lenders adversely affected thereby in accordance with Section 14.2 hereof.

(e) Upon the execution, delivery, acceptance and recording of the applicable Lender Addition and Acknowledgement Agreement, from and after the applicable Incremental Term Loan Effective Date, each Incremental Term Lender shall have an Incremental Term Loan Commitment as set forth in the Register and all the rights and obligations of a Lender with such an Incremental Term Loan Commitment hereunder. The applicable Incremental Term Lenders shall make the Incremental Term Loans to the Borrowers on the applicable Incremental Term Loan Effective Date in an amount equal to the Incremental Term Loan Commitment of each Incremental Term Lender with respect to such Incremental Term Loan as agreed upon pursuant to subsection (b) above.

(f) The Administrative Agent shall maintain a copy of each Lender Addition and Acknowledgment Agreement delivered to it in accordance with Section 14.10(c).

(g) Upon the request of any Incremental Term Lender, the Borrowers shall execute and deliver to the Administrative Agent Incremental Term Loan Notes to such applicable Incremental Term Lenders in amounts equal to the Incremental Term Loans of such Incremental Term Lenders as set forth in the Register. Such Incremental Term Loan Note or Incremental Term Loan Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such Incremental Term Loans and shall be dated as of the Incremental Term Loan Effective Date.

(h) The Applicable Margin and pricing grid, if applicable, for the Incremental Term Loans shall be determined on the applicable Incremental Term Loan Effective Date.

ARTICLE III

LETTER OF CREDIT FACILITY

Section 3.1 L/C Commitment.

(a) Availability. Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Credit Lenders set forth in Section 3.1(c), agrees to issue standby letters of credit (such letters of credit, collectively with the Existing Letters of Credit, the “Letters of Credit”) for the account of the Parent Borrower on any Business Day from the Original Closing Date to but not including the fifth (5th) Business Day prior to the Revolving Credit Maturity Date in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue such Letter of Credit if after giving effect to such issuance (a) the L/C Obligations would exceed the L/C Commitment or (b) the Revolving Credit Outstandings would exceed the Revolving Credit Commitment. Each Letter of Credit shall (i) be denominated in Dollars in a minimum amount of $100,000 or such other amount agreed to by the Administrative Agent and the Issuing Lender, (ii) be a standby letter of credit issued to support obligations of the Parent Borrower or any of its Subsidiaries, contingent or otherwise, incurred in the ordinary course of business, (iii) expire on a date no more than twelve (12) months after the date of issuance or last renewal of such Letter of Credit, which date shall be no later than the Letter of Credit Expiration Date and (iv) be subject to the Uniform Customs and/or ISP, as set forth in the Letter of Credit Application or as determined by the Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of New York. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires.

(b) (i) The Issuing Lender shall not issue any Letter of Credit if:

(A) Subject to Section 3.1(c)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Credit Lenders have approved such expiry date; or

(B) the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless (x) all the Revolving Credit Lenders and the Issuing Lender have approved such expiry date or (y) such Letter of Credit is cash collateralized on terms and pursuant to arrangements satisfactory to the Issuing Lender.

(ii) The Issuing Lender shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing the Letter of Credit, or any Applicable Law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Original Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Original Closing Date and which the Issuing Lender in good faith deems material to it;

(B) the issuance of the Letter of Credit would violate one or more policies of the Issuing Lender applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and the Issuing Lender, the Letter of Credit is in an initial stated amount less than $100,000;

(D) the Letter of Credit is to be denominated in a currency other than Dollars;

(E) any Revolving Credit Lender is at that time a Defaulting Lender, unless the Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Issuing Lender (in its sole discretion) with the Parent Borrower or such Lender to eliminate the Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 5.14(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(F) the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iii) The Issuing Lender shall not amend any Letter of Credit if the Issuing Lender would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(iv) The Issuing Lender shall be under no obligation to amend any Letter of Credit if (A) the Issuing Lender would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(v) The Issuing Lender shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Lender shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article XIII with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and Loan Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article XIII included the Issuing Lender with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuing Lender.

(c) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Parent Borrower delivered to the Issuing Lender (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Parent Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the Issuing Lender, by personal delivery or by any other means acceptable to the Issuing Lender. Such Letter of Credit Application must be received by the Issuing Lender and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the Issuing Lender may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Lender: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the Issuing Lender may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Lender (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the Issuing Lender may require. Additionally, the Parent Borrower shall furnish to the Issuing Lender and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Loan Documents, as the Issuing Lender or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the Issuing Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Parent Borrower and, if not, the Issuing Lender will provide the Administrative Agent with a copy thereof. Unless the Issuing Lender has received written notice from any Revolving Credit Lender, the Administrative Agent or any Credit Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article III shall not then be satisfied, then, subject to the terms and conditions hereof, the Issuing Lender shall, on the requested date, issue a Letter of Credit for the account of the Parent Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuing Lender’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii) If the Parent Borrower so requests in any applicable Letter of Credit Application, the Issuing Lender may, in its discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Issuing Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Lender, the Parent Borrower shall not be required to make a specific request to the Issuing Lender for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the Issuing Lender to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the Issuing Lender shall not permit any such extension if (A) the Issuing Lender has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 3.1(b) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Credit Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or the Parent Borrower that one or more of the applicable conditions specified in Section 6.3 is not then satisfied, and in each such case directing the Issuing Lender not to permit such extension.

(iv) If the Parent Borrower so requests in any applicable Letter of Credit Application, the Issuing Lender may, in its discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the Issuing Lender, the Parent Borrower shall not be required to make a specific request to the Issuing Lender to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the Issuing Lender to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the Issuing Lender to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the Issuing Lender shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Revolving Credit Lenders have elected not to permit such reinstatement or (B) from the Administrative Agent, any Lender or the Parent Borrower that one or more of the applicable conditions specified in Section 6.3 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the Issuing Lender not to permit such reinstatement.

(v) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Lender will also deliver to the Parent Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(d) Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Lender shall notify the Parent Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the Issuing Lender under a Letter of Credit (each such date, an “Honor Date”), the Parent Borrower shall reimburse the Issuing Lender through the Administrative Agent in an amount equal to the amount of such drawing. If the Parent Borrower fails to so reimburse the Issuing Lender by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Percentage thereof. In such event, the Parent Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.2 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 6.3 (other than the delivery of a Committed Loan Notice). Any notice given by the Issuing Lender or the Administrative Agent pursuant to this Section 3.1(d)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender shall upon any notice pursuant to Section 3.1(d)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the Issuing Lender at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 3.1(d)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Parent Borrower in such amount. The Administrative Agent shall remit the funds so received to the Issuing Lender.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 6.3 cannot be satisfied or for any other reason, the Parent Borrower shall be deemed to have incurred from the Issuing Lender an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Issuing Lender pursuant to Section 3.1(d)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Credit Extension from such Lender in satisfaction of its participation obligation under this Section 3.1.

(iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Credit Extension pursuant to this Section 3.1(d) to reimburse the Issuing Lender for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the Issuing Lender.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Credit Extensions to reimburse the Issuing Lender for amounts drawn under Letters of Credit, as contemplated by this Section 3.1(d), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender, the Parent Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 3.1(d) is subject to the conditions set forth in Section 6.3 (other than delivery by the Parent Borrower of a Committed Loan Notice). No such making of an L/C Credit Extension shall relieve or otherwise impair the obligation of the Parent Borrower to reimburse the Issuing Lender for the amount of any payment made by the Issuing Lender under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Issuing Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 3.1(d) by the time specified in Section 3.1(d)(ii), then, without limiting the other provisions of this Agreement, the Issuing Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuing Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Issuing Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Issuing Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s L/C Commitment included in the relevant Borrowing or L/C Credit Extension in respect of the relevant L/C Borrowing, as the case may be. A certificate of the Issuing Lender submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 3.1(d)(vi) shall be conclusive absent manifest error.

(e) Repayment of Participations. (i) At any time after the Issuing Lender has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Credit Extension in respect of such payment in accordance with Section 3.1(d), if the Administrative Agent receives for the account of the Issuing Lender any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Parent Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the Issuing Lender pursuant to Section 3.1(d)(i) is required to be returned under any of the circumstances described in Section 14.7(b) (including pursuant to any settlement entered into by the Issuing Lender in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the Issuing Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(f) Obligations Absolute. The obligation of the Parent Borrower to reimburse the Issuing Lender for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Parent Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) waiver by the Issuing Lender of any requirement that exists for the Issuing Lender’s protection and not the protection of the Parent Borrower or any waiver by the Issuing Lender which does not in fact materially prejudice the Parent Borrower;

(v) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi) any payment made by the Issuing Lender in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC or the ISP, as applicable;

(vii) any payment by the Issuing Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Parent Borrower or any of its Subsidiaries.

The Parent Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Parent Borrower’s instructions or other irregularity, the Parent Borrower will immediately notify the Issuing Lender. The Parent Borrower shall be conclusively deemed to have waived any such claim against the Issuing Lender and its correspondents unless such notice is given as aforesaid.

(g) Role of Issuing Lender. Each Lender and the Parent Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Lender, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Lender shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Credit Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Loan Document. The Parent Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Parent Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Lender, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Lender shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 3.1(f); provided, however, that anything in such clauses to the contrary notwithstanding, the Parent Borrower may have a claim against the Issuing Lender, and the Issuing Lender may be liable to the Parent Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Parent Borrower which the Parent Borrower proves were caused by the Issuing Lender’s willful misconduct or gross negligence or the Issuing Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuing Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The Issuing Lender may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(h) Applicability of ISP. Unless otherwise expressly agreed by the Issuing Lender and the Parent Borrower when a Letter of Credit is issued (including any such agreement applicable to an existing Letter of Credit), the rules of the ISP shall apply to each standby Letter of Credit. Notwithstanding the foregoing, the Issuing Lender shall not be responsible to the Parent Borrower for, and the Issuing Lender’s rights and remedies against the Parent Borrower shall not be impaired by, any action or inaction of the Issuing Lender required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Applicable Law or any order of a jurisdiction where the Issuing Lender or the beneficiary is located, the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(i) Fronting Fee and Documentary and Processing Charges Payable to Issuing Lender. The Parent Borrower shall pay directly to the applicable Issuing Lender for its own account a fronting fee, with respect to each standby Letter of Credit, at the rate per annum specified in the applicable Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.8. In addition, the Parent Borrower shall pay directly to the Issuing Lender for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Lender relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable. For the avoidance of doubt, such fronting fee and other costs and charges shall be applicable to and paid upon each of the Existing Letters of Credit.

(j) Conflict with Loan Documents. In the event of any conflict between the terms hereof and the terms of any Loan Document, the terms hereof shall control.

(k) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Parent Borrower shall be obligated to reimburse the Issuing Lender hereunder for any and all drawings under such Letter of Credit. The Parent Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Parent Borrower, and that the Parent Borrower business derives substantial benefits from the businesses of such Subsidiaries.

(l) Letter of Credit Commissions. Subject to Section 5.14, the Parent Borrower shall pay to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in an amount equal to the face amount of such Letter of Credit multiplied by the Applicable Margin with respect to Revolving Credit Loans that are LIBOR Rate Loans (determined on a per annum basis). Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter, on the Revolving Credit Maturity Date and thereafter on demand of the Administrative Agent. The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the L/C Participants all commissions received pursuant to this Section in accordance with their respective Revolving Credit Commitment Percentages.

ARTICLE IV

TERM LOAN FACILITY

Section 4.1 Term Loan Commitments.

(a) Initial Term Loans. On the Restatement Date, the Initial Term Loans will be fully outstanding and each Term Loan Lender’s Term Loan Commitment shall be deemed terminated.

(b) Delayed Draw Term Loans. Subject to the terms and conditions of this Agreement, each Delayed Draw Term Loan Lender party hereto on the Restatement Date severally agrees to make the Delayed Draw Term Loan to the Borrowers on the Closing Date in a principal amount not to exceed such Lender’s Delayed Draw Term Loan Commitment during the period from and including the Restatement Date to the Commitment Termination Date.

Section 4.2 Procedure for Advance of Term Loans.

(a) Delayed Draw Term Loan. The Parent Borrower shall give the Administrative Agent an irrevocable Notice of Borrowing prior to 11:00 a.m. (i) on the same Business Day as each Base Rate Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan (provided that the Parent Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 5.9 of this Agreement), of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be, (x) with respect to Base Rate Loans in an aggregate principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof, (y) with respect to LIBOR Rate Loans in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof, (C) whether the Loans are to be LIBOR Rate Loans or Base Rate Loans, and (D) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto. Upon receipt of such Notice of Borrowing from the Parent Borrower, the Administrative Agent shall promptly notify each Delayed Draw Term Loan Lender thereof. Not later than 1:00 p.m. on the Closing Date, each Delayed Draw Term Loan Lender will make available to the Administrative Agent for the account of the Parent Borrower (on behalf of the Borrowers), at the Administrative Agent’s Office in immediately available funds, the amount of such Delayed Draw Term Loan to be made by such Delayed Draw Term Loan Lender on the Closing Date. The Borrowers hereby irrevocably authorize the Administrative Agent to disburse the proceeds of the Delayed Draw Term Loan in immediately available funds by wire transfer to such Person or Persons as may be designated by the Parent Borrower in writing.

(b) Incremental Term Loans. Any Incremental Term Loans shall be borrowed pursuant to, and in accordance with, Section 2.8.

Section 4.3 [RESERVED].

Section 4.4 Repayment of Term Loans.

(a) Initial Term Loans. The Borrowers shall repay the aggregate outstanding principal amount of the Initial Term Loans in consecutive quarterly installments on the last Business Day of each of March, June, September and December in the following amounts, except as the amounts of individual installments may be adjusted pursuant to Section 4.5 hereof:

Fiscal Quarter	PRINCIPAL INSTALLMENT ($)
June 30, 2019	$3,487,500
September 30, 2019	$3,487,500
December 31, 2019	$3,487,500
March 31, 2020	$3,487,500
June 30, 2020	$3,487,500
September 30, 2020	$3,487,500
December 31, 2020	$3,487,500
March 31, 2021	$3,487,500
June 30, 2021	$3,487,500
September 30, 2021	$3,487,500
December 31, 2021	$3,487,500
March 31, 2022	$3,487,500
June 30, 2022	$5,231,250
September 30, 2022	$5,231,250
December 31, 2022	$5,231,250
March 31, 2023	$5,231,250
June 30, 2023	$6,975,000
September 30, 2023	$6,975,000
December 31, 2023	$6,975,000
March 31, 2024	$6,975,000
Term Loan Maturity Date	Remainder

If not sooner paid, each of the Initial Term Loans shall be paid in full, together with accrued interest thereon, on the Term Loan Maturity Date.

(b) Delayed Draw Term Loans. The Borrowers shall repay the aggregate outstanding principal amount of the Delayed Draw Term Loans in consecutive quarterly installments on the last Business Day of each of March, June, September and December with the last Business Day of the first full fiscal quarter ending after the Closing Date of (i) $6,250,000 for the first twelve (12) full fiscal quarters, (ii) $9,375,000 for the next four (4) full fiscal quarters, and (iii) to the extent applicable, $12,500,000 for the next four (4) full fiscal quarters, except as the amounts of individual installments may be adjusted pursuant to Section 4.5 hereof, with the balance due on the Delayed Draw Term Loan Maturity Date. If not sooner paid, each of the Delayed Draw Term Loans shall be paid in full, together with accrued interest thereon, on the Delayed Draw Term Loan Maturity Date.

(c) Incremental Term Loans. The Borrowers shall repay the aggregate outstanding principal amount of each Incremental Term Loan (if any) as determined pursuant to, and in accordance with, Section 2.8.

Section 4.5 Prepayments of Term Loans.

(a) Optional Prepayments. The Borrowers shall have the right at any time and from time to time, without premium or penalty, to prepay (a) the Initial Term Loans and the Delayed Draw Term Loans on a pro rata basis or (b) an Incremental Term Loan, in whole or in part, upon delivery to the Administrative Agent of a Notice of Prepayment not later than 11:00 a.m. (i) on the same Business Day as each Base Rate Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, specifying the date and amount of repayment, whether the repayment is of LIBOR Rate Loans or Base Rate Loans or a combination thereof, and if a combination thereof, the amount allocable to each and whether the repayment is of the Initial Term Loan and the Delayed Draw Term Loan or an Incremental Term Loan or a combination thereof, and if a combination thereof, the amount allocable to each. Each optional prepayment of the Term Loans hereunder shall be in an aggregate principal amount of at least $5,000,000 or any whole multiple of $1,000,000 in excess thereof and shall be applied, on a pro rata basis, to the outstanding principal installments of the applicable Initial Term Loan or Delayed Draw Term Loan being prepaid, and, if applicable, any Incremental Term Loans being prepaid, in each case as directed by the Borrowers. Each repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof. A Notice of Prepayment received after 11:00 a.m. shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the applicable Term Loan Lenders of each Notice of Prepayment. The Borrowers may not prepay any such LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such prepayment is accompanied by any amount required to be paid pursuant to Section 5.9 hereof.

(b) Mandatory Prepayments.

(i) Debt Issuance. The Parent Borrower (on behalf of the Borrowers) shall make mandatory principal prepayments of the Loans in the manner set forth in clause (vii) below in an amount equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Debt Issuance by any Credit Party or any of its Subsidiaries (other than a Debt Issuance consisting of Indebtedness permitted to be incurred pursuant to this Agreement). Such prepayment shall be made within three (3) Business Days after the date of receipt of the Net Cash Proceeds of any such Debt Issuance.

(ii) [RESERVED].

(iii) Asset Dispositions. The Parent Borrower (on behalf of the Borrowers) shall make mandatory principal prepayments of the Loans in the manner set forth in clause (vii) below in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Asset Disposition by any Credit Party or any of its Subsidiaries. Such prepayments shall be made within three (3) Business Days after the date of receipt of the Net Cash Proceeds of any such Asset Disposition by such Credit Party or any of its Subsidiaries; provided that, so long as no Default or Event of Default has occurred and is continuing, no prepayment shall be required under this Section 4.5(b)(iii) to the extent that such Net Cash Proceeds are reinvested in long-term assets used or useful in the business of the Parent Borrower and its Subsidiaries within twelve (12) months after receipt of such Net Cash Proceeds by such Credit Party or such Subsidiary; provided further that any portion of such Net Cash Proceeds not actually reinvested within such twelve (12) month period shall be prepaid in accordance with this Section 4.5(b)(iii) on or before the last day of such twelve (12) month period.

(iv) Insurance and Condemnation Events. The Parent Borrower (on behalf of the Borrowers) shall make mandatory principal prepayments of the Loans in the manner set forth in clause (vii) below in an amount equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Insurance and Condemnation Event by any Credit Party or any of its Subsidiaries. Such prepayments shall be made within three (3) Business Days after the date of receipt of Net Cash Proceeds of any such Insurance and Condemnation Event by such Credit Party or such Subsidiary; provided that, so long as no Default or Event of Default has occurred and is continuing, no prepayment shall be required under this Section 4.5(b)(iv) to the extent that such Net Cash Proceeds are reinvested in long-term assets used or useful in the business of the Borrowers (including to replace damaged or destroyed assets) within twelve (12) months after receipt of such Net Cash Proceeds by such Credit Party or such Subsidiary; provided further that any portion of the Net Cash Proceeds not actually reinvested within such twelve (12) month period shall be prepaid in accordance with this Section 4.5(b)(iv) on or before the last day of such twelve (12) month period.

(v) [RESERVED].

(vi) [RESERVED].

(vii) Notice; Manner of Payment. Upon the occurrence of any event triggering the prepayment requirement under clauses (i) through and including (iv) above, the Parent Borrower shall promptly deliver a Notice of Prepayment to the Administrative Agent and upon receipt of such notice, the Administrative Agent shall promptly so notify the Lenders. Each prepayment of the Loans under this Section shall be applied as follows: (i) first, to reduce on a pro rata basis the remaining scheduled principal installments of the Term Loans, pursuant to Section 4.4 and (ii) second, to the extent of any excess, to repay the Revolving Credit Loans pursuant to Section 2.4(f), without a corresponding reduction in the Revolving Credit Commitment.

(viii) No Reborrowings. Amounts prepaid under the Initial Term Loan or the Delayed Draw Term Loan pursuant to this Section 4.5 may not be reborrowed. Each prepayment shall be accompanied by any amount required to be paid pursuant to Section 5.9.

(c) Reduction of Delayed Draw Term Loan Commitment.

(i) The Borrowers shall have the right at any time and from time to time, upon at least five (5) Business Days’ prior written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Delayed Draw Term Loan Commitment at any time or (ii) portions of the Delayed Draw Term Loan Commitment, from time to time, in an aggregate principal amount not less than $3,000,000 or any whole multiple of $1,000,000 in excess thereof. Any reduction of the Delayed Draw Term Loan Commitment shall be applied to the Delayed Draw Term Loan Commitment of each Delayed Draw Term Loan Lender according to its Delayed Draw Term Loan Commitment Percentage. All commitment fees accrued until the effective date of any termination of the Delayed Draw Term Loan Commitment shall be paid on the effective date of such termination.

(ii) The aggregate Delayed Draw Term Loan Commitment shall be permanently reduced to zero on the date (the “Commitment Termination Date”) that is the earliest of the following: (i) the consummation of the Acquisition without the funding of the Delayed Draw Term Loans under this Agreement, (ii) the date on which the Acquisition Agreement is terminated in accordance with its terms and (iii) 11:59 p.m., New York City time, on November 27, 2019 or, if the Outside Date (as defined in the Acquisition Agreement) shall have been extended in accordance with the terms of the Acquisition Agreement as in effect on February 28, 2019, February 27, 2020. Unless previously terminated, the Delayed Draw Term Loan Commitment shall terminate upon the funding of the Delayed Draw Term Loans on the Closing Date.

ARTICLE V

GENERAL LOAN PROVISIONS

Section 5.1 Interest.

(a) Interest Rate Options. Subject to the provisions of this Section, at the election of the Borrowers, (i) the Revolving Credit Loans and the Term Loans shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) the LIBOR Rate plus the Applicable Margin (provided that the LIBOR Rate shall not be available until three (3) Business Days after the Original Closing Date unless the Parent Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 5.9 of this Agreement) and (ii) any Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin. The Borrowers shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 5.2. Any Loan or any portion thereof as to which the Borrowers have not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan.

(b) Interest Periods. In connection with each LIBOR Rate Loan, the Parent Borrower, by giving notice at the times described in Section 2.3, 2.8 or 5.2, as applicable, shall elect an interest period (each, an “Interest Period”) to be applicable to such Loan, which Interest Period shall be a period of one (1), two (2), three (3) or six (6) months; provided that:

(i) the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(ii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(iii) any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(iv) no Interest Period shall extend beyond the Revolving Credit Maturity Date and Interest Periods shall be selected by the Parent Borrower so as to permit the Borrowers to make mandatory prepayments of the Revolving Credit Loans pursuant to Section 2.4(b), without payment of any amounts pursuant to Section 5.9; and

(v) there shall be no more than eight (8) Interest Periods in effect at any time.

(c) Default Rate. Subject to Section 12.3, immediately upon the occurrence and during the continuance of an Event of Default (A) the Borrowers shall no longer have the option to request LIBOR Rate Loans, Swingline Loans or Letters of Credit, (B) all outstanding Loans or other Obligations shall bear interest at the Default Rate and (C) all accrued and unpaid interest shall be due and payable on demand of the Administrative Agent. Interest shall continue to accrue on the Obligations after the filing by or against the Borrowers of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

(d) Interest Payment and Computation. Interest on each Base Rate Loan shall be due and payable in arrears on the last Business Day of each calendar quarter commencing June 30, 2019; and interest on each LIBOR Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period. All computations of interest for Base Rate Loans when the Base Rate is determined by the “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year).

(e) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrowers any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations on a pro rata basis. It is the intent hereof that the Borrowers not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrowers under Applicable Law.

Section 5.2 Notice and Manner of Conversion or Continuation of Loans. Provided that no Default or Event of Default has occurred and is then continuing, the Borrowers shall have the option to (a) convert at any time following the third Business Day after the Original Closing Date all or any portion of any outstanding Base Rate Loans (other than Swingline Loans) in a principal amount equal to $5,000,000 or any whole multiple of $1,000,000 in excess thereof into one or more LIBOR Rate Loans and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $3,000,000 or a whole multiple of $1,000,000 in excess thereof into Base Rate Loans (other than Swingline Loans) or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans. Whenever the Borrowers desire to convert or continue Loans as provided above, the Parent Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit D (a “Notice of Conversion/Continuation”) not later than 11:00 a.m. three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan. The Administrative Agent shall promptly notify the affected Lenders of such Notice of Conversion/Continuation. If on any day a Loan is outstanding with respect to which a Notice of Borrowing or a Notice of Conversion/Continuation has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

Section 5.3 Fees.

(a) Commitment Fee. Commencing on the Original Closing Date, subject to Section 5.14(a)(iii)(A)) the Parent Borrower shall pay to the Administrative Agent, for the account of the Revolving Credit Lenders, a non-refundable commitment fee (the “Commitment Fee”) at a rate per annum equal to the Applicable Margin times the average daily amount by which the aggregate Revolving Credit Commitments of the Revolving Credit Lenders (other than the Defaulting Lenders, if any) exceed the sum of (A) the aggregate principal amount of outstanding Revolving Credit Loans and (B) the aggregate amount of outstanding L/C Obligations; provided that the amount of outstanding Swingline Loans shall not be considered usage of the Revolving Credit Commitment for the purpose of calculating the Commitment Fee. The Commitment Fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing on June 30, 2019 and ending on the date upon which all Obligations (other than contingent indemnification obligations not then due) arising under the Revolving Credit Facility shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Revolving Credit Commitment has been terminated. Such commitment fee shall be distributed by the Administrative Agent to the Revolving Credit Lenders (other than any Defaulting Lender) pro rata in accordance with the Revolving Credit Lenders’ respective Revolving Credit Commitment Percentages.

(b) Ticking Fee. Commencing on August 4, 2019, the Parent Borrower shall pay to the Administrative Agent, for the account of the Delayed Draw Term Loan Lenders, a ticking fee (the “Ticking Fee”) at a rate per annum equal to 0.35% times the average daily amount by which the aggregate Delayed Draw Term Loan Commitments of the Delayed Draw Term Loan Lenders exceed the aggregate principal amount of outstanding Delayed Draw Term Loans, which fee will be due and payable on the earlier of (i) the Closing Date or (ii) the termination of the Delayed Draw Term Loan Commitments.

(c) Administrative Agent’s and Other Fees. The Parent Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the applicable Fee Letter. The Parent Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

Section 5.4 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrowers shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender such Lender’s Applicable Percentage in respect of the relevant Revolving Credit Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of LIBOR Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.2) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Parent Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the appropriate Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the appropriate Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article V, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Section 6.1, 6.2, or 6.3, as applicable, are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Credit Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 14.3(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 14.3(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 14.3(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

(g) [RESERVED].

(h) Defaulting Lenders. Notwithstanding the foregoing clause (a), if there exists a Defaulting Lender each payment by the Borrowers to such Defaulting Lender hereunder shall be applied in accordance with Section 5.14(a)(ii).

Section 5.5 Evidence of Indebtedness.

(a) Extensions of Credit. The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note, Swingline Note, Delayed Draw Term Loan Note and/or Term Loan Note, as applicable, which shall evidence such Lender’s Revolving Credit Loans, Swingline Loan, Delayed Draw Term Loan and/or Term Loan, as applicable, in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(b) Participations. In addition to the accounts and records referred to in subsection (a), each Revolving Credit Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Credit Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Credit Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 5.6 Adjustments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 5.9, 5.10, 5.11 or 14.3 hereof) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that

(a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(b) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 5.13 or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swingline Loans and Letters of Credit to any assignee or participant, other than to the Parent Borrower or any of its Subsidiaries (as to which the provisions of this paragraph shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation. For purposes of subclause (b)(i) of the definition of Excluded Taxes, a Lender that acquires a participation pursuant to this Section 5.6 shall be treated as having acquired such participation on the date(s) on which such Lender acquired the applicable interest(s) in the Commitment(s) and/or Loan(s) to which such participation relates.

Section 5.7 Nature of Obligations of Lenders Regarding Extensions of Credit; Assumption by the Administrative Agent.

(a) The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several. Unless the Administrative Agent shall have received notice from a Lender prior to a proposed borrowing date that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of the amount to be borrowed on such date (which notice shall not release such Lender of its obligations hereunder), the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the proposed borrowing date in accordance with Section 2.3(b), and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the daily average Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b) The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several. The failure of any Lender to make available its Commitment Percentage of any Loan requested by the Borrowers shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date.

Section 5.8 Changed Circumstances.

(a) Conversion or Continuation. In connection with any request for a LIBOR Rate Loan or a Base Rate Loan as to which the interest rate is determined with reference to LIBOR or a conversion to or continuation thereof, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (ii) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for the ascertaining the LIBOR Rate for such Interest Period with respect to a proposed LIBOR Rate Loan or any Base Rate Loan as to which the interest rate is determined with reference to LIBOR or (iii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period, then the Administrative Agent shall promptly give notice thereof to the Parent Borrower. Thereafter, until the Administrative Agent notifies the Parent Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans or Base Rate Loan as to which the interest rate is determined with reference to LIBOR and the right of the Borrowers to convert any Loan to or continue any Loan as a LIBOR Rate Loan or a Base Rate Loan as to which the interest rate is determined with reference to LIBOR shall be suspended, and (i) in the case of LIBOR Rate Loans, the Borrowers shall either (A) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan together with accrued interest thereon (subject to Section 5.1(d)), on the last day of the then current Interest Period applicable to such LIBOR Rate Loan; or (B) convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as to which the interest rate is not determined by reference to LIBOR as of the last day of such Interest Period; or (ii) in the case of Base Rate Loans as to which the interest rate is determined by reference to LIBOR, the Borrowers shall convert the then outstanding principal amount of each such Loan to a Base Rate Loan as to which the interest rate is not determined by reference to LIBOR as of the last day of such Interest Period.

(b) Laws Affecting LIBOR Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Parent Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Parent Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans or Base Rate Loans as to which the interest rate is determined by reference to LIBOR, and the right of the Borrowers to convert any Loan or continue any Loan as a LIBOR Rate Loan or a Base Rate Loan as to which the interest rate is determined by reference to LIBOR shall be suspended and thereafter the Borrowers may select only Base Rate Loans as to which the interest rate is not determined by reference to LIBOR hereunder, (ii) all Base Rate Loans shall cease to be determined by reference to LIBOR and (iii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto as a LIBOR Rate Loan, the applicable LIBOR Rate Loan shall immediately be converted to a Base Rate Loan as to which the interest rate is determined without giving effect to clause (c) of the definition of Base Rate. To the extent of any conflict between this Section 5.8(b) and Section 5.16, Section 5.16 shall control.

Section 5.9 Indemnity. Each Borrower hereby indemnifies each of the Lenders against any loss or expense (including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain a LIBOR Rate Loan or from fees payable to terminate the deposits from which such funds were obtained) which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by any Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of any Borrower to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Commitment Percentage of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Parent Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

Section 5.10 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the Issuing Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its Loans, loan principal, Letters of Credit, participations in Letters of Credit, Commitments, or other Obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Lender or other Recipient, the Borrowers will pay to such Lender, Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon written request of such Lender or such Issuing Lender the Borrowers shall promptly pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Parent Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on LIBOR Rate Loans. The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each LIBOR Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrowers shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant date on which interest is due pursuant to Section 5.1(d), such additional interest shall be due and payable 10 days from receipt of such notice.

Section 5.11 Taxes.

(a) Lender. For purposes of this Section 5.11, the term “Lender” includes any Issuing Lender and any Swingline Lender and the term “Applicable Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.11) the applicable Lender (or, in the case of any amount received by the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrowers. The Borrowers shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrowers. Each Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.11) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Parent Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) [RESERVED].

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 5.11, the Parent Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Parent Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.11(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Parent Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(i) (x) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party with respect to any other applicable payment under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of either Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to either Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Parent Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Administrative Agent, and any successor or supplemental Administrative Agent, shall deliver to Parent Borrower, on or prior to the date on which it becomes Administrative Agent, either (x) a properly completed and duly signed copy of IRS Form W-9 or (y) a properly completed and duly signed copy of IRS Form W-8ECI with respect to payments to be received under the Loan Documents for its own account and a properly completed and duly signed copy of IRS Form W-8IMY evidencing that it is treated as a U.S. person for U.S. federal withholding purposes.

(iv) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Parent Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

(v) Each Lender hereby authorizes the Administrative Agent to deliver to the Credit Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to Section 5.11(g).

(h) reatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.11 (including by the payment of additional amounts pursuant to this Section 5.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements in this Section 5.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacements of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 5.12 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 5.10, or requires the Borrowers to pay Indemnified Taxes or any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.10 or Section 5.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 5.10, or if the Borrowers are required to pay Indemnified Taxes or any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 5.12(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 14.10), all of its interests, rights (other than its existing rights to payments pursuant to Section 5.10 or Section 5.11) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that

(i) the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 14.10,

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts),

(iii) in the case of any such assignment resulting from a claim for compensation under Section 5.10 or payments required to be made pursuant to Section 5.11, such assignment will result in a reduction in such compensation or payments thereafter,

(iv) such assignment does not conflict with Applicable Law, and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

Section 5.13 Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent, the Issuing Lender or the Swingline Lender (with a copy to the Administrative Agent), the Parent Borrower shall Cash Collateralize the Fronting Exposure of the Issuing Lender and/or the Swingline Lender, as applicable, with respect to such Defaulting Lender (determined after giving effect to Section 5.14(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a) Grant of Security Interest. The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lender and the Swingline Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swingline Loans, to be applied pursuant to subsection (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, the Issuing Lender and the Swingline Lender as herein provided (other than Liens permitted pursuant to Section 11.2(b), (i) or (k)), or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 5.13 or Section 5.14 in respect of Letters of Credit and Swingline Loans shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swingline Loans (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of the Issuing Lender and/or the Swingline Lender, as applicable, shall no longer be required to be held as Cash Collateral pursuant to this Section 5.13 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent, the Issuing Lender and the Swingline Lender that there exists excess Cash Collateral; provided that, subject to Section 5.14, the Person providing Cash Collateral, the Issuing Lender and the Swingline Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; and provided further that to the extent that such Cash Collateral was provided by the Borrowers, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

Section 5.14 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article XII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 14.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender or the Swingline Lender hereunder; third, to Cash Collateralize the Fronting Exposure of the Issuing Lender and the Swingline Lender with respect to such Defaulting Lender in accordance with Section 5.13; fourth, as the Parent Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Parent Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement and (B) Cash Collateralize the Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit and Swingline Loans issued under this Agreement, in accordance with Section 5.13; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lender or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit or Swingline Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit or Swingline Loans were issued at a time when the conditions set forth in Section 6.1 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit or Swingline Loans owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit or Swingline Loans owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Revolving Credit Commitments under the applicable Revolving Credit Facility without giving effect to Section 5.14(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 5.14(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive letter of credit commissions pursuant to Section 3.1(l) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Credit Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 5.13.

(C) With respect to any Commitment Fee or letter of credit commission not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to each Issuing Lender and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that (x) the conditions set forth in Section 6.3 are satisfied at the time of such reallocation (and, unless the Parent Borrower shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, repay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 5.13.

(b) Defaulting Lender Cure. If the Parent Borrower, the Administrative Agent, the Issuing Lender and the Swingline Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Credit Facility (without giving effect to Section 5.14(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Parent Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 5.15 Refinancing Amendments.

(a) At any time after the Restatement Date, the Borrowers may obtain, from any Term Loan Lender, any Incremental Term Lender providing Incremental Term Loans or any Increasing Revolving Lender increasing their Revolving Credit Commitments and providing Revolving Credit Loans, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans or Revolving Credit Loans then-outstanding under this Agreement (which for the purposes of this clause will be deemed to include any then outstanding Other Loans) in the form of (x) Other Loans or Other Commitments or (y) Refinancing Notes, as the case may be, in each case pursuant to a Refinancing Amendment; provided that such Credit Agreement Refinancing Indebtedness (i) will have such pricing and optional prepayment terms as may be agreed by the Borrowers and the Lenders thereof, (ii) will have a maturity date that is not prior to the maturity date of the Term Loans or Revolving Credit Loans being refinanced, as appropriate, and (iii) the proceeds of such Credit Agreement Refinancing Indebtedness shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of outstanding Term Loans or Revolving Credit Loans, as appropriate (and in the case of a prepayment of Revolving Credit Loans, a corresponding amount of Revolving Credit Commitments shall be permanently reduced). Each class of Credit Agreement Refinancing Indebtedness incurred under this Section 5.15 shall be in an aggregate principal amount that is (x) not less than $5,000,000 and (y) an integral multiple of $1,000,000 in excess thereof. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agreed that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Loans, Other Commitments and/or Refinancing Notes). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section.

(b) Notwithstanding anything to the contrary, this Section 5.15 shall supersede any provisions in Section 4.5(b)(vii), Section 5.6 or Section 14.2 to the contrary.

Section 5.16 Successor LIBOR.

Notwithstanding anything to the contrary in this Agreement or any other Loan Documents (including Section 14.2 hereof), if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrowers or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrowers) that the Borrowers or Required Lenders (as applicable) have determined, that:

(a) adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Rate is not available or published on a current basis and such circumstances are unlikely to be temporary, or

(b) the administrator of the LIBOR Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), or

(c) syndicated loans currently being executed, or that include language similar to that contained in this Section 5.16, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrowers may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar Dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrowers unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment.

If no LIBOR Successor Rate has been determined and the circumstances under clause (a) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain LIBOR Rate Loans shall be suspended, (to the extent of the affected LIBOR Rate Loans or Interest Periods) and (y) the LIBOR Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Rate Loans (to the extent of the affected LIBOR Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

ARTICLE VI

CLOSING; CONDITIONS OF CLOSING AND BORROWING

Section 6.1 Conditions to Closing. The obligation of the Lenders to make the Delayed Draw Term Loan and up to $250,000,000 of Revolving Credit Loans on the Closing Date to finance in part the Acquisition is subject solely to the satisfaction (or waiver in accordance with Section 14.2) of each of the following conditions:

(a) The Restatement Date shall have occurred.

(b) The Acquisition shall have been, or shall substantially concurrently with the making of the Loans on the Closing Date be, consummated in all material respects in accordance with the terms of the Acquisition Agreement without giving effect to any amendment, consent, supplement or waiver of any provision thereof that is materially adverse to the interests of the Lenders or the Arranger without the prior written consent of the Arranger (such consent not to be unreasonably withheld, delayed or conditioned); provided that (i) any reduction in purchase price shall be deemed to be materially adverse to the Lenders and the Arranger unless such reduction of the purchase price is less than 10% and applied 100% to reduce the Delayed Draw Term Loan Commitment, (ii) an increase in the purchase price shall be deemed to be not materially adverse to the Lenders or the Arranger if such increase is funded 100% with equity, and (iii) any amendment to the definition of “Material Adverse Effect” in the Acquisition Agreement shall be deemed to be materially adverse to the Lenders and the Arranger; provided that, to the extent any of the Acquisition Agreement Representations or (to the extent applicable to the Acquired Business) any of the Specified Representations are qualified by or subject to a “material adverse effect”, “material adverse change” or similar qualification, the definition thereof for such purposes shall be the definition of Material Adverse Effect (as defined in the Acquisition Agreement as in effect on February 28, 2019) for purposes of any such representations and warranties made or deemed made on, or as of, the Closing Date (or any date prior thereto).

(c) The Acquisition Agreement Representations shall be true and correct in all material respects, and the Specified Representations shall be true and correct in all material respects (except, in each case, for any such representations and warranties that are qualified or subject to materiality, which representations and warranties shall be accurate in all respects after giving effect to such qualification).

(d) Since February 28, 2019, there has not been a Material Adverse Effect (as defined in the Acquisition Agreement as in effect on February 28, 2019).

(e) The Administrative Agent shall have received a certificate from a Responsible Officer of the Parent Borrower certifying as to the satisfaction of the condition precedent contained in Section 6.1(b), (c), (d), and (n).

(f) Subject to Section 6.2, each Domestic Subsidiary of the Borrowers that is formed or acquired in connection with the Acquisition on the Closing Date (each, a “New Guarantor”) shall (i) have delivered a duly executed supplement to the Subsidiary Guaranty Agreement or such other document as the Administrative Agent shall deem appropriate so as to cause such Subsidiary to become a Subsidiary Guarantor on the Closing Date and (ii) grant a security interest in all Collateral owned by such Subsidiary by delivering to the Administrative Agent a duly executed supplement to each Security Document or such other document as the Administrative Agent shall deem appropriate for such purpose.

(g) The Administrative Agent shall have received a customary solvency certificate from the Parent Borrower’s chief financial officer (or other officer with reasonably equivalent responsibilities).

(h) The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(i) Certificate of Secretary of Each New Guarantor. A certificate of a Responsible Officer of each New Guarantor certifying as to the incumbency and genuineness of the signature of each officer of such New Guarantor executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation of such New Guarantor and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation or formation, (B) the bylaws or other governing document of such New Guarantor as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors or other governing body of such New Guarantor authorizing and approving the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 6.1(h)(ii) below.

(ii) Certificates of Good Standing. Certificates as of a recent date of the good standing of each New Guarantor under the laws of its jurisdiction of organization and, to the extent requested by the Administrative Agent, each other jurisdiction where such New Guarantor is qualified to do business.

(iii) Opinions of Counsel. Favorable opinions of counsel to each New Guarantor addressed to the Administrative Agent and the Lenders with respect to the New Guarantor, the Loan Documents and such other matters as the Lenders shall request (which such opinions shall expressly permit reliance by permitted successors and assigns of the addressees thereof).

(iv) Subject to Section 6.2, information reasonably necessary for the Administrative Agent to perform customary UCC lien searches prior to closing with respect to the New Guarantors. All documents and instruments required to grant perfected liens on the Collateral in favor of the Administrative Agent subject to Section 6.2 shall have been executed (to the extent applicable) and delivered and be in appropriate form for filing (to the extent applicable).

(i) The Arranger shall have received (i) audited consolidated balance sheets and related statements of income, changes in equity and cash flows of the Parent Borrower for the three most recently completed fiscal years of the Parent Borrower ended at least 90 days before the Closing Date and (ii) unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of the Parent Borrower for each of the first three subsequent fiscal quarters after the date of the most recent financial statements delivered pursuant to clause (i) above and ended at least 45 days before the Closing Date; it being acknowledged and agreed by the Arranger that such Arranger has received (x) the audited financial statements described in clause (i) above for the fiscal years ended December 31, 2016 and December 31, 2017 and (y) the unaudited financial statements described in clause (ii) above for the fiscal periods ended March 31, 2018, June 30, 2018 and September 30, 2018. For purposes hereof, any financial statements required to be delivered pursuant to this Section 6.1(i) shall be deemed to have been received by the Arranger if such financial statements are filed on EDGAR.

(j) The Arranger shall have received the following special purpose carve-out financial statements of the Acquired Business: (a)(i) the audited Statements of Assets Acquired and Liabilities Assumed as of December 31, 2017 and December 31, 2018 and as of the end of each subsequent fiscal year ended at least 90 days before the Closing Date and (ii) the audited Statements of Revenues and Direct Expenses for the fiscal years ended December 31, 2017 and December 31, 2018 and for each subsequent fiscal year ended at least 90 days before the Closing Date and (b)(i) the audited Statement of Assets Acquired and Liabilities Assumed as of September 30, 2018 and the unaudited Statement of Assets Acquired and Liabilities Assumed as of the end of each subsequent fiscal quarter (commencing with the fiscal quarter ending March 31, 2019) ended at least 60 days before the Closing Date and (ii) the audited Statement of Revenues and Direct Expenses for the nine-month period ended September 30, 2018 and the unaudited Statement of Revenues and Direct Expenses for each subsequent fiscal quarter (commencing with the fiscal quarter ending March 31, 2019) ended at least 60 days before the Closing Date, in each case, setting forth in comparative form such information for the previous fiscal year and comparable fiscal quarter (as the case may be).

(k) The Arranger shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Parent Borrower as of and for the period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements are required to be delivered pursuant to Section 6.1(i)(i) or (ii) above (as the case may be), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income).

(l) All fees required to be paid by the Borrowers on or prior to the Closing Date to the Administrative Agent, the Arranger and the Lenders under the Fee Letters shall have been paid, and all expenses required to be paid by the Borrowers or reimbursed by the Borrowers on the Closing Date to the Administrative Agent and the Lead Arranger invoiced at least three Business Days prior to the Closing Date (except as otherwise agreed by the Borrowers) shall have been paid.

(m) The Borrowers and each of the Subsidiary Guarantors shall have provided the documentation and other information to the Administrative Agent that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the PATRIOT Act, at least three (3) Business Days prior to the Closing Date to the extent requested at least ten (10) Business Days prior to the Closing Date. At least three (3) Business Days prior to the Closing Date, (i) any Credit Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a beneficial ownership certificate which shall be true and accurate in all respects as of the date thereof and (ii) any Credit Party that does not qualify as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a certificate that such entity does not meet such qualification, in each case, to the Administrative Agent or any Lender that has requested such certification, in relation to such Credit Party.

(n) No Default or Event of Default pursuant to Section 12.1(a), (b), (i) or (j) shall have occurred and be continuing.

(o) The Administrative Agent shall have received a Notice of Borrowing from the Borrowers in accordance with Section 2.3(a).

(p) The Parent Borrower and its Subsidiaries shall be in compliance with Regulation U of the Federal Reserve Board and the Administrative Agent shall have received evidence that the Borrowers have delivered to the Board of Governors of the Federal Reserve System each Form U-1 required to have been delivered on or before the date of such Extension of Credit.

Section 6.2 Certain Funds Availability. Notwithstanding anything to the contrary herein, (a) the only representations and warranties the accuracy of which shall be a condition to the availability of the Delayed Draw Term Loans and up to $250,000,000 of the Revolving Credit Facility on the Closing Date to finance in part the Acquisition shall be (i) the Acquisition Agreement Representations and (ii) the Specified Representations and (b) to the extent that any lien search (other than UCC lien searches in the jurisdiction of organization of the Borrowers and the Subsidiary Guarantors) cannot be obtained or any security interest in any Collateral is not or cannot be perfected (if applicable) on the Closing Date (other than any security interest in any Collateral which may be perfected (if applicable) by (x) the filing of a financing statement under the UCC or (y) the delivery to the Administrative Agent of certificated equity interests with respect to certificated securities (and related stock powers or other similar transfer instruments) of each domestic subsidiary of the Borrowers required to be pledged to the extent possession of such certificates perfects a security interest therein; provided that so long as each of the Borrowers has used its commercially reasonable efforts to deliver the certificated equity interests of the Acquired Business and/or its subsidiaries, such certificates shall only be required to be delivered on the Closing Date if the Borrowers have actually received such certificates from Western Union or its designee, and otherwise shall be required to be delivered within five (5) days after the Closing Date) after the Borrowers’ use of commercially reasonable efforts to do so, then such lien search and/or the perfection of a security interest in such Collateral shall not constitute a condition precedent to the funding of the Delayed Draw Term Loan and up to $250 million of the Revolving Credit Facility on the Closing Date, but instead shall be required to be obtained or perfected after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Administrative Agent and the Borrowers acting reasonably within 90 days following the Closing Date (or such later date as may be reasonably agreed between the Administrative Agent and the Borrowers).

Section 6.3 Conditions to All Extensions of Credit. The obligations of the Lenders to make or participate in any Extensions of Credit (other than the Delayed Draw Term Loan and up to $250 million of Revolving Credit Loans on the Closing Date to finance in part the Acquisition) and to convert or continue any Loan and/or the Issuing Lender to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, continuation, conversion, issuance or extension date:

(a) Continuation of Representations and Warranties. The representations and warranties contained in Article VII and in other Loan Documents shall be true and correct on and as of such borrowing, continuation, conversion, issuance or extension date with the same effect as if made on and as of such date, except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct in all respects as of such earlier date.

(b) No Existing Default. No Default or Event of Default shall have occurred and be continuing (i) on the borrowing, continuation or conversion date with respect to such Loan or after giving effect to the Loans to be made, continued or converted on such date or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.

(c) Notices. The Administrative Agent shall have received a Notice of Borrowing or Notice of Conversion/Continuation, as applicable, from the Borrowers in accordance with Section 2.3(a), Section 2.8 or Section 5.2.

(d) Regulation U. The Parent Borrower and its Subsidiaries shall be in compliance with Regulation U of the Federal Reserve Board and the Administrative Agent shall have received evidence that the Borrowers have delivered to the Board of Governors of the Federal Reserve System each Form U-1 required to have been delivered on or before the date of such Extension of Credit.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

Section 7.1 Representations and Warranties. To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, the Borrowers hereby represent and warrant to the Administrative Agent and Lenders both before and after giving effect to the transactions contemplated hereunder, which representations and warranties shall be deemed made on the Restatement Date and as otherwise set forth in Section 7.2, that:

(a) Organization; Power; Qualification. Each of the Parent Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization except in jurisdictions where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect. The jurisdictions in which the Parent Borrower and its Subsidiaries are organized and qualified to do business as of the Restatement Date are described on Schedule 7.1(a).

(b) Ownership. Each Subsidiary of the Parent Borrower as of the Restatement Date is listed on Schedule 7.1(b). As of the Restatement Date, the capitalization of the Parent Borrower and its Subsidiaries consists of the number of shares, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 7.1(b). All outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and not subject to any preemptive or similar rights, except as described in Schedule 7.1(b). The shareholders or other owners, as applicable, of Parent Borrower and its Subsidiaries and the number of shares or other ownership interests owned by each as of the Restatement Date are described on Schedule 7.1(b), both before and after giving effect to the transactions on the Restatement Date. As of the Restatement Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of Capital Stock of the Parent Borrower or its Subsidiaries, except as described on Schedule 7.1(b).

(c) Authorization of Agreement, Loan Documents and Borrowing. Each of the Parent Borrower and its Subsidiaries has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of the Parent Borrower and each of its Subsidiaries party thereto, and each such document constitutes the legal, valid and binding obligation of the Parent Borrower or its Subsidiary party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

(d) Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by the Parent Borrower and its Subsidiaries of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby or thereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any material Governmental Approval relating to the Parent Borrower or any of its Subsidiaries, (ii) violate any material provision of Applicable Law relating to the Parent Borrower or any of its Subsidiaries, (iii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of the Parent Borrower or any of its Subsidiaries, (iv) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, which could individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (v) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Permitted Liens arising under the Loan Documents or (vi) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement other than (A) consents, authorizations, filings or other acts or consents for which the failure to obtain or make could not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (B) consents or filings, if any, under the UCC and (iii) filings with the United States Copyright Office and/or the United Stated Patent and Trademark Office.

(e) Compliance with Law; Governmental Approvals.

(i) Each of the Borrowers and their Subsidiaries (A) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to its knowledge after due inquiry, threatened attack by direct or collateral proceeding, (B) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties and (C) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law, except in each such case set forth in clauses (A), (B) or (C) where the failure to have, comply, file or retain could not reasonably be expected to have a Material Adverse Effect.

(ii) Neither the Borrowers nor any of their Subsidiaries (x) is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System), (y) is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940) or (z) is, or after giving effect to any Extension of Credit will be, subject to regulation under the Interstate Commerce Act, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby or by the other Loan Documents to which it is a party. No part of the proceeds of any of the Loans or Letters of Credit will be used for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors. Following the application of the proceeds of each Extension of Credit, not more than twenty-five percent (25%) of the value of the assets (either of the Borrowers only or of the Borrowers and their Subsidiaries on a Consolidated basis) subject to the provisions of Section 11.2 or Section 11.5 or 11.11 or subject to any restriction contained in any agreement or instrument between the Borrowers and any Lender or any Affiliate of any Lender relating to Indebtedness in excess of $5,000,000 will be “margin stock”. If requested by any Lender (through the Administrative Agent) or the Administrative Agent, the Parent Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

(f) Tax Returns and Payments. Each of the Parent Borrower and its Subsidiaries has duly filed or caused to be filed all federal, state, local and other material Tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, state, local and other material Taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable, except (x) Taxes that are being con-tested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of the Parent Borrower or any of its Subsidiaries or (y) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(g) Environmental Matters. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect,

(i) the properties owned, leased or operated by the Parent Borrower and its Subsidiaries now or in the past do not contain, and to their knowledge have not previously contained, any Hazardous Materials in amounts or concentrations which (A) constitute or constituted a violation of applicable Environmental Laws or (B) could give rise to liability under applicable Environmental Laws;

(ii) the Parent Borrower, each of its Subsidiaries and such properties and all operations conducted in connection therewith are in compliance, and have been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about such properties or such operations which could interfere with the continued operation of such properties or impair the fair saleable value thereof;

(iii) neither the Parent Borrower nor any of its Subsidiaries has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding Environmental Claims, Hazardous Materials, or compliance with Environmental Laws, nor does the Parent Borrower or any of its Subsidiaries have knowledge or reason to believe that any such notice will be received or is being threatened;

(iv) Hazardous Materials have not been transported or disposed of to or from the properties owned, leased or operated by the Parent Borrower and its Subsidiaries in violation of, or in a manner or to a location which could give rise to liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws;

(v) no judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Parent Borrower, threatened, under any Environmental Law to which the Parent Borrower or any of its Subsidiaries is or will be named as a potentially responsible party with respect to such properties or operations conducted in connection therewith, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to Parent Borrower, any Subsidiary or such properties or such operations; and

(vi) there has been no release, or to the Parent Borrower’s knowledge after due inquiry, threat of release, of Hazardous Materials at or from properties owned, leased or operated by the Parent Borrower or any Subsidiary, now or in the past, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

(h) ERISA.

(i) As of the Restatement Date, no Credit Party maintains or contributes to, or has any obligation under, any Employee Benefit Plans or Multiemployer Plans other than those identified on Schedule 7.1(h);

(ii) Each Credit Party is in compliance with all applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans or Multiemployer Plans, except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code, except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired. No liability has been incurred by any Credit Party or any ERISA Affiliate which remains unsatisfied for any taxes or penalties assessed with respect to any Employee Benefit Plan or any Multiemployer Plan except for a liability that could not reasonably be expected to have a Material Adverse Effect;

(iii) [RESERVED];

(iv) Except where the failure of any of the following representations to be correct in all material respects could not reasonably be expected to have a Material Adverse Effect, no Credit Party and no ERISA Affiliate has: (A) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (C) failed to make a required contribution or payment to a Multiemployer Plan or (D) failed to make a required installment or other required payment under Section 412 of the Code;

(v) No Termination Event has occurred or is reasonably expected to occur; and

(vi) Except where the failure of any of the following representations to be correct in all material respects could not reasonably be expected to have a Material Adverse Effect, no proceeding before any court, arbitrator or Governmental Authority, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation by any Governmental Authority is existing or, to the knowledge of the Parent Borrower after due inquiry, threatened concerning or involving any (A) Employee Benefit Plan, (B) Pension Plan or (C) Multiemployer Plan (but only to the knowledge of the Parent Borrower after due inquiry with respect to any Multiemployer Plan).

(i) Employee Relations. Neither the Parent Borrower nor any of its Subsidiaries is, as of the Restatement Date, party to any collective bargaining agreement or has any labor union been recognized as the representative of its employees except as set forth on Schedule 7.1(i). The Parent Borrower knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

(j) Burdensome Provisions. Neither the Parent Borrower nor any of its Subsidiaries is a party to any indenture, agreement, lease or other instrument, or subject to any corporate or partnership restriction, Governmental Approval or Applicable Law which is so unusual or burdensome as in the foreseeable future could be reasonably expected to have a Material Adverse Effect. The Parent Borrower and its Subsidiaries do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect. No Subsidiary is party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Capital Stock to the Parent Borrower or any Subsidiary or to transfer any of its assets or properties to the Parent Borrower or any other Subsidiary in each case other than existing under or by reason of the Loan Documents or Applicable Law.

(k) Financial Statements. The (i) audited financial statements delivered pursuant to Section 6.1(i)(i), (ii) unaudited financial statements delivered pursuant to Section 6.1(i)(ii) and (iii) audited financial statements delivered pursuant to Section 6.1(j) are complete and correct and fairly present on a Consolidated basis the assets, liabilities and financial position of the Parent

Borrower and its Subsidiaries, with respect to financial statements described in foregoing clauses (i) and (ii), or the Acquired Business, with respect to financial statements described in foregoing clause (iii), as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited financial statements). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. Such financial statements show all material indebtedness and other material liabilities, direct or contingent, of the Parent Borrower and its Subsidiaries, with respect to financial statements described in foregoing clauses (i) and (ii), or the Acquired Business, with respect to financial statements described in foregoing clause (iii), as of the date thereof, including material liabilities for taxes, material commitments, and Indebtedness, in each case, to the extent required to be disclosed under GAAP. The pro forma financial statements and forecasts delivered pursuant to Section 6.1(k) were prepared in good faith on the basis of the assumptions stated therein, which assumptions are reasonable in light of then existing conditions except that such financial statements and forecasts shall be subject to normal year end closing and audit adjustments.

(l) No Material Adverse Change. Since December 31, 2018, there has been no material adverse change in the business, assets, liabilities (contingent or otherwise), operations or condition (financial or otherwise) of the Parent Borrower and its Subsidiaries, taken as a whole, and no event has occurred or condition arisen that could reasonably be expected to have a Material Adverse Effect.

(m) Solvency. As of the Restatement Date and after giving effect to each Extension of Credit made hereunder, the Parent Borrower and each of its Subsidiaries, taken as a whole, will be Solvent.

(n) Titles to Assets. Each of the Parent Borrower and each of its Subsidiaries thereof has (i) such title to the Real Property owned or leased by it as is necessary or desirable to the conduct of its business and (ii) valid and legal title to all of its personal property and assets, including, but not limited to, (A) all material franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights and other rights with respect to the foregoing which are reasonably necessary to conduct its business and (B) those reflected on the balance sheets of the Parent Borrower and its Subsidiaries delivered pursuant to Section 6.1(i), except those properties and/or assets reflected on such balance sheet which have been disposed of by the Parent Borrower or its Subsidiaries subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any rights set forth in clause (ii)(A) above, and neither the Parent Borrower nor any of its Subsidiaries is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations, except as could not reasonably be expected to have a Material Adverse Effect.

(o) Insurance. The properties of the Parent Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Parent Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in locations where the Parent Borrower or the applicable Subsidiary operates.

(p) Liens. None of the properties and assets of the Parent Borrower or any of its Subsidiaries is subject to any Lien, except Permitted Liens. Neither the Parent Borrower nor any of its Subsidiaries has signed any financing statement or any security agreement authorizing any secured party thereunder to file any financing statement, except to perfect those Permitted Liens.

(q) Indebtedness and Guaranty Obligations. Schedule 7.1(q) is a complete and correct listing of all Indebtedness and Guaranty Obligations of the Parent Borrower and its Subsidiaries as of the Restatement Date. The Parent Borrower and its Subsidiaries have performed and are in compliance with all of the material terms of such Indebtedness and Guaranty Obligations and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with notice or lapse of time or both would constitute such a default or event of default on the part of the Parent Borrower or any of its Subsidiaries exists with respect to any such Indebtedness or Guaranty Obligation.

(r) Litigation.

(i) Except for any other matter that could not reasonably be expected to have a Material Adverse Effect, there are no actions, suits or proceedings pending nor, to the knowledge of the Parent Borrower, threatened against or in any other way relating adversely to or affecting the Parent Borrower or any of its Subsidiaries or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority.

(ii) There are no actions, suits or proceedings pending nor to the knowledge of the Parent Borrower, threatened against the Parent Borrower or any of its Subsidiaries affecting or seeking to restrain the consummation of the transactions contemplated hereby or the borrowing of the Loans hereunder.

(s) Absence of Defaults. No event has occurred or is continuing (i) which constitutes a Default or an Event of Default, or (ii) which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by the Parent Borrower or any of its Subsidiaries under any Material Contract or judgment, decree or order to which the Parent Borrower or its Subsidiaries is a party or by which the Parent Borrower or its Subsidiaries or any of their respective properties may be bound or which would require the Parent Borrower or its Subsidiaries to make any payment thereunder prior to the scheduled maturity date therefor that, in any case under clause (ii) could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(t) OFAC. No Credit Party nor any of its Subsidiaries nor any director, officer, employee, agent or affiliate thereof, is an entity or person that is or is owned or controlled by one or more individuals or entities that (i) are currently the subject or target of Sanctions, (ii) are in violation of (A) the Trading with the Enemy Act, (B) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto or (C) the PATRIOT Act, (iii) are a Sanctioned Person, (iv) have any of its assets in Sanctioned Countries, or (v) derive any of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Extension of Credit hereunder will be used directly or indirectly to fund or facilitate any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country. Each Credit Party and each Subsidiary thereof has conducted its businesses in compliance in all material respects with all applicable Sanctions and has instituted and maintained policies and procedures designed to promote and achieve compliance with all such Sanctions.

(u) Anti-Corruption Laws. The Parent Borrower and its Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, and other applicable anti-corruption legislation in other jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

(v) Disclosure. The Parent Borrower and/or its Subsidiaries have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which the Parent Borrower or any of its Subsidiaries are subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No financial statement, material report, material certificate or other material information furnished (whether in writing or orally), taken together as a whole, by or on behalf of any of the Parent Borrower or any of its Subsidiaries to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(w) Intellectual Property Matters. Each Credit Party and each Subsidiary thereof owns or possesses rights to use all material franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, copyrights and other rights with respect to the foregoing which are reasonably necessary to conduct its business. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and no Credit Party nor any Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations.

(x) Investment Bankers’ and Similar Fees. No Credit Party has any obligation to any Person in respect of any finders’, brokers’, investment banking or other similar fee in connection with any of the transactions contemplated hereby.

(y) EEA Financial Institutions. No Credit Party is an EEA Financial Institution.

(z) Valid Liens. Each Security Document will, upon execution and delivery thereof, be effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Credit Parties’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by the Administrative Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent required by any Security Document), such Security Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Credit Parties in such Collateral, in each case subject to no Liens other than the applicable Permitted Liens.

(aa) Beneficial Ownership Certification. As of the Restatement Date and the Closing Date, to the knowledge of the Borrowers, the information included in any Beneficial Ownership Certification is true and correct in all respects.

Section 7.2 Survival of Representations and Warranties, Etc. All representations and warranties set forth in this Article VII and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Restatement Date (except those that are expressly made as of a specific date), shall survive the Restatement Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

ARTICLE VIII

FINANCIAL INFORMATION AND NOTICES

Until all of the Obligations (other than contingent indemnification obligations not yet due) have been paid in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 14.2, the Parent Borrower will furnish or cause to be furnished to the Administrative Agent at the Administrative Agent’s Office at the address set forth in Section 14.1 and to the Lenders at their respective addresses as set forth on the Register, or such other office as may be designated by the Administrative Agent and Lenders from time to time:

Section 8.1 Financial Statements and Projections.

(a) Quarterly Financial Statements. As soon as practicable and in any event within forty-five (45) days (or, if earlier, on the date of any required public filing thereof) after the end of each of the first three (3) fiscal quarters of each Fiscal Year, an unaudited Consolidated balance sheet of the Parent Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of income and cash flows and a report containing management’s discussion and analysis of such financial statements for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Parent Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by a Responsible Officer of the Parent Borrower to present fairly in all material respects the financial condition of the Parent Borrower and its Subsidiaries on a Consolidated basis as of their respective dates and the results of operations of the Parent Borrower and its Subsidiaries for the respective periods then ended, subject to normal year-end adjustments. Delivery by the Parent Borrower to the Administrative Agent and the Lenders of the Parent Borrower’s quarterly report to the SEC on Form 10-Q with respect to any fiscal quarter, or the availability of such report on EDGAR Online, within the period specified above shall be deemed to be compliance by the Parent Borrower with this Section 8.1(a).

(b) Annual Financial Statements. As soon as practicable and in any event within ninety (90) days (or, if earlier, on the date of any required public filing thereof) after the end of each Fiscal Year, an audited Consolidated balance sheet of the Parent Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows and a report containing management’s discussion and analysis of such financial statements for the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with

GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year. Such annual financial statements shall be audited by an independent certified public accounting firm of recognized national standing acceptable to the Administrative Agent, and accompanied by a report and opinion thereon by such certified public accountants prepared in accordance with generally accepted auditing standards that is not subject to any “going concern” or similar qualification, exception or emphasis or any qualification as to the scope of such audit or with respect to accounting principles followed by the Parent Borrower or any of its Subsidiaries not in accordance with GAAP. Delivery by the Parent Borrower to the Administrative Agent and the Lenders of the Parent Borrower’s annual report to the SEC on Form 10-K with respect to any fiscal year, or the availability of such report on EDGAR Online, within the period specified above shall be deemed to be compliance by the Parent Borrower with this Section 8.1(b).

(c) Annual Business Plan and Financial Projections. As soon as practicable and in any event within ninety (90) days after the beginning of each Fiscal Year, a business plan of the Parent Borrower and its Subsidiaries for such Fiscal Year, such plan to be prepared in accordance with GAAP and to include the following: a quarterly projected income statement, an annual statement of cash flows and an annual balance sheet, calculations demonstrating projected compliance with the financial covenants set forth in Article X and a report containing management’s discussion and analysis of such budget with a reasonable disclosure of the key assumptions and drivers with respect to such budget, accompanied by a certificate from a Responsible Officer of the Parent Borrower to the effect that, to the best of such officer’s knowledge, such projections are good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of the Parent Borrower and its Subsidiaries for such four (4) fiscal quarter period.

Section 8.2 Officer’s Compliance Certificate. At each time financial statements are delivered pursuant to Sections 8.1(a) or (b) and at such other times as the Administrative Agent shall reasonably request, an Officer’s Compliance Certificate.

Section 8.3 [RESERVED].

Section 8.4 Other Reports.

(a) Promptly upon receipt thereof, copies of all reports, if any, submitted to the Parent Borrower or its Board of Directors by its independent public accountants in connection with their auditing function, including, without limitation, any management report and any management responses thereto.

(b) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of Indebtedness of the Parent Borrower or any of its Subsidiaries thereof in excess of the $5,000,000 pursuant to the terms of any indenture, loan or credit or similar agreement;

(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Parent Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Parent Borrower may file or be required to file with the SEC under Sections 13 or 15(d) of the Exchange Act, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto; it being understood that the availability of any such annual report, proxy or financial statement or financial statement or other report or communication on EDGAR Online, within the period specified above shall be deemed to be compliance by the Parent Borrower with this Section 8.4(c);

(d) promptly, and in any event within five (5) Business Days after receipt thereof by the Parent Borrower or any of its Subsidiaries thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Credit Party or any Subsidiary thereof;

(e) promptly upon the request thereof, such other information and documentation required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation), as from time to time reasonably requested by the Administrative Agent or any Lender; and

(f) such other information regarding the operations, business affairs and financial condition of the Parent Borrower or any of its Subsidiaries thereof as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Section 8.1(a) or (b) or Section 8.4(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent Borrower posts such documents, or provides a link thereto on the Parent Borrower’s website on the Internet at the website address listed in Section 14.1; or (ii) on which such documents are posted on the Parent Borrower behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Parent Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Parent Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Parent Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions of such documents. Notwithstanding anything contained herein, in every instance the Parent Borrower shall be required to provide paper copies of the Officer’s Compliance Certificates required by Section 8.2 to the Administrative Agent. Except for such Officer’s Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Arranger may, but is not obligated to, make available to the Lenders and the Issuing Lender materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrowers Materials”) by posting the Borrowers Materials on IntraLinks, SyndTrak, ClearPath, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Parent Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Parent Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrowers Materials that may be distributed to the Public Lenders and that (w) all such Borrowers Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrowers Materials “PUBLIC,” the Parent Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the Issuing Lender and the Lenders to treat such Borrowers Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Parent Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrowers Materials constitute Information, they shall be treated as set forth in Section 14.11); (y) all Borrowers Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrowers Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. Notwithstanding the foregoing, the Parent Borrower shall be under no obligation to mark any Borrowers Materials “PUBLIC”.

Section 8.5 Notice of Litigation and Other Matters. Prompt (but in no event later than ten (10) days after an officer of the Parent Borrower obtains knowledge thereof) telephonic and written notice of:

(a) the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving the Parent Borrower or any of its Subsidiaries or any of their respective properties, assets or businesses that if adversely determined could reasonably be expected to result in material liability to the Parent Borrower and its Subsidiaries;

(b) any notice of any violation received by the Parent Borrower or any of its Subsidiaries from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws which in any such case could reasonably be expected to have a Material Adverse Effect;

(c) any attachment, judgment, lien, levy or order exceeding $2,000,000 that may be assessed against or threatened against the Parent Borrower or any of its Subsidiaries;

(d) (i) any Default or Event of Default or (ii) any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which the Parent Borrower or any of its Subsidiaries is a party or by which the Parent Borrower or any of its Subsidiaries or any of their respective properties may be bound which, in the case of clause (ii), could reasonably be expected to have a Material Adverse Effect;

(e) (i) a Termination Event, and, except for any of the following events or conditions set forth in clauses (ii) through (v) of this clause (e) that would not reasonably be expected to have a Material Adverse Effect, (ii) any unfavorable determination letter from the IRS regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (iii) all notices received by any Credit Party or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iv) all notices received by any Credit Party or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability imposed pursuant to Section 4202 of ERISA and (v) the Parent Borrower obtaining knowledge or reason to know that any Credit Party or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA; and

(f) any event which makes any of the representations set forth in Section 7.1 that is subject to materiality or Material Adverse Effect qualifications inaccurate in any respect or any event which makes any of the representations set forth in Section 7.1 that is not subject to materiality or Material Adverse Effect qualifications inaccurate in any material respect.

Each notice pursuant to Section 8.5 (other than Section 8.5(f)) shall be accompanied by a statement of a Responsible Officer of the Parent Borrower setting forth details of the occurrence referred to therein and stating what action the Parent Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 8.5(d)(i) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Section 8.6 Accuracy of Information. All written information, reports, statements and other papers and data furnished by or on behalf of the Borrowers to the Administrative Agent or any Lender whether pursuant to this Article VIII or any other provision of this Agreement or any other Loan Document shall, at the time the same is so furnished, comply with the representations and warranties set forth in Section 7.1(u).

ARTICLE IX

AFFIRMATIVE COVENANTS

Until all of the Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Commitments terminated, unless consent has been obtained in the manner provided for in Section 14.2, the Parent Borrower will, and will cause each of its Subsidiaries to:

Section 9.1 Preservation of Corporate Existence and Related Matters. Except as permitted by Section 11.4, preserve and maintain its separate corporate existence and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect.

Section 9.2 Maintenance of Property. In addition to the requirements of any of the Security Documents, protect and preserve all properties necessary in and material to its business, including copyrights, patents, trade names, service marks and trademarks; maintain in good working order and condition, ordinary wear and tear excepted, all buildings, equipment and other tangible real and personal property necessary in and material to its business; and from time to time make or cause to be made all repairs, renewals and replacements thereof and additions to such property necessary for the conduct of its business, so that the business carried on in connection therewith may be conducted in a commercially reasonable manner; except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 9.3 Insurance.

(a) Maintain insurance with financially sound and reputable insurance companies against at least such risks and in at least such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law and as are required by any Security Documents (including, without limitation, hazard, flood and business interruption insurance). All such insurance shall, (a) provide that no cancellation or material modification thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof, (b) name the Administrative Agent as an additional insured party thereunder and (c) in the case of each casualty insurance policy, name the Administrative Agent as lender’s loss payee. On Restatement Date and from time to time thereafter deliver to the Administrative Agent upon its request information in reasonable detail as to the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

(b) If any portion of any Material Real Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, then the Parent Borrower or applicable Credit Party shall (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in amounts and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent, including, without limitation, evidence of annual renewals of such insurance.

Section 9.4 Accounting Methods and Financial Records. Maintain a system of accounting, and keep proper books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.

Section 9.5 Payment and Performance of Obligations. Pay and perform all Obligations under this Agreement and the other Loan Documents, and pay or perform (a) all Taxes that may be levied or assessed upon it or any of its property, and (b) all other material indebtedness, obligations and liabilities in accordance with customary trade practices; provided, that the Parent Borrower or such Subsidiary may contest any item described in clauses (a) or (b) of this Section in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

Section 9.6 Compliance With Laws and Approvals. Observe and remain in compliance in all respects with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business except where the failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 9.7 Environmental Laws. In addition to and without limiting the generality of Section 9.6, (a) comply with, and ensure such compliance by all tenants and subtenants with all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants, if any, obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except where the failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect and (c) defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the presence of Hazardous Materials, or the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Parent Borrower or any such Subsidiary, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor, as determined by a court of competent jurisdiction by final nonappealable judgment.

Section 9.8 Compliance with ERISA. In addition to and without limiting the generality of Section 9.6, (a) except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) comply with all material applicable provisions of ERISA, the Code and the regulations thereunder with respect to all Employee Benefit Plans or Multiemployer

Plans, (ii) not take any action or fail to take action the result of which could be a liability under Title IV of ERISA to the PBGC (other than the payment of premiums) or to a Multiemployer Plan, (iii) not participate in any prohibited transaction that could result in any civil penalty under Section 502(i) of ERISA or tax under Section 4975 of the Code and (iv) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (b) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Employee Benefit Plan or Multiemployer Plan as may be reasonably requested by the Administrative Agent.

Section 9.9 Visits and Inspections. Permit representatives of the Administrative Agent or any Lender from time to time (no more frequently than twice during any calendar year unless a Default or Event of Default shall have occurred and be continuing) upon prior reasonable notice and at such times during normal business hours, at the Parent Borrower’s expense, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or any Lender may do any of the foregoing at the expense of the Parent Borrower at any time without advance notice.

Section 9.10 Additional Subsidiaries and Real Property.

(a) Notify the Administrative Agent of the creation or acquisition of any (i) Domestic Subsidiary that is a Material Subsidiary (which, for the purposes of this paragraph, shall include any Domestic Subsidiary that was previously an Immaterial Subsidiary that becomes a Material Subsidiary) or (ii) Disregarded Foreign Entity and, provided that such entities are not owned, directly or indirectly, by a Foreign Subsidiary that is not a Disregarded Foreign Entity, (A) in the case of any such Domestic Subsidiary, promptly after such creation or acquisition (subject to clause (d) below, and in any event within thirty (30) days after such creation or acquisition, or such longer period as may be agreed to by the Administrative Agent in its sole discretion), including, without limitation, an acquired business, cause such Domestic Subsidiary to, or (B) in the case of any Disregarded Foreign Entity, promptly upon the request of the Administrative Agent (subject to clause (d) below, and in any event within thirty (30) days after such request, or such longer period as may be agreed to by the Administrative Agent in its sole discretion), cause such Person to (1) become a Subsidiary Guarantor by delivering to the Administrative Agent a duly executed supplement to the Subsidiary Guaranty Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, (2) grant a security interest in all Collateral (subject to the exceptions specified in the Collateral Agreement) owned by such Subsidiary by delivering to the Administrative Agent a duly executed supplement to each Security Document or such other document as the Administrative Agent shall deem appropriate for such purpose and comply with the terms of each Security Document, including, to the extent any such Subsidiary owns Material Real Property, Mortgages and other related real estate deliverables pursuant to Section 9.10(e) below, (3) deliver to the Administrative Agent such documents and certificates (including, without limitation, legal opinions and, in the case of a Disregarded Foreign Entity, legal opinions of local counsel) referred to in Section 6.1 as may be reasonably requested by the Administrative Agent, (4) deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with respect to such Person and (5) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent or required by the other Loan Documents, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b) Additional Foreign Subsidiaries. Notify the Administrative Agent at the time that any Person becomes a First-Tier Foreign Subsidiary, and promptly thereafter (and in any event within ninety (90) days after notification), cause (i) the applicable Credit Party to deliver to the Administrative Agent Security Documents pledging sixty-five percent (65%) of the total outstanding voting Capital Stock (and one hundred percent (100%) of any non-voting Capital Stock) of any such new First-Tier Foreign Subsidiary and a consent thereto executed by such new First-Tier Foreign Subsidiary (including, without limitation, if applicable, original stock certificates (or the equivalent thereof pursuant to the Applicable Laws and practices of any relevant foreign jurisdiction) evidencing the Capital Stock of such new First-Tier Foreign Subsidiary, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof), (ii) such Person to deliver to the Administrative Agent such documents and certificates referred to in Section 7.1 as may be reasonably requested by the Administrative Agent, (iii) such Person to deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with regard to such Person and (iv) such Person to deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(c) [RESERVED].

(d) Merger Subsidiaries. Notwithstanding the foregoing, to the extent any new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to a Permitted Acquisition, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transaction, such new Subsidiary shall not be required to take the actions set forth in Section 9.10(a) or (b), as applicable, until the consummation of such Permitted Acquisition (at which time, the surviving entity of the respective merger transaction shall be required to so comply with Section 9.10(a) or (b), as applicable, within ten (10) Business Days of the consummation of such Permitted Acquisition).

(e) Real Property. If any fee owned Real Property of any Credit Party is, when acquired by any Credit Party after the Original Closing Date, Material Real Property, then, if such Material Real Property shall not already be subject to a perfected Lien in favor of the Administrative Agent, promptly give notice thereof to the Administrative Agent and in any event within sixty (60) days after such acquisition (unless waived or extended by the Administrative Agent in its sole discretion) thereafter cause such Material Real Property to be subjected to a Lien in favor of the Administrative Agent and take, or cause the relevant Credit Party to take, such actions as shall be reasonably requested by the Administrative Agent to grant and perfect or record such Lien, including providing each of the following:

(i) evidence that counterparts of Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem reasonably necessary in order to create a valid and subsisting perfected Lien (subject to Permitted Liens) on the Real Property and/or rights described therein in favor of the Administrative Agent, for the benefit of the Secured Parties, and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(ii) title insurance policies or a marked-up commitment or signed pro forma thereof for such Material Real Property available in each applicable jurisdiction (the “Mortgage Policies”) in form and substance, with endorsements and in amounts, reasonably acceptable to the Administrative Agent (not to exceed the value of the Material Real Property covered thereby), issued, coinsured and reinsured by title insurers reasonably acceptable to the Administrative Agent, insuring the Mortgages to be valid subsisting Liens on the Real Property described therein, free and clear of all defects and encumbrances, subject to Permitted Liens, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents) and such coinsurance and direct access reinsurance, in each case as the Administrative Agent may reasonably request;

(iii) to the extent requested by the Administrative Agent, opinions, addressed to the Administrative Agent and the Secured Parties, from local counsel in each jurisdiction (A) where such Material Real Property is located regarding the enforceability of the Mortgage and (B) where the applicable Credit Party granting the Mortgage on said Material Real Property is organized, regarding the due authorization, execution and delivery of such Mortgage, and in each case, such other matters as may be in form and substance reasonably satisfactory to the Administrative Agent;

(iv) either new ALTA surveys in form and substance reasonably acceptable to the Administrative Agent or such existing surveys together with no change affidavits sufficient for the title insurance company to remove all standard survey exceptions from the Mortgage Policies and issue the endorsements required in (ii) above to the extent such coverage and endorsements are available in the applicable jurisdictions and at commercially reasonable rates;

(v) (y) “Life of Loan” Federal Emergency Management Agency standard flood hazard determinations with respect to each Material Real Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Parent Borrower and each applicable Credit Party relating thereto, in the form required under the Flood Insurance Laws), and (z) if any improved Material Real Property encumbered by any Mortgage is located in a special flood hazard area, a policy of flood insurance that (1) covers such improved Material Real Property, (2) (i) maintains, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in amounts and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) provides the Administrative Agent with evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent, including, without limitation, evidence of annual renewals of such insurance. and (3) is otherwise on terms reasonably satisfactory to the Administrative Agent;

(vi) evidence reasonably acceptable to the Administrative Agent of payment of all Mortgage Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording Taxes, fees, charges, costs and expenses required for the recording of the Mortgage and issuance of the Mortgage Policies referred to above; and

(vii) such other documents as the Administrative Agent may reasonably request with respect to any such Material Real Property.

Section 9.11 Use of Proceeds. The Borrowers shall use (i) the proceeds of any Delayed Draw Term Loans and Revolving Credit Loans on the Closing Date to finance in part the Acquisition and (ii) the proceeds of any Revolving Credit Loans other than on the Closing Date for general corporate purposes of the Parent Borrower and its Subsidiaries, including, without limitation, working capital, capital expenditures in the ordinary course of business and Permitted Acquisitions.

Section 9.12 Further Assurances. Maintain the security interest created by the Security Documents in accordance with Section 5.1 of the Collateral Agreement, subject to the rights of the Credit Parties to dispose of the Collateral pursuant to the Loan Documents; and make, execute and deliver all such additional and further acts, things, deeds, instruments and documents as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably require for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of renewing the rights of the Secured Parties with respect to the Collateral as to which the Administrative Agent, for the ratable benefit of the Secured Parties, has a perfected Lien pursuant hereto or thereto, including, without limitation, filing any financing or continuation statements under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby or by the other Loan Documents.

Section 9.13 Anti-Corruption Laws; Sanctions. Conduct its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable anti-corruption legislation in other jurisdictions and with all applicable Sanctions, and maintain policies and procedures designed to promote and achieve compliance with such laws and Sanctions.

Section 9.14 Post-Closing Matters. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, the parties hereto acknowledge and agree that the Credit Parties shall be required to take the actions specified in Schedule 9.14 as promptly as practicable, and in any event within the time periods set forth in Schedule 9.14. The provisions of Schedule 9.14 shall be deemed incorporated by reference herein as fully as if set forth herein in its entirety.

ARTICLE X

FINANCIAL COVENANTS

Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 14.2, the Parent Borrower and its Subsidiaries on a Consolidated basis will not:

Section 10.1 Maximum Consolidated Total Net Leverage Ratio. As of any fiscal quarter end, permit the Consolidated Total Net Leverage Ratio to be greater than (a) 4.25:1.00 for any fiscal quarter ending prior to the Closing Date and (b) on and following the Closing Date, (i) 5.00:1.00 until the end of the first three (3) full fiscal quarters after the Closing Date, (ii) 4.75:1.00 for the next three (3) full fiscal quarters, (iii) 4.50:1.00 for the next three (3) full fiscal quarters and (iv) 4.25:1.00 for each full fiscal quarter thereafter.

Notwithstanding the foregoing, at the Parent Borrower’s election once after the sixth (6th) full fiscal quarter after the Closing Date and prior to the Revolving Credit Maturity Date, the applicable maximum Consolidated Total Net Leverage Ratio level shall be increased by 0.25:1.00 in connection with the calculation of pro forma compliance for purposes of clause (e) in the definition of “Permitted Acquisition” and for a period of four (4) fiscal quarters following the consummation of such Permitted Acquisition. For the avoidance of doubt, if an election is made pursuant to the immediately preceding sentence during the period from the beginning of the seventh (7th) full fiscal quarter through the end of the ninth (9th) full fiscal quarter following the Closing Date, the applicable maximum Consolidated Total Net Leverage Ratio level shall be 4.75:1.00 until the end of the ninth (9th) full fiscal quarter following the Closing Date and shall decrease to 4.50:1.00 for the tenth (10th) full fiscal quarter (which is 0.25:1.00 above the maximum Consolidated Total Net Leverage Ratio level that would otherwise be applicable) and further decrease to 4.25:1.00 after the period of four (4) fiscal quarters following the consummation of such Permitted Acquisition.

Section 10.2 Minimum Interest Coverage Ratio. As of any fiscal quarter end, permit the Consolidated Interest Coverage Ratio to be less than 3.00:1.00.

Section 10.3 Maximum Consolidated Senior Secured Net Leverage Ratio. As of any fiscal quarter end, permit the Consolidated Senior Secured Net Leverage Ratio to be greater than (a) 3.50:1.00 for any fiscal quarter ending prior to the Closing Date and (b) 3.75:1:00 for any fiscal quarter ending on or after the Closing Date.

ARTICLE XI

NEGATIVE COVENANTS

Until all of the Obligations (other than contingent, indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 14.2, the Parent Borrower has not and will not and will not permit any of its Subsidiaries to:

Section 11.1 Limitations on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except:

(a) the Obligations (excluding Hedging Obligations permitted pursuant to Section 11.1(b));

(b) Indebtedness incurred in connection with a Hedging Agreement with a counterparty and upon terms and conditions (including interest rate) reasonably satisfactory to the Administrative Agent; provided that any counterparty that is a Lender shall be deemed satisfactory to the Administrative Agent;

(c) Indebtedness existing on the Restatement Date and not otherwise permitted under this Section and listed on Schedule 11.1, and the renewal, refinancing, extension and replacement (but not the increase in the aggregate principal amount) thereof;

(d) purchase money Indebtedness and Indebtedness incurred in connection with Capital Leases in an aggregate amount not to exceed $40,000,000 on any date of determination;

(e) Guaranty Obligations of any Subsidiary in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders;

(f) Guaranty Obligations of any Subsidiary with respect to Indebtedness permitted pursuant to subsections (a) through (d) of this Section;

(g) Indebtedness (i) of a Person that becomes a Subsidiary of the Parent Borrower after the Restatement Date in connection with any Permitted Acquisition or (ii) assumed in connection with any assets acquired in connection with any Permitted Acquisition, and the refinancing, refunding, renewal and extension (but not the increase in the aggregate principal amount) thereof; provided, that such Indebtedness (x) exists at the time such Person becomes a Subsidiary or such assets are acquired and is not created in contemplation of, or in connection with, such Person becoming a Subsidiary or such assets being acquired and (y) shall not exceed $35,000,000 in the aggregate on any date of determination;

(h) Indebtedness owed by any Subsidiary Guarantor to another Credit Party;

(i) Subordinated Indebtedness; provided that in the case of each issuance of Subordinated Indebtedness, (i) no Default or Event of Default shall have occurred and be continuing or would be caused by the issuance of such Subordinated Indebtedness and (ii) the Administrative Agent shall have received satisfactory written evidence that the Borrowers would be in compliance with all covenants contained in this Agreement on a Pro Forma Basis after giving effect to the issuance of any such Subordinated Indebtedness;

(j) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, bankers acceptances, letters of credit, surety bonds or other similar obligations arising in the ordinary course of business, and any refinancings thereof to the extent not provided to secure the repayment of other Indebtedness;

(k) Indebtedness owed by any Subsidiary that is not a Credit Party to any other Subsidiary that is not a Credit Party;

(l) Indebtedness owed by (A) any Credit Party to any Subsidiary which is not a Credit Party; provided that such Indebtedness shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent and (B) any Subsidiary which is not a Credit Party to any Credit Party; provided that the aggregate amount of all such intercompany Indebtedness permitted pursuant to the foregoing clauses (A) and (B), together with any equity or capital investments permitted pursuant to Section 11.3(h)(ii), in each case incurred or made after the Restatement Date, shall not exceed, as of the date such Indebtedness is incurred, made or increased, $225,000,000; provided, further, that, any Indebtedness owed to any Credit Party pursuant to this clause (l) shall be evidenced by a promissory note in form and substance reasonably satisfactory to the Administrative Agent and shall be pledged and delivered to the Administrative Agent pursuant to the Security Documents;

(m) senior unsecured Indebtedness; provided, that: (i) the Parent Borrower and its Subsidiaries shall be in pro forma compliance (as of the date of the incurrence of such Indebtedness and after giving effect thereto) with each covenant contained in Article X; (ii) no Default or Event of Default has occurred and is continuing at the time of such incurrence (or would exist after giving effect thereto); (iii) such Indebtedness shall rank no higher than pari passu in right of payment with the Obligations; (iv) such Indebtedness is not subject to any scheduled amortization, mandatory redemption, mandatory repayment or mandatory prepayment, sinking fund or similar payment (other than, in each case, reasonable and customary offers to repurchase upon a change of control or asset sale and acceleration rights after an event of default) or have a final maturity date, prior to the date occurring one (1) year following the Revolving Credit Maturity Date; (v) the indenture or other applicable agreement governing such Indebtedness (including any related guaranties and any other related documentation) shall not include any financial performance “maintenance” covenants (whether stated as a covenant, default or otherwise, although “incurrence-based” financial tests may be included) or cross-defaults (but may include cross-defaults at the final stated maturity thereof and cross-acceleration); (vi) the terms of such Indebtedness (including, without limitation, all covenants, defaults, guaranties and remedies, but excluding provisions as to interest rate, call protection and redemption premiums), taken as a whole, are no more restrictive or onerous than the terms applicable to the Parent Borrower and its Subsidiaries under this Agreement and the other Loan Documents, (vii) such Indebtedness shall not be recourse to, or guaranteed by, any Person that is not a Credit Party, (viii) prior to the incurrence of such Indebtedness the Parent Borrower shall have delivered to the Administrative Agent a certificate from a Responsible Officer of the Parent Borrower certifying as to compliance with the requirements of the preceding clauses (i) through (vii) above and containing calculations, in form and substance reasonably satisfactory to the Administrative Agent with respect to clause (i) above;

(n) Indebtedness with respect to the 2026 Senior Notes (including any guarantees thereof), in an aggregate amount not to exceed $400,000,000, or any modification, refinancing, refunding, renewal or extension of the 2026 Senior Notes (but not increasing the aggregate principal amount thereof); and

(o) additional Indebtedness of the Subsidiaries not otherwise permitted pursuant to this Section in an aggregate amount outstanding not to exceed $75,000,000.

Section 11.2 Limitations on Liens. Create, incur, assume or suffer to exist, any Lien on or with respect to any property, including Real Property or personal property, whether now owned or hereafter acquired, except:

(a) Liens created pursuant to the Loan Documents and (ii) Liens on cash or deposits granted in favor of the Swingline Lender of the Issuing Lender to Cash Collateralize any Defaulting Lender’s participation in Letters of Credit or Swingline Loans;

(b) Liens for Taxes (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) not yet due or as to which the period of grace (not to exceed sixty (60) days), if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(c) the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (i) which are not overdue for a period of more than thirty (30) days or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(d) Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar legislation, or deposits to secure the performance of bids, tenders, trade contracts, liability to insurance carriers and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds, contractual or warranty obligations and other obligations of a like nature incurred in the ordinary course of business, in each case, so long as no foreclosure sale or similar proceeding has been commenced with respect to any portion of the Collateral on account thereof;

(e) Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of Real Property, which in the aggregate are not substantial in amount and which do not, in any case, materially detract from the value of such property or impair the use thereof in the ordinary conduct of business;

(f) Liens on assets of any Subsidiary acquired pursuant to a Permitted Acquisition, or on assets of any Subsidiary which are in existence at the time that such Subsidiary is acquired pursuant to a Permitted Acquisition (provided that such Liens (i) are not incurred in connection with, or in anticipation of, such Permitted Acquisition, (ii) are applicable only to specific assets, (iii) are not “blanket” or all asset Liens and (iv) do not attach to any other property or assets of any Credit Party);

(g) Liens not otherwise permitted by this Section and in existence on the Restatement Date and described on Schedule 11.2;

(h) Liens securing Indebtedness permitted under Section 11.1(d); provided that (i) such Liens shall be created substantially simultaneously with the acquisition or lease of the related property, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original purchase price or lease payment amount of such property at the time it was acquired;

(i) (a) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction and (b) Liens of any depositary bank in connection with statutory, common law and contractual rights of set-off and recoupment with respect to any deposit account of the Parent Borrower or any of its Subsidiaries;

(j) Liens securing judgments for the payment of money not constituting an Event of Default under Section 12.1(m) or securing appeal or other surety bonds related to such judgments;

(k) any extension, renewal or replacement of any Lien permitted by clauses (a) through (j); provided that (i) the Liens permitted under this clause (k) shall not (A) secure any Indebtedness other than the Indebtedness that was secured by the Lien being extended, renewed or replaced and (B) be extended to cover any property that was not encumbered by the Lien being extended, renewed or replaced; (ii) the principal amount of Indebtedness secured by the Lien permitted by this clause (k) shall not be increased over the principal amount of such Indebtedness immediately prior to such extension, renewal or replacement and (iii) both before and after giving effect to such extension, renewal or replacement, no Default or Event of Default shall occur and be continuing or would result therefrom; and

(l) Liens not otherwise permitted hereunder on assets other than the Collateral securing obligations not at any time exceeding in the aggregate $25,000,000.

Section 11.3 Limitations on Loans, Advances, Investments and Acquisitions. Purchase, own, invest in or otherwise acquire, directly or indirectly, any Capital Stock, interests in any partnership or joint venture (including, without limitation, the creation or capitalization of any Subsidiary), evidence of Indebtedness or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person (any such transaction, an “Investment”) except:

(a) (i) Investments existing on the Restatement Date in Subsidiaries existing on the Restatement Date, (ii) investments in Domestic Subsidiaries (other than Investments existing on the Restatement Date and Investments in Domestic Subsidiaries of Foreign Subsidiaries) so long as the Parent Borrower and its Subsidiaries comply with the applicable provisions of Section 9.10 and (iii) the other loans, advances and Investments described on Schedule 11.3 existing on the Restatement Date;

(b) (i) Investments in (A) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within one hundred twenty (120) days from the date of acquisition thereof, (B) commercial paper maturing no more than one hundred twenty (120) days from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or Moody’s Investors Service, Inc., (C) certificates of deposit maturing no more than one hundred twenty (120) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency; provided, that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank, (D) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder, or (E) money market funds that invest in any Investments described in items (A) through (D) above, (ii) Investments by any Foreign Subsidiary in the form of cash on deposit in any commercial bank up to an aggregate amount of $10,000,000, and (iii) Investments permitted pursuant to that certain investment policy of the Parent Borrower in effect as of the Original Closing Date and previously provided to the Administrative Agent (such Investments described in items (i), (ii), and (iii) above, “Cash Equivalents”);

(c) Investments by the Parent Borrower or any of its Subsidiaries in the form of Permitted Acquisitions so long as the Parent Borrower and its Subsidiaries are in compliance on a Pro Forma Basis with a Consolidated Total Net Leverage Ratio of at least 0.25:1.00 less than the then-applicable Consolidated Total Net Leverage Ratio that would otherwise be required under Section 10.1 determined for the most recently ended fiscal quarter of the Parent Borrower prior to such Permitted Acquisition (such Consolidated Total Net Leverage Ratio to be calculated after giving effect to such Permitted Acquisition and any Indebtedness incurred in connection therewith); provided that the Permitted Acquisition Consideration for any acquired Subsidiary that does not become a Subsidiary Guarantor (or the assets of which are not acquired by the either Borrower or a Subsidiary Guarantor) (x) shall not exceed $125,000,000 for any such acquisition (or series of related acquisitions) and (y) when taken together with the aggregate Permitted Acquisition Consideration for all such acquired businesses acquired after the Restatement Date pursuant to the proviso in clause (d) of the definition of “Permitted Acquisition” and this Section 11.3(c), shall not exceed $300,000,000 in the aggregate;

(d) Hedging Agreements not prohibited by Section 11.1;

(e) purchases of assets in the ordinary course of business;

(f) Investments in the form of loans and advances to employees in the ordinary course of business, which, in the aggregate, do not exceed at any time $5,000,000;

(g) Investments in the form of (i) intercompany loans and advances permitted pursuant to Section 11.1(h) and (k) and (ii) equity or capital Investments made by (A) the Parent Borrower or any of its Subsidiaries in any Credit Party or (B) any Subsidiary that is not a Credit Party in any other Subsidiary that is not a Credit Party;

(h) Investments in the form of (i) intercompany loans and advances permitted pursuant to Section 11.1(l) and (ii) equity or capital investments made by any Credit Party in any Subsidiary which is not a Credit Party; provided that the aggregate amount of such equity or capital investments permitted pursuant to the foregoing clause (ii), together with any intercompany Indebtedness permitted pursuant to Section 11.1(l), in each case, incurred or made after the Restatement Date, shall not exceed, as of the date such Investment is made or increased, $225,000,000;

(i) so long as no Default or Event of Default (including, without limitation, a Change in Control) shall have occurred and be continuing or would result therefrom, Investments by the Parent Borrower or any of its Subsidiaries (other than any investment by the Parent Borrower or any of its Subsidiaries in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of Capital Stock, assets or any combination thereof) of any other Person) not otherwise permitted hereunder paid solely with proceeds from the issuance of Capital Stock of the Parent Borrower;

(j) other additional investments not otherwise permitted pursuant to this Section incurred or made after the Restatement Date not to exceed, as of the date such Investment is made or increased, the greater of (A) $75,000,000 and (B) five percent (5%) of Consolidated Total Assets as of such date of determination (provided that in making such determination, such amount shall be calculated as the net balance of such loans, advances and equity or capital investments (as of such date of determination) as reduced by any repayments or distributions made with respect thereto (as of such date of determination));

(k) Investments in any Subsidiary in connection with any Corporate Restructuring; and

(l) the Acquisition.

Section 11.4 Limitations on Mergers and Liquidation. Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:

(a) any Subsidiary of the Parent Borrower (other than the Subsidiary Borrower) may be merged or consolidated with or into either Borrower (provided that such Borrower shall be the continuing or surviving Person) or with or into any Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving Person);

(b) any Subsidiary may sell, lease, transfer or otherwise dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Parent Borrower or any Wholly Owned Subsidiary; provided that if the transferor in such a transaction is the Subsidiary Borrower or a Subsidiary Guarantor, then the transferee must either be a Borrower or a Subsidiary Guarantor; provided, further that if the transferee in such transaction is either Borrower or a Subsidiary Guarantor, the consideration paid or payable in connection with such transaction shall be no more than the fair market value of the assets sold, leased, transferred or otherwise disposed of in connection therewith;

(c) any Wholly Owned Subsidiary of the Parent Borrower may merge into the Person such Wholly Owned Subsidiary was formed to acquire in connection with a Permitted Acquisition; provided that (i) a Subsidiary Guarantor shall be the continuing or surviving entity or (ii) simultaneously with such transaction, the continuing or surviving entity shall become a Subsidiary Guarantor and the Parent Borrower shall comply with Section 9.10 in connection therewith;

(d) any Subsidiary of the Parent Borrower may wind-up into either Borrower or any Subsidiary Guarantor; provided that (i) in the case of a merger involving either Borrower or a Subsidiary Guarantor, the continuing or surviving Person shall be such Borrower or such Subsidiary Guarantor and (ii) the continuing or surviving Person shall be a Borrower or a Wholly Owned Subsidiary of the Parent Borrower;

(e) the Parent Borrower and its Subsidiaries may consummate any Corporate Restructuring; and

(f) any Subsidiary that is not a Credit Party may merge into any other Subsidiary that is not a Credit Party.

Section 11.5 Limitations on Sales of Assets. Convey, sell, lease, assign transfer or otherwise dispose of its property, business or assets (including, without limitation, (x) the sale of any receivables and leasehold interests, (y) any sale-leaseback or similar transaction and (z) any division of the assets, liabilities and/or obligations of a Person among two or more Persons (whether pursuant to a “plan of division” or similar arrangement)) whether now owned or hereafter acquired except:

(a) the sale of inventory in the ordinary course of business;

(b) the sale of obsolete, worn-out or surplus assets no longer used or usable in the business of the Parent Borrower or any of its Subsidiaries;

(c) the transfer of assets to a Borrower or any Subsidiary Guarantor pursuant to Section 11.4;

(d) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(e) the disposition of any Hedging Agreement;

(f) dispositions of investments in cash and Cash Equivalents;

(g) conveyances, sales, leases, assignments, transfers or other dispositions of assets by any Subsidiary that is not a Credit Party as required at any time by Applicable Law;

(h) additional conveyances, sales, leases, assignments, transfers or other dispositions of assets not otherwise permitted pursuant to this Section in an aggregate amount not to exceed the greater of (A) $75,000,000 and (B) five percent (5%) of Consolidated Total Assets (determined as of the date of any proposed conveyance, sale, lease, assignment, transfer or other disposition);

(i) the consummation of any Corporate Restructuring by the Parent Borrower and its Subsidiaries; and

(j) conveyances, sales, leases, assignments, transfers or other dispositions of assets (i) by any Subsidiary that is not a Credit Party to any other Subsidiary that is not a Credit Party or (ii) by any Credit Party to any other Credit Party.

Section 11.6 Restricted Payments.

(a) Other than as permitted pursuant to clause (b) below, (i) make any change in its capital structure which such change in its capital structure could reasonably be expected to have a Material Adverse Effect, (ii) declare or pay any dividend or make any other payment or distribution of cash, property or assets on account of the Parent Borrower’s, or any Subsidiary’s, Capital Stock, (iii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Parent Borrower, or (iv) cancel, forgive, make any payment or prepayment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value (including, without limitation, (A) by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due and (B) at the maturity thereof, but excluding regularly scheduled payments of interest thereon) any Subordinated Indebtedness, except a payment of principal or interest on Indebtedness owed to a Credit Party by a Person other than a Borrower (all such payments and other actions set forth in clauses (ii) through (iv) above being collectively referred to as “Restricted Payments”); unless:

(i) no Default or Event of Default has occurred and is continuing at the time of such Restricted Payment or would occur as a consequence of such Restricted Payment;

(ii) (x) the Parent Borrower and its Subsidiaries are, at the time of such Restricted Payment, in compliance on a Pro Forma Basis with a Consolidated Senior Secured Net Leverage Ratio of less than 2.25:1.00 as of the last day of the fiscal quarter most recently ended or (y) if such Consolidated Senior Secured Net Leverage Ratio is equal to or greater than 2.25:1.00 (but less than 2.75:1.00), Restricted Payments may be made pursuant to this Section 11.6(a) in an aggregate amount not to exceed $75,000,000 (provided that $25,000,000 of such amount shall only be made or used in connection with purchasing, redeeming or otherwise acquiring or retiring for value any Capital Stock of the Parent Borrower);

(iii) after giving effect to such Restricted Payment and any Extension of Credit made in connection with such Restricted Payment, the aggregate unused portion of the Revolving Credit Commitments at such time shall be greater than or equal to $50,000,000; and

(iv) such Restricted Payment is made on or after the Restatement Date.

(b) Notwithstanding clause (a) above, (i) the Parent Borrower or any Subsidiary may pay dividends in shares of its own Qualified Capital Stock, (ii) any Subsidiary may pay cash dividends to the Parent Borrower, (iii) the Parent Borrower may purchase, redeem or otherwise acquire Qualified Capital Stock of the Parent Borrower or warrants or options to acquire any such Qualified Capital Stock, with the proceeds received from the substantially concurrent issue of new shares of Qualified Capital Stock of the Parent Borrower, (iv) any Wholly Owned Subsidiary may make Restricted Payments to a Credit Party and (v) any Wholly Owned Subsidiary that is not a Credit Party may make Restricted Payments to any other Wholly Owned Subsidiary that is not a Credit Party.

Section 11.7 [RESERVED].

Section 11.8 Transactions with Affiliates. Directly or indirectly (a) make any loan or advance to, or purchase or assume any note or other obligation to or from, any of its officers, directors, shareholders or other Affiliates, or to or from any member of the immediate family of any of its officers, directors, shareholders or other Affiliates, or subcontract any operations to any of its Affiliates or (b) enter into, or be a party to, any other transaction not described in clause (a) above with any of its Affiliates other than:

(i) transactions permitted by Sections 11.3, 11.4 and 11.6;

(ii) transactions existing on the Restatement Date and described on Schedule 11.8;

(iii) normal compensation, indemnity and reimbursement of reasonable expenses of officers and directors; and

(iv) other transactions in the ordinary course of business on terms as favorable as would be obtained by it on a comparable arms-length transaction with an independent, unrelated third party as determined in good faith by the board of directors of the Parent Borrower.

Section 11.9 Certain Accounting Changes; Organizational Documents. (a) Change its Fiscal Year end, or make any change in its accounting treatment and reporting practices except as required by GAAP or (b) amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents) in any manner adverse in any respect to the rights or interests of the Lenders.

Section 11.10 Amendments of Subordinated Indebtedness. Amend or modify (or permit the modification or amendment of) any of the terms or provisions of any Subordinated Indebtedness in any respect which would materially adversely affect the rights or interests of the Administrative Agent and Lenders hereunder.

Section 11.11 Restrictive Agreements.

(a) Enter into any Indebtedness which contains any negative pledge on assets or any covenants more restrictive than the provisions of Articles IX, X and XI hereof, or which restricts, limits or otherwise encumbers its ability to incur Liens on or with respect to any of its assets or properties other than the assets or properties securing such Indebtedness; provided that the foregoing shall not apply to those limitations in the 2026 Notes Indenture (or any modification, refinancing, refunding, renewal or extension of any Indebtedness in connection with the 2026 Senior Notes issued thereunder (but not increasing the aggregate principal amount thereof)) or in any indenture or similar agreement governing any Indebtedness issued pursuant to Section 11.1(m) so long as such limitations are no more restrictive than those limitations set forth in the 2026 Senior Notes Indenture and permits, as of the date of execution thereof, Liens to secure the Commitments and Loans as well as the unused amount available for Incremental Term Loans or increases in the Revolving Credit Commitment pursuant to Sections 2.7(c)(v) and 2.8(c)(v).

(b) Enter into or permit to exist any agreement or instrument which impairs, restricts, limits or otherwise encumbers (by covenant or otherwise) the ability of any Subsidiary of the Parent Borrower to make any payment to the Parent Borrower or any of its Subsidiaries (in the form of dividends, intercompany advances or otherwise) for the purpose of enabling the Parent Borrower to pay the Obligations except for (i) such impairments, restrictions, limitations or encumbrances existing under the Loan Documents and (ii) such impairments, restrictions, limitations or encumbrances existing under the Indebtedness permitted pursuant to Section 11.1(d) with respect to the asset which is the subject of such Indebtedness.

Section 11.12 Nature of Business. Alter in any material respect the character or conduct of the business conducted by the Parent Borrower and its Subsidiaries as of the Restatement Date.

Section 11.13 Sanctions. Directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, to fund any activities of or business with any Person that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Arranger, Administrative Agent, L/C Issuer, Swingline Lender, or otherwise) of Sanctions.

Section 11.14 Anti-Corruption Laws. Directly or indirectly use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other anti-corruption legislation in other jurisdictions.

Section 11.15 Limitation on Luxembourg Holding. Permit Luxembourg Holding to:

(a) hold any assets other than (i) the Capital Stock of its Subsidiaries, minute books and corporate records and (ii) miscellaneous non-material assets;

(b) have any liabilities other than (i) Indebtedness permitted under Section 11.1(d), (ii) any other Indebtedness which it would otherwise be permitted to create, incur, assume or suffer to exist under Section 11.1 so long as such Indebtedness is unsecured and (iii) corporate, administrative and tax expenses in the ordinary course of business; or

(c) engage in any operations or business other than (i) holding the assets and incurring the liabilities described in this Section 11.15 and activities incidental and related thereto and (ii) making payments, dividends or distributions permitted pursuant to Section 11.6.

ARTICLE XII

DEFAULT AND REMEDIES

Section 12.1 Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

(a) Default in Payment of Principal of Loans and Reimbursement Obligations. The Borrowers shall default in any payment of principal of any Loan or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise).

(b) Other Payment Default. The Parent Borrower or any other Credit Party shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or Reimbursement Obligation or the payment of any other Obligation, and such default shall continue for a period of five (5) Business Days.

(c) Misrepresentation. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party or any Subsidiary thereof in this Agreement, in any other Loan Document, or in any document delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any respect when made or deemed made or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party or any Subsidiary thereof in this Agreement, any other Loan Document, or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any material respect when made or deemed made.

(d) Default in Performance of Certain Covenants. The Parent Borrower or any other Credit Party shall default in the performance or observance of any covenant or agreement contained in Sections 8.1, 8.2 or 8.5(d)(i) or Articles X or XI.

(e) Default in Performance of Other Covenants and Conditions. The Parent Borrower or any other Credit Party shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section) or any other Loan Document and such default shall continue for a period of thirty (30) days after the earlier of (i) the Administrative Agent’s delivery of written notice thereof to the Parent Borrower and (ii) a Responsible Officer of the Parent Borrower having obtained knowledge thereof.

(f) Indebtedness Cross-Default. The Parent Borrower or any other Credit Party shall:

(i) default in the payment of any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate outstanding amount of which Indebtedness is in excess of $20,000,000 beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created, or

(ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans or any Reimbursement Obligation), the aggregate outstanding amount (or, with respect to any Hedging Agreement, the Termination Value) of which Indebtedness is in excess of $20,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice and/or lapse of time, if required, any such Indebtedness to become due prior to its stated maturity (any applicable grace period having expired).

(g) Other Cross-Defaults. The Parent Borrower or any other Credit Party shall default in the payment when due, or in the performance or observance, of any obligation or condition of any Material Contract unless, but only as long as, the existence of any such default is being contested by the Parent Borrower or any such Subsidiary in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of the Parent Borrower or such Credit Party to the extent required by GAAP.

(h) Change in Control. Any Change in Control shall occur.

(i) Voluntary Bankruptcy Proceeding. The Borrowers or any Credit Party thereof shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate or other company action for the purpose of authorizing any of the foregoing.

(j) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrowers or any Credit Party thereof in any court of competent jurisdiction seeking (i) relief under any Debtor Relief Laws, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for the Borrowers or any Credit Party thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

(k) Failure of Agreements. Any provision of this Agreement or any provision of any other Loan Document shall for any reason cease to be valid and binding on the Borrowers or any other Credit Party party thereto or any such Person shall so state in writing or, if applicable, any Loan Document shall for any reason cease to create a valid and perfected first priority Lien (other than Permitted Liens) on, or security interest in, any of the Collateral purported to be covered thereby or any security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect, or shall be asserted by Borrowers or any other Credit Party not to be a valid, perfected, first priority security interest in or Lien on the Collateral covered thereby, in each case other than in accordance with the express terms hereof or thereof.

(l) Termination Event. The occurrence of any of the following events: (i) any Credit Party or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Sections 412 or 430 of the Code, any Credit Party or any ERISA Affiliate is required to pay as contributions thereto and such failure is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or (ii) a Termination Event or (iii) any Credit Party or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and, as a consequence of such withdrawal, the Credit Party or ERISA Affiliate incurs a withdrawal liability, and such withdrawal liability has or is reasonably likely to have a Material Adverse Effect.

(m) Judgment. Any other judgment or order for the payment of money not referred to in the foregoing clause (i), which causes the aggregate amount of all such judgments under this clause (ii) to exceed $20,000,000 in any Fiscal Year (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) shall be entered against the Borrowers or any Credit Party by any court and such judgment or order shall continue without having been discharged, vacated or stayed for a period of thirty (30) days after the entry thereof.

(n) Environmental. Any one or more Environmental Claims shall have been asserted against the Parent Borrower or any Credit Party; the Parent Borrower and any Credit Party would be reasonable likely to incur liability as a result thereof; and such liability would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

Section 12.2 Remedies. Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers:

(a) Acceleration; Termination of Facilities. Terminate the Commitments and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrowers to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 12.1(i) or (j), the Credit Facility shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(b) Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrowers shall at such time deposit in a Cash Collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such Cash Collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations on a pro rata basis. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such Cash Collateral account shall be returned to the Borrowers.

(c) Rights of Collection. Exercise on behalf of the Secured Parties all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Obligations.

Section 12.3 Rights and Remedies Cumulative; Non-Waiver; etc.

(a) The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrowers, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 12.2 for the benefit of all the Lenders and the Issuing Lender; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Lender or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Lender or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 14.4 (subject to the terms of Section 5.4), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 12.2 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 5.4(d), any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 12.4 Crediting of Payments and Proceeds. In the event that the Borrowers shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 12.2 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received by the Lenders upon the Secured Obligations and all net proceeds from the enforcement of the Secured Obligations shall be applied:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such and the Issuing Lender in its capacity as such (and the Swingline Lender in its capacity as such ratably among the Administrative Agent and the Issuing Lender and Swingline Lender in proportion to the respective amounts described in this clause First payable to them);

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees (ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them);

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans and Reimbursement Obligations and payment obligations then owing under Secured Hedging Agreements and Secured Cash Management Agreements, ratably among the Lenders, the Issuing Lender, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the Issuing Lender, to Cash Collateralize any L/C Obligations then outstanding; and

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Applicable Law.

Notwithstanding the foregoing, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedging Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XIII for itself and its Affiliates as if a “Lender” party hereto.

Section 12.5 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Administrative Agent under Sections 3.1(l), 5.3 and 13.3) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 5.3 and 13.3.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 12.6 Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Section 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Applicable Laws in any other jurisdictions to which a Credit Party is subject or (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any Applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Capital Stock or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized (x) to form one or more acquisition vehicles to make a bid and (y) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Capital Stock thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (i) of Section 14.2 of this Agreement), (ii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Capital Stock and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Capital Stock and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

ARTICLE XIII

THE ADMINISTRATIVE AGENT

Section 13.1 Appointment and Authority.

(a) Each of the Lenders and the Issuing Lender hereby irrevocably designates and appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Parent Borrower nor any of its Subsidiaries shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacity as a potential Hedge Bank or Cash Management Bank) and the Issuing Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the Issuing Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto (including, without limitation, to enter into additional Loan Documents or supplements to existing Loan Documents on behalf of the Secured Parties). In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to this Article III for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article XIII and Article XIV (including Section 14.3, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 13.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 13.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents and its duties shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 12.2 and Section 14.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Parent Borrower, a Lender or the Issuing Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 13.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 13.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 13.6 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Parent Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Parent Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Parent Borrower and such Person, remove such Person as Administrative Agent and, in consultation with the Parent Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments or other amounts then owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring (or removed) Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Parent Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 14.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring (or removed) Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(d) Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Lender and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swingline Lender, (b) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

Section 13.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 13.8 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, book manager, lead manager, arranger, lead arranger or co-arranger listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.

Section 13.9 Collateral and Guaranty Matters. Each of the Lenders (including in its or any of its Affiliate’s capacities as a potential Hedge Bank or Cash Management Bank) irrevocably authorize the Administrative Agent, at its option and in its discretion to release any Lien on any Collateral granted to or held by the Administrative Agent, for the ratable benefit of the Secured Parties, under any Loan Document (A) upon the termination of the Commitments and payment in full of all Secured Obligations (other than (1) contingent indemnification obligations and (2) obligations and liabilities under Secured Cash Management Agreements (to the extent constituting Secured Obligations) or Secured Hedging Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Lender shall have been made), (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (C) if approved, authorized or ratified in writing in accordance with Section 14.2:

(a) to subordinate any Lien on any collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Permitted Lien expressly permitted hereunder to be senior to the lien held by the Administrative Agent; and

(b) to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty Agreement and any other Loan Documents if all of the Capital Stock of such Subsidiary Guarantor owned by any Credit Party is sold or transferred as a result of a transaction permitted hereunder (including pursuant to a waiver or consent), to the extent that, after giving effect to such transaction, such Subsidiary would not be required to guaranty any Obligations pursuant to Section 9.10.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty Agreement pursuant to this Section. In each case as specified in this Section 13.9, the Administrative Agent will, at the Borrowers’ expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Subsidiary Guarantor from its obligations under the Subsidiary Guaranty Agreement, in each case in accordance with the terms of the Loan Documents and this Section 13.9. In the case of any such sale, transfer or disposal of any property constituting Collateral in a transaction constituting a sale (other than a sale to a Credit Party) of assets permitted pursuant to Section 11.5, the Liens created by any of the Security Documents on such property shall be automatically released without need for further action by any person.

(c) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 13.10 Secured Hedging Agreements and Secured Cash Management Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 12.4 or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article XIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Cash Management Agreements and Secured Hedging Agreements unless the Administrative Agent has received written notice of such Secured Cash Management Agreements and Secured Hedging Agreements, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

Section 13.11 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger and their respective Affiliates, and for the benefit of the Borrowers, that at least one of the following is and will be true:

(i) with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments, or this Agreement, such Lender is not using “plan assets” (within the meaning of 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more (a) “employee benefit plans” (as defined in ERISA) that is subject to Title I of ERISA, (b) “plans” as defined in Section 4975 of the Code or (c) Persons whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84- 14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96- 23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, each Borrower and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 13.12 Withholding Tax. To the extent required by any Applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable income, stamp or other Taxes imposed, levied, collected or assessed by any Governmental Authority. Without limiting or expanding the provisions of Section 5.11, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 10 days after written demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including, without limitation, fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold any amounts from payments to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of such required withholding ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 13.12. For purposes of this Section 13.12, the term “Lender” includes any Issuing Lender and any Swingline Lender. The agreements in this Section 13.12 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

ARTICLE XIV

MISCELLANEOUS

Section 14.1 Notices.

(a) Method of Communication. Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing (for purposes hereof, the term “writing” shall include information in electronic format such as electronic mail and internet web pages), or by telephone subsequently confirmed in writing. Any notice shall be effective if delivered by hand delivery or sent via electronic mail, posting on an internet web page, telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by electronic mail or telecopy, (ii) on the next Business Day if sent by recognized overnight courier service, (iii) on the third Business Day following the date sent by certified mail, return receipt requested and (iv) upon the deemed receipt pursuant to clause (i) above by the intended recipient at its electronic mail address of notification that any notice or communication that has been posted to an internet webpage is available and identifying the website address therefor. A telephonic notice to the Administrative Agent as understood by the Administrative Agent will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.

(b) Addresses for Notices. Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.

If to the Borrowers:	ACI Worldwide, Inc. 3520 Kraft Road Suite 300 Naples, FL 34105 Attention: Craig Maki, Executive Vice President, Treasurer and Corporate Development Officer Phone: (239) 403-4600 Fax: (239) 403-4601

With copies to:	Jones Day 77 West Wacker Drive Chicago, Illinois 60601 Attention: Robert J. Graves Telephone No.: (312) 269-4356 Telecopy No.: (312) 782-8585

If to Bank of America, as Administrative Agent (for payments and requests for credit extensions):	Bank of America, N.A. Bank of America Plaza 901 Main Street Dallas, TX 75202-3714 Attention: Christopher Jefferson Telephone: 972-338-3793 Email: cjefferson@baml.com

If to Bank of America, as Administrative Agent (for all other notices/deliveries):	Bank of America, N.A. 135 South LaSalle Street Mail Code: IL4-135-09-61 Chicago, Illinois 60604 Attention: Lisa A. Colbert Telephone: 312-904-8435 Facsimile: 312-992-6271 Email: lisa.colbert@baml.com

Bank of America, N.A. 1 Fleet Way Mail Code: PA6-580-02-30 Scranton, Pennsylvania 18507 Attention: Michael Grizzanti Telephone: 570-496-9621 Facsimile: 800-755-8743 Email: Michael.a.grizzanti@baml.com

If to any Lender:	To the address set forth on the Register

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (c) below, shall be effective as provided in said paragraph (c).

(c) Electronic Communications. Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender pursuant to Article II if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swingline Lender, the Issuing Lender or the Parent Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(d) Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth in paragraph (b) above, or any subsequent office which shall have been specified for such purpose by written notice to the Parent Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.

(e) Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(f) Platform. Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the Borrowers Materials available to the Issuing Lender and the other Lenders by posting the Borrowers Materials on the Platform.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWERS MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWERS MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWERS MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Parent Borrower, any Lender, the Issuing Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of Borrowers Materials or notices through the Platform, any other electronic messaging service, or through the Internet.

(g) Private Side Designation. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities Applicable Laws, to make reference to Borrowers Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Parent Borrower or its securities for purposes of United States Federal or state securities Applicable Laws.

Section 14.2 Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Parent Borrower; provided, that no amendment, waiver or consent shall:

(a) without the prior written consent of the Required Revolving Credit Lenders, amend, modify or waive (i) Section 6.1 or any other provision of this Agreement if the effect of such amendment, modification or waiver is to require the Revolving Credit Lenders (pursuant to, in the case of any such amendment to a provision hereof other than Section 6.1, any substantially concurrent request by the Parent Borrower for a borrowing of Revolving Credit Loans) to make Revolving Credit Loans when such Revolving Credit Lenders would not otherwise be required to do so, (ii) the amount of the Swingline Commitment or (iii) the amount of the L/C Commitment;

(b) without the prior written consent of the Required Delayed Draw Term Loan Lenders, amend, modify or waive (i) Section 6.1 or any other provision of this Agreement if the effect of such amendment, modification or waiver is to require the Delayed Draw Term Loan Lenders (pursuant to, in the case of any such amendment to a provision hereof other than Section 6.1, any substantially concurrent request by the Parent Borrower for a borrowing of Delayed Draw Term Loans) to make Delayed Draw Term Loans when such Delayed Draw Term Loan Lenders would not otherwise be required to do so;

(c) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 12.2) or the amount of Loans of any Lender without the written consent of such Lender;

(d) waive, extend or postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(e) reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clause (iv) of the second proviso to this Section) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of the Borrowers to pay interest at the rate set forth in Section 5.1(c) during the continuance of an Event of Default, or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Obligation or to reduce any fee payable hereunder;

(f) (i) change Section 5.4 or Section 12.4 in a manner that would alter the pro rata sharing of payments required thereby or (ii) change Section 12.4 in a manner that would alter the order in which payments and proceeds received by the Lenders are applied to repay the Obligations or Secured Obligations, in either case without the written consent of each Lender directly affected thereby;

(g) change any provision of this Section or the definition of “Required Lenders”, “Required Delayed Draw Term Loan Lenders” or “Required Revolving Credit Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

(h) consent to the assignment or transfer by any Credit Party of such Credit Party’s rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 11.4), in each case, without the written consent of each Lender;

(i) release (i) all of the Subsidiary Guarantors or (ii) Subsidiary Guarantors comprising substantially all of the credit support for the Secured Obligations, in any case, from any Subsidiary Guaranty Agreement (other than as authorized in Section 13.9), without the written consent of each Lender; or

(j) release all or substantially all of the Collateral or release any Security Document (other than as authorized in Section 13.9 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document) without the written consent of each Lender;

provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender in addition to the Lenders required above, affect the rights or duties of the Issuing Lender under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (v) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Parent Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time; and (vi) the Administrative Agent and the Parent Borrower shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Parent Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

In addition, notwithstanding anything to the contrary contained herein, each Lender hereby authorizes the Administrative Agent on its behalf, and without its further consent, to enter into amendments to this Agreement (including, without limitation, amendments to this Section 14.2) and the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent may reasonably deem appropriate in order to effectuate (x) any increase in the Revolving Credit Commitment pursuant to Section 2.7 or any Incremental Term Loans pursuant to Section 2.8, including, without limitation, amendments to permit such increases in the Revolving Credit Commitment and any Incremental Term Loans to share ratably in the benefits of this Agreement and the other Loan Documents and to include appropriately any Lenders under such increases in the Revolving Credit Commitment and any Incremental Term Loans in any determination of Required Lenders and (y) any amendment in connection with a Refinancing Amendment; provided that no such amendment shall adversely affect in any material respect the rights of any Lender, in each case, without the written consent of such Lender.

Section 14.3 Expenses; Indemnity.

(a) Costs and Expenses. The Borrowers and any other Credit Party, jointly and severally, shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse each Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Claims or civil penalties or fines assessed by OFAC), damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrowers or any other Credit Party, other than such Indemnitee or its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including the Transactions), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Parent Borrower or any of its Subsidiaries, or any Environmental Claim related in any way to the Parent Borrower or any of its Subsidiaries, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Parent Borrower, any other Credit Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims or civil penalties or fines assessed by OFAC), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Parent Borrower, any other Credit Party or any Subsidiary thereof against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Parent Borrower or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 14.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to the Issuing Lender or the Swingline Lender solely in its capacity as such, only the Revolving Credit Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Credit Lenders’ Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Issuing Lender or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), Issuing Lender or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 5.7.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrowers and each other Credit Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

(f) Payments. All amounts due under this Section shall be payable promptly after demand therefor.

Section 14.4 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrowers or any other Credit Party against any and all of the obligations of the Borrowers or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Lender or the Swingline Lender or any of their respective Affiliates, irrespective of whether or not such Lender, the Issuing Lender, the Swingline Lender or any such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender, the Issuing Lender, the Swingline Lender or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 12.4 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, the Swingline Lender and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Lender, the Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender, the Swingline Lender or their respective Affiliates may have. Each Lender, the Issuing Lender and the Swingline Lender agrees to notify the Parent Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 14.5 Governing Law.

(a) Governing Law, Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York; provided, however, that (i) the determination of the accuracy of any Acquisition Agreement Representation and whether as a result of any inaccuracy thereof either of the Borrowers (or its applicable Affiliate) have the right to terminate its obligations pursuant to the Acquisition Agreement or otherwise decline to consummate the Acquisition pursuant to the Acquisition Agreement as a result of a breach of such representations and warranties in the Acquisition Agreement, (ii) the interpretation of whether a Material Adverse Effect (as defined in the Acquisition Agreement) has occurred, and (iii) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement shall, in each case, be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) Submission to Jurisdiction. The Borrowers and each other Credit Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, the Issuing Lender, the Swingline Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender, the Issuing Lender or the Swingline Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrowers or any other Credit Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. The Borrowers and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in clause (b) of this Section 14.5. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 14.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

Section 14.6 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.6.

Section 14.7 Reversal of Payments; Payments Set Aside.

(a) To the extent the Borrowers makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of any Collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

(b) To the extent that any payment by or on behalf of the Borrowers is made to the Administrative Agent, the Issuing Lender or any Lender, or the Administrative Agent, the Issuing Lender or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Issuing Lender or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each Lender and the Issuing Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the Issuing Lender under clause (ii) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 14.8 Injunctive Relief; Punitive Damages.

(a) The Borrowers recognize that, in the event the Borrowers fail to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrowers agree that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

(b) The Administrative Agent, the Lenders and the Parent Borrower (on behalf of itself and the Credit Parties) hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that they may now have or may arise in the future in connection with any Dispute, whether such Dispute is resolved through arbitration or judicially.

Section 14.9 Accounting Matters. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Parent Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Parent Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Parent Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 14.10 Successors and Assigns; Participations.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrowers nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section, New Lenders pursuant to Section 2.7 or Section 2.8 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Credit Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $2,500,000, in the case of any assignment in respect of the Revolving Credit Facility, or $2,500,000, in the case of any assignment in respect of the Term Loan Facility, unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Parent Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Parent Borrower shall be deemed to have given its consent ten (10) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Parent Borrower prior to such tenth (10th) Business Day;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Revolving Credit Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Parent Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default has occurred and is continuing at the time of such assignment, (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (z) such assignment is made during the period commencing on the Restatement Date and ending on the date that is ninety (90) days following the Restatement Date; provided, that the Parent Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Credit Facility if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender and (ii) the Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the consents of the Issuing Lender and the Swingline Lender (such consents not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding) or for any assignment in respect of the Revolving Credit Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that (A) only one such fee will be payable in connection with simultaneous assignments to two or more Approved Funds by a Lender and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrowers or any of the Parent Borrower’s Subsidiaries or Affiliates or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Parent Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lender, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Credit Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.8, 5.9, 5.10, 5.11 and 14.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at its office at Gateway Village – 900 Building, 900 W. Trade Street, Charlotte, NC, 28255, a copy of each Assignment and Assumption and each Lender joinder agreement, if applicable, delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice. This Section 14.10(c) shall be construed so that all Loans at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations).

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural Person, or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, Issuing Lender, Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 14.3(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 14.2 that directly affects such Participant and could not be effected by a vote of the Required Lenders. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 5.8, 5.9, 5.10 and 5.11 (subject to the requirements and limitations therein, including the requirements under Section 5.11(g) (it being understood that the documentation required under Section 5.11(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such

Participant (A) agrees to be subject to the provisions of Section 5.12 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 5.10 or 5.11, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 5.12(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 14.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 5.6 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) [RESERVED].

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 14.11 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under any Loan Document or any action or proceeding relating to this Agreement or any other Loan Document, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 14.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Parent Borrower or its Subsidiaries or the Credit Facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers of other market identifiers with respect to the Credit Facilities provided hereunder; (h) with the consent of the Parent Borrower to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 14.11 (y) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers or (z) is independently discovered or developed by a party hereto without utilizing any Information received from the Borrowers or violating the terms of this Section 14.11. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. For purposes of this Section 14.11, “Information” means all information received from any Credit Party or any Subsidiary thereof relating to any Credit Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by the Parent Borrower or any subsidiary; provided that, in the case of information received from the Parent Borrower or any subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 14.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the Issuing Lender acknowledges that (a) the Information may include material non-public information concerning the Parent Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Applicable Law, including United States Federal and state securities laws.

Section 14.12 Performance of Duties. Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.

Section 14.13 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated.

Section 14.14 Survival of Indemnities.

(a) All representations and warranties set forth in Article VII and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Restatement Date (except those that are expressly made as of a specific date), shall survive the Restatement Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

(b) Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XIV and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

Section 14.15 Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

Section 14.16 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 14.17 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 6.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 14.18 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 14.19 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other Committed Loan Notices, Swingline Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 14.20 Term of Agreement. This Agreement shall remain in effect from the Original Closing Date through and including the date upon which all Obligations (other than contingent indemnification obligations not then due) arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Revolving Credit Commitment has been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

Section 14.21 Advice of Counsel, No Strict Construction. Each of the parties represents to each other party hereto that it has discussed this Agreement with its counsel. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 14.22 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Parent Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Credit Party in accordance with the Act. The Parent Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Act.

Section 14.23 Inconsistencies with Other Documents; Independent Effect of Covenants. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Security Documents which imposes additional burdens on the Parent Borrower or its Subsidiaries or further restricts the rights of the Parent Borrower or its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

Section 14.24 Independent Effect of Covenants. The Borrowers expressly acknowledge and agrees that each covenant contained in Articles IX, X and XI hereof shall be given independent effect. Accordingly, the Borrowers shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles IX, X and XI, before or after giving effect to such transaction or act, the Borrowers shall or would be in breach of any other covenant contained in Articles IX, X and XI.

Section 14.25 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and the effects of any Bail-In Action on any such liability, including, if applicable:

(a) a reduction in full or in part or cancellation of any such liability;

(b) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(c) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion powers of any EEA Resolution Authority.

Section 14.26 Obligations Joint and Several. The Borrowers shall have joint and several liability in respect of all Obligations in respect of the Loans (the “Loan Obligations”) hereunder and under any other Loan Document to which any Borrower is a party, without regard to any defense (other than the defense that payment in full has been made), setoff or counterclaim which may at any time be available to or be asserted by any other Credit Party against the Lenders, or by any other circumstance whatsoever (with or without notice to or knowledge of the Borrowers) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrowers’ liability hereunder, in bankruptcy or in any other instance, and the Loan Obligations of the Borrowers hereunder shall not be conditioned or contingent upon the pursuit by the Lenders or any other person at any time of any right or remedy against the Borrowers or against any other person which may be or become liable in respect of all or any part of the Loan Obligations or against any Collateral or Guarantee therefor or right of offset with respect thereto. The Borrowers hereby acknowledge that this Agreement is the independent and several obligation of each Borrower (regardless of which Borrower shall have delivered a Notice of Borrowing) and may be enforced against each Borrower separately, whether or not enforcement of any right or remedy hereunder has been sought against any other Borrower. Each Borrower hereby expressly waives, with respect to any of the Loans made to any other Borrower hereunder and any of the amounts owing hereunder by such other Credit Parties in respect of such Loans, diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against such other Credit Parties under this Agreement or any other agreement or instrument referred to herein or against any other person under any other guarantee of, or security for, any of such amounts owing hereunder.

Section 14.27 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrowers acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arranger and the Lenders are arm’s-length commercial transactions between the Borrowers and their respective Affiliates, on the one hand, and the Administrative Agent, the Arranger and the Lenders, on the other hand, (B) each of the Borrowers has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrowers is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arranger and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, the Arranger nor any Lender has any obligation to the Borrowers or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arranger, the Lenders, and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their respective Affiliates, and neither the Administrative Agent, the Arranger nor any Lender has any obligation to disclose any of such interests to the Borrowers or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrowers hereby waives and releases any claims that it may have against the Administrative Agent, the Arranger and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 14.28 Appointment of Parent Borrower. The Subsidiary Borrower hereby appoints the Parent Borrower to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) the Parent Borrower may execute such documents and provide such authorizations on behalf of the Subsidiary Borrower as the Parent Borrower deems appropriate in its sole discretion and the Subsidiary Borrower shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the Administrative Agent, the Issuing Lender or a Lender to the Parent Borrower shall be deemed delivered to the Subsidiary Borrower and (c) the Administrative Agent, Issuing Lender or the Lenders may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Parent Borrower on behalf of the Subsidiary Borrower.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

EXHIBIT A-1

[FORM OF]

REVOLVING CREDIT NOTE

$ ________	__________ , 20__

FOR VALUE RECEIVED, the undersigned, ACI WORLDWIDE, INC., a Delaware corporation (the “Parent Borrower”), and ACI WORLDWIDE CORP., a Nebraska corporation (the “Subsidiary Borrower”, together with the Parent Borrower, the “Borrowers”), promise to pay, on a joint and several basis, to _____________________(the “Lender”) or its registered assigns, at the place and times provided in the Credit Agreement referred to below, the principal sum of _____________ DOLLARS ($ ______________) or, if less, the unpaid principal amount of all Revolving Credit Loans made by the Lender from time to time pursuant to that certain Second Amended and Restated Credit Agreement, dated as of April 5, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among the Borrowers, the lenders who are or may become a party thereto, as Lenders, and Bank of America, N.A., as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The unpaid principal amount of this Revolving Credit Note from time to time outstanding is subject to mandatory repayment from time to time as provided in the Credit Agreement and shall bear interest as provided in Section 5.1 of the Credit Agreement. All payments of principal and interest on this Revolving Credit Note shall be payable in lawful currency of the United States of America in immediately available funds to the account designated in the Credit Agreement.

This Revolving Credit Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Revolving Credit Note and for a statement of the terms and conditions on which the Borrowers are permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Revolving Credit Note and on which such Obligations may be declared to be immediately due and payable.

THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

The Indebtedness evidenced by this Revolving Credit Note is senior in right of payment to all Subordinated Indebtedness referred to in the Credit Agreement.

The Borrowers hereby waive all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Revolving Credit Note.

[Signature Page Follows]

A-1-1

IN WITNESS WHEREOF, the undersigned have executed this Revolving Credit Note under seal as of the day and year first above written.

ACI WORLDWIDE, INC.

By:
Name:
Title:

ACI WORLDWIDE CORP.

By:
Name:
Title:

A-1-2

EXHIBIT A-2

[FORM OF]

TERM LOAN NOTE

$ ___________	_______________ , 20__

FOR VALUE RECEIVED, the undersigned, ACI WORLDWIDE, INC., a Delaware corporation (the “Parent Borrower”), and ACI WORLDWIDE CORP., a Nebraska corporation (the “Subsidiary Borrower”, together with the Parent Borrower, the “Borrowers”), promise to pay, on a joint and several basis, to [ ] (the “Lender”) or its registered assigns, at the place and times provided in the Credit Agreement referred to below, the principal sum of ______________ DOLLARS ($ ______________) or, if less, the unpaid principal amount of all Term Loans made by the Lender from time to time pursuant to that certain Second Amended and Restated Credit Agreement, dated as of April 5, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among the Borrowers, the lenders who are or may become a party thereto, as Lenders, and Bank of America, N.A., as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The unpaid principal amount of this Term Loan Note from time to time outstanding is subject to mandatory repayment from time to time as provided in the Credit Agreement and shall bear interest as provided in Section 5.1 of the Credit Agreement. All payments of principal and interest on this Term Loan Note shall be payable in lawful currency of the United States of America in immediately available funds to the account designated in the Credit Agreement.

The Borrowers shall make scheduled principal payments on this Term Loan Note as set forth in Section 4.4 of the Credit Agreement.

This Term Loan Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Term Loan Note and for a statement of the terms and conditions on which the Borrowers are permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Term Loan Note and on which such Obligations may be declared to be immediately due and payable.

THIS TERM LOAN NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

The Indebtedness evidenced by this Term Loan Note is senior in right of payment to all Subordinated Indebtedness referred to in the Credit Agreement.

The Borrowers hereby waive all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Term Loan Note.

[Signature Page Follows]

A-2-1

IN WITNESS WHEREOF, the undersigned have executed this Term Loan Note under seal as of the day and year first above written.

ACI WORLDWIDE, INC.

By:
Name:
Title:

ACI WORLDWIDE CORP.

By:
Name:
Title:

A-2-2

EXHIBIT A-3

[FORM OF]

SWINGLINE NOTE

$ ______________	_______________ , 20__

FOR VALUE RECEIVED, the undersigned, ACI WORLDWIDE, INC., a Delaware corporation (the “Parent Borrower”), and ACI WORLDWIDE CORP., a Nebraska corporation (the “Subsidiary Borrower”, together with the Parent Borrower, the “Borrowers”), promise to pay, on a joint and several basis, to the order of BANK OF AMERICA, N.A. (the “Lender”), at the place and times provided in the Credit Agreement referred to below, the principal sum of ____________ DOLLARS ($____________) or, if less, the unpaid principal amount of all Swingline Loans made by the Lender from time to time pursuant to that certain Second Amended and Restated Credit Agreement, dated as of April 5, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among the Borrowers, the lenders who are or may become a party thereto, as Lenders, and Bank of America, N.A., as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The unpaid principal amount of this Swingline Note from time to time outstanding is subject to mandatory repayment from time to time as provided in the Credit Agreement and shall bear interest as provided in Section 5.1 of the Credit Agreement. Swingline Loans refunded as Revolving Credit Loans in accordance with Section 2.2(b) of the Credit Agreement shall be payable by the Borrowers as Revolving Credit Loans pursuant to the Revolving Credit Notes, and shall not be payable under this Swingline Note as Swingline Loans. All payments of principal and interest on this Swingline Note shall be payable in lawful currency of the United States of America in immediately available funds to the account designated in the Credit Agreement.

This Swingline Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Swingline Note and for a statement of the terms and conditions on which the Borrowers are permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Swingline Note and on which such Obligations may be declared to be immediately due and payable.

THIS SWINGLINE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

The Indebtedness evidenced by this Swingline Note is senior in right of payment to all Subordinated Indebtedness referred to in the Credit Agreement.

The Borrowers hereby waive all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Swingline Note.

[Signature Page Follows]

A-3-1

IN WITNESS WHEREOF, the undersigned have executed this Swingline Note under seal as of the day and year first above written.

ACI WORLDWIDE, INC.

By:
Name:
Title:

ACI WORLDWIDE CORP.

By:
Name:
Title:

A-3-2

EXHIBIT A-4

[FORM OF]

DELAYED DRAW TERM LOAN NOTE

$ ___________	_______________ , 20__

FOR VALUE RECEIVED, the undersigned, ACI WORLDWIDE, INC., a Delaware corporation (the “Parent Borrower”), and ACI WORLDWIDE CORP., a Nebraska corporation (the “Subsidiary Borrower”, together with the Parent Borrower, the “Borrowers”), promise to pay, on a joint and several basis, to [    ] (the “Lender”) or its registered assigns, at the place and times provided in the Credit Agreement referred to below, the principal sum of ______________ DOLLARS ($ ______________) or, if less, the unpaid principal amount of all Delayed Draw Term Loans made by the Lender from time to time pursuant to that certain Second Amended and Restated Credit Agreement, dated as of April 5, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among the Borrowers, the lenders who are or may become a party thereto, as Lenders, and Bank of America, N.A., as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The unpaid principal amount of this Delayed Draw Term Loan Note from time to time outstanding is subject to mandatory repayment from time to time as provided in the Credit Agreement and shall bear interest as provided in Section 5.1 of the Credit Agreement. All payments of principal and interest on this Delayed Draw Term Loan Note shall be payable in lawful currency of the United States of America in immediately available funds to the account designated in the Credit Agreement.

The Borrowers shall make scheduled principal payments on this Delayed Draw Term Loan Note as set forth in Section 4.4 of the Credit Agreement.

This Delayed Draw Term Loan Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Delayed Draw Term Loan Note and for a statement of the terms and conditions on which the Borrowers are permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Delayed Draw Term Loan Note and on which such Obligations may be declared to be immediately due and payable.

THIS DELAYED DRAW TERM LOAN NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

The Indebtedness evidenced by this Delayed Draw Term Loan Note is senior in right of payment to all Subordinated Indebtedness referred to in the Credit Agreement.

The Borrowers hereby waive all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Delayed Draw Term Loan Note.

[Signature Page Follows]

A-4-1

IN WITNESS WHEREOF, the undersigned have executed this Delayed Draw Term Loan Note under seal as of the day and year first above written.

ACI WORLDWIDE, INC.

By:
Name:
Title:

ACI WORLDWIDE CORP.

By:
Name:
Title:

A-4-2

EXHIBIT A-5

[FORM OF]

NOTICE OF BORROWING

Dated as of: ____________, ____

Bank of America. N.A.,

135 South LaSalle Street

Mail Code: IL4-135-09-61

Chicago, Illinois 60604

Attention: Lisa Colbert

Bank of America Trade Operations

1 Fleet Way

Mail Code: PA6-580-02-30

Scranton, Pennsylvania 18507

Attention: Michael Grizzanti

Ladies and Gentlemen:

This irrevocable Notice of Borrowing is delivered to you pursuant to [Section 2.3] [Section 2.8] [Section 4.2] of the Second Amended and Restated Credit Agreement dated as of April 5, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among ACI Worldwide, Inc., a Delaware corporation (the “Parent Borrower”), ACI Worldwide Corp., a Nebraska corporation (the “Subsidiary Borrower”, together with the Parent Borrower, the “Borrowers”), the lenders who are or may become a party thereto, as Lenders, and Bank of America, N.A., as Administrative Agent.

1. The Parent Borrower hereby requests that [the Revolving Credit Lenders make a Revolving Credit Loan] [the Incremental Term Lenders make an Incremental Term Loan] [the Delayed Draw Term Loan Lenders make a Delayed Draw Term Loan] to the Borrowers in the aggregate principal amount of $ ____________.1

2. The Parent Borrower hereby requests that such Loan be made on the following Business Day: _____________.2

3. The Parent Borrower hereby requests that such Loan be a [LIBOR Rate Loan] [Base Rate Loan].

[1]	Complete with an amount in accordance with Section 2.3(a); Section 2.8(c) or Section 4.2(a), as applicable, of the Credit Agreement.
[2]	Complete with a Business Day in accordance with Section 2.3(a); Section 2.8 or Section 4.2(a) of the Credit Agreement.

A-5-1

4. [The Parent Borrower hereby requests an Interest Period of [one] [two] [three] [six] month[s].]3

5. The principal amount of all Loans and L/C Obligations outstanding as of the date hereof (including the requested Loan(s)) does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

6. All of the conditions applicable to the Loan(s) requested herein as set forth in the Credit Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Loan(s).

7. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

[Signature Page Follows]

[3]	Include for Borrowings of LIBOR Rate Loans.

A-5-2

IN WITNESS WHEREOF, the undersigned has executed this Notice of Borrowing as of the day and year first written above.

ACI WORLDWIDE, INC.

By:
Name:
Title:

A-5-3

EXHIBIT A-6

[FORM OF]

SWINGLINE LOAN NOTICE

Bank of America, N.A.

135 South LaSalle Street

Mail Code: IL4-135-09-61

Chicago, Illinois 60604

Attention: Lisa Colbert

Bank of America Trade Operations

1 Fleet Way

Mail Code: PA6-580-02-30

Scranton, Pennsylvania 18507

Attention: Michael Grizzanti

[•] [•], 20[•]1

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement dated as of April 5, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among ACI Worldwide, Inc., a Delaware corporation (the “Parent Borrower”), ACI Worldwide Corp., a Nebraska corporation (the “Subsidiary Borrower”, together with the Parent Borrower, the “Borrowers”), the lenders who are or may become a party thereto, as Lenders, and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

The undersigned hereby gives you irrevocable notice pursuant to Section 2.3 of the Credit Agreement that the undersigned hereby requests a Swingline Borrowing under the Credit Agreement and sets forth below the information relating to such Borrowing (the “Proposed Swingline Borrowing”) as required by Section 2.3(a) of the Credit Agreement:

The date of the Proposed Swingline Borrowing (which shall be a Business Day) is [•] [•], 20[•].

The aggregate amount of the Proposed Swingline Borrowing is $ __________.2

[1]

To request a Swingline Loan, the Borrower must notify the Administrative Agent of such request by (i) telephone (promptly confirmed by delivery of a Swingline Loan Notice), not later than 11:00 a.m. on the day of the proposed Swingline Loan, or (ii) delivery of a Swingline Loan Notice not later than 11:00 a.m. on the day of the proposed Swingline Loan.

[2]	Must be in a minimum principal amount of not less than $500,000.

A-6-1

The principal amount of all Loans and L/C Obligations outstanding as of the date hereof (including the requested Loan(s)) does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

All of the conditions applicable to the Loan(s) requested herein as set forth in the Credit Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Loan(s).

[Signature Page Follows]

A-6-2

IN WITNESS WHEREOF, the undersigned has executed this Swingline Loan Notice as of the day and year first written above.

ACI WORLDWIDE, INC.

By:
Name:
Title:

A-6-3

EXHIBIT B

[FORM OF]

NOTICE OF ACCOUNT DESIGNATION

Dated as of: _____________, ____

Bank of America. N.A.,

135 South LaSalle Street

Mail Code: IL4-135-09-61

Chicago, Illinois 60604

Attention: Lisa Colbert

Bank of America Trade Operations

1 Fleet Way

Mail Code: PA6-580-02-30

Scranton, Pennsylvania 18507

Attention: Michael Grizzanti

Ladies and Gentlemen:

This Notice of Account Designation is delivered to you pursuant to Section 2.3(b) of the Second Amended and Restated Credit Agreement dated as of April 5, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among ACI Worldwide, Inc., a Delaware corporation (the “Parent Borrower”), and ACI Worldwide Corp., a Nebraska corporation (the “Subsidiary Borrower”, together with the Parent Borrower, the “Borrowers”), the lenders who are or may become party thereto, as Lenders, and Bank of America, N.A., as Administrative Agent (the “Administrative Agent”).

1. The Administrative Agent is hereby authorized to disburse all Loan proceeds into the following account(s):

___________________________________

ABA Routing Number: _______________

Account Number: ____________________

2. This authorization shall remain in effect until revoked or until a subsequent Notice of Account Designation is provided to the Administrative Agent.

3. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

[Signature Page Follows]

B-1

IN WITNESS WHEREOF, the undersigned has executed this Notice of Account Designation as of the day and year first written above.

ACI WORLDWIDE, INC.

By:
Name:
Title:

B-2

EXHIBIT C

[FORM OF]

NOTICE OF PREPAYMENT

Dated as of: ______________, ____

Bank of America. N.A.,

135 South LaSalle Street

Mail Code: IL4-135-09-61

Chicago, Illinois 60604

Attention: Lisa Colbert

Bank of America Trade Operations

1 Fleet Way

Mail Code: PA6-580-02-30

Scranton, Pennsylvania 18507

Attention: Michael Grizzanti

Ladies and Gentlemen:

This irrevocable Notice of Prepayment is delivered to you pursuant to [Section 2.4(c)] [Section 4.5(a)] of the Second Amended and Restated Credit Agreement dated as of April 5, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among ACI Worldwide, Inc., a Delaware corporation (the “Parent Borrower”), and ACI Worldwide Corp., a Nebraska corporation (the “Subsidiary Borrower”, together with the Parent Borrower, the “Borrowers”), the lenders who are or may become party thereto, as Lenders, and Bank of America, N.A., as Administrative Agent (the “Administrative Agent”).

1. The Parent Borrower hereby provides notice to the Administrative Agent that it shall repay the following [Base Rate Loans] and/or [LIBOR Rate Loans]: ___________.1

2. The Loan to be prepaid is a [check each applicable box]

☐	Swingline Loan

☐	Revolving Credit Loan

☐	Initial Term Loan and Delayed Draw Term Loan

☐	Incremental Term Loan

[1]	Complete with an amount in accordance with Section 2.4(c) or Section 4.5(a), as applicable, of the Credit Agreement.

3. The Borrowers shall repay the above-referenced Loan(s) on the following Business Day: ___________________.2

4. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

[2]	To be (x) the same day or a later day with respect to any Base Rate Loan or Swingline Loan and (y) at least three (3) Business Days subsequent with respect to any LIBOR Rate Loan.

IN WITNESS WHEREOF, the undersigned has executed this Notice of Prepayment as of the day and year first written above.

ACI WORLDWIDE, INC.

By:
Name:
Title:

EXHIBIT D

[FORM OF]

NOTICE OF CONVERSION/CONTINUATION

Dated as of: ______________, ____

Bank of America. N.A.,

135 South LaSalle Street

Mail Code: IL4-135-09-61

Chicago, Illinois 60604

Attention: Lisa Colbert

Bank of America Trade Operations

1 Fleet Way

Mail Code: PA6-580-02-30

Scranton, Pennsylvania 18507

Attention: Michael Grizzanti

Ladies and Gentlemen:

This irrevocable Notice of Conversion/Continuation (the “Notice”) is delivered to you pursuant to Section 5.2 of the Second Amended and Restated Credit Agreement dated as of April 5, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among ACI Worldwide, Inc., a Delaware corporation, ACI Worldwide Corp., a Nebraska corporation, the lenders who are or may become party thereto, as Lenders, and Bank of America, N.A. as Administrative Agent.

1. The Loan(s) to which this Notice relates is/are [a Revolving Credit Loan(s)] [a Term Loan].

2. This Notice is submitted for the purpose of: (Check one and complete applicable information in accordance with the Credit Agreement.)

☐	Converting all or a portion of a Base Rate Loan into a LIBOR Rate Loan

(a)	The aggregate outstanding principal balance of such Loan is $_____.

(b)	The principal amount of such Loan to be converted is $_____.

(c)	The requested effective date of the conversion of such Loan is _____.

(d)	The requested Interest Period applicable to the converted Loan is _____.

☐	Converting all or a portion of a LIBOR Rate Loan into a Base Rate Loan

(a)	The aggregate outstanding principal balance of such Loan is $_____.

(b)	The last day of the current Interest Period for such Loan is _____.

(c)	The principal amount of such Loan to be converted is $_____.

(d)	The requested effective date of the conversion of such Loan is _____.

☐	Continuing all or a portion of a LIBOR Rate Loan as a LIBOR Rate Loan

(a)	The aggregate outstanding principal balance of such Loan is $_____.

(b)	The last day of the current Interest Period for such Loan is _____.

(c)	The principal amount of such Loan to be continued is $_____.

(d)	The requested effective date of the continuation of such Loan is _____.

(e)	The requested Interest Period applicable to the continued Loan is _____.

3. The aggregate principal amount of all Loans and L/C Obligations outstanding as of the date hereof does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

4. All of the conditions applicable to the conversion or continuation of the Loan requested herein as set forth in the Credit Agreement have been satisfied or waived as of the date hereof and will remain satisfied or waived to the date of such Loan.

5. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice as of the day and year first written above.

ACI WORLDWIDE, INC.

By:
Name:
Title:

EXHIBIT E

[FORM OF]

OFFICER’S COMPLIANCE CERTIFICATE

Dated as of: ___________, ____

The undersigned, on behalf of ACI WORLDWIDE, INC., a Delaware corporation (the “Parent Borrower”), hereby certifies to the Administrative Agent and the Lenders each as referred to below, as follows:

1. This Officer’s Compliance Certificate (this “Certificate”) is delivered to you pursuant to Section [2.7][2.8][8.2] of the Second Amended and Restated Credit Agreement dated as of April 5, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Parent Borrower, ACI Worldwide Corp., a Nebraska Corporation, the lenders party thereto (the “Lenders”) and Bank of America, N.A. (the “Administrative Agent”). Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

2. I have reviewed the financial statements of the Borrowers and their Subsidiaries dated as of _________ and for the _________ period[s] then ended and such statements fairly present in all material respects the financial condition of the Borrowers and their Subsidiaries as of the dates indicated and the results of their operations and cash flows for the period[s] indicated.

3. I have reviewed the terms of the Credit Agreement, and the related Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and the condition of the Borrowers and their Subsidiaries during the accounting period covered by the financial statements referred to in Paragraph 2 above. Such review has not disclosed the existence during or at the end of such accounting period of any condition or event that constitutes a Default or an Event of Default, nor do I have any knowledge of the existence of any such condition or event as of the date of this Certificate [except, if such condition or event existed or exists, describe the nature and period of existence thereof and what action the Borrowers have taken, are taking and propose to take with respect thereto].

4. As of the date of this Certificate, the Applicable Margin, Commitment Fee rate and calculations determining such figures are set forth on the attached Schedule 1. The Borrowers and their Subsidiaries are in compliance with (a) the financial covenants contained in Article X of the Credit Agreement as shown on such Schedule 1 and (b) the other covenants and restrictions contained in the Credit Agreement.

[Signature Page Follows]

E-1

WITNESS the following signature as of the day and year first written above.

ACI WORLDWIDE, INC.

By:
Name:
Title:

E-2

Schedule 1

to

Officer’s Compliance Certificate

[To be provided by Borrower in form acceptable to Administrative Agent]

Schedule 1-1

EXHIBIT F

[FORM OF]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified on the Schedules hereto as “Assignor” or “Assignors” (collectively, the “Assignors” and each an “Assignor”) and [the][each]2 Assignee identified on the Schedules hereto as “Assignee” or “Assignees” (collectively, the “Assignees” and each an “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Second Amended and Restated Credit Agreement identified below (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor(s):	See Schedules attached hereto [Assignor [is] [is not] a Defaulting Lender]

2.	Assignee(s):	See Schedules attached hereto

3.	Borrowers:	ACI Worldwide, Inc., as Parent Borrower and ACI Worldwide Corp., as Subsidiary Borrower.

4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Second Amended and Restated Credit Agreement dated as of April 5, 2019 by and among ACI Worldwide, Inc., a Delaware corporation, as Parent Borrower, ACI Worldwide Corp., a Nebraska corporation, as Subsidiary Borrower, together with the Parent Borrower, the Borrowers, the lenders who are or may become parties thereto, as Lenders, and Bank of America, N.A., as Administrative Agent.

6.	Assigned Interest:	See Schedules attached hereto

[7.	Trade Date:	_____________________][5]

[Remainder of Page Intentionally Left Blank]

[5]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date: ________________, 20__ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR(S)

See Schedules attached hereto

ASSIGNEE(S)

See Schedules attached hereto

SCHEDULE 1

to Assignment and Assumption

By its execution of this Schedule, the Assignee identified on the signature block below agrees to the terms set forth in the attached Assignment and Assumption.

Assigned Interests:

Facility Assigned[1]	Aggregate Amount of Commitment/ Loans for all Lenders[2]	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment / Loans[3]	CUSIP Number
	$	$	%
	$	$	%
	$	$	%

[NAME OF ASSIGNEE] [and is an Affiliate/Approved Fund of [identify Lender]4]

By:

Name:

Title:

[1]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Credit Commitment”).
[2]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[4]	Select as applicable.

Schedule 1-1

SCHEDULE 2

to Assignment and Assumption

By its execution of this Schedule, the Assignor agrees to the terms set forth in the attached Assignment and Assumption.

Assigned Interests:

Facility Assigned[1]	Aggregate Amount of Commitment/ Loans for all Lenders[2]	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment / Loans[3]	CUSIP Number
	$	$	%
	$	$	%
	$	$	%

[NAME OF ASSIGNOR]

By:

Name:

Title:

[1]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Credit Commitment”).
[2]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Schedule 2-1

[Consented to and][4] Accepted:

BANK OF AMERICA, N.A., as Administrative Agent[, Issuing Lender and Swingline Lender]

By:
Name:
Title:

[Consented to:][5]

ACI WORLDWIDE, INC., as Parent Borrower

By:
Name:
Title:

[4]	To be added only if the consent of the Administrative Agent and/or the Swingline Lender and Issuing Lender is required by the terms of the Credit Agreement. May also use a Master Consent.
[5]	To be added only if the consent of the Parent Borrower is required by the terms of the Credit Agreement. May also use a Master Consent.

Schedule 2-2

ANNEX 1

to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 14.10(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 14.10(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 8.1 thereof, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which, by the terms of the Loan Documents, are required to be performed by it as a Lender.

Annex 1-1

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Annex 1-2

EXHIBIT G

[FORM OF]

GUARANTY AGREEMENT

(See attached)

G-1

Execution Version

SECOND AMENDED AND RESTATED SUBSIDIARY GUARANTY AGREEMENT

dated as of [•], 2019

by and among

certain Subsidiaries of ACI WORLDWIDE, INC. and

ACI WORLDWIDE CORP.,

as Guarantors,

in favor of

BANK OF AMERICA, N.A.,

as Administrative Agent

Execution Version

-i-

Execution Version

SECOND AMENDED AND RESTATED GUARANTY AGREEMENT (as amended, restated, supplemented or otherwise modified, this “Agreement”), dated as of April 5, 2019, is made by ACI WORLDWIDE CORP., a Nebraska corporation and certain Subsidiaries of ACI WORLDWIDE, INC. party hereto (collectively, the “Guarantors,” each, a “Guarantor”), in favor of BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the ratable benefit of the Secured Parties (as defined below).

STATEMENT OF PURPOSE

Pursuant to the terms of the Second Amended and Restated Credit Agreement dated as of even date herewith (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among ACI Worldwide, Inc. and ACI Worldwide Corp., as co-borrowers (the “Borrowers”), the lenders from time to time party thereto (the “Lenders”) and the Administrative Agent, the Lenders have agreed to make Extensions of Credit to the Borrowers upon the terms and subject to the conditions set forth therein.

The Hedge Banks have agreed to enter into and/or maintain one or more Secured Hedging Agreements and the Cash Management Banks have agreed to enter into and/or maintain one or more Secured Cash Management Agreements, in each case, on the terms and conditions set forth in such Secured Hedge Agreements and in such Secured Cash Management Agreements, as applicable.

The Borrowers and the Guarantors, though separate legal entities, comprise one integrated financial enterprise, and (i) all Extensions of Credit to the Borrowers, (ii) the entering into and/or maintaining by the Hedge Banks of Secured Hedging Agreements with one or more of the Credit Parties and (iii) the entering into and/or maintaining by the Cash Management Banks of Secured Cash Management Agreements with one or more of the Credit Parties will inure, directly or indirectly to the benefit of each of the Guarantors.

It is a condition precedent to the obligation of the Lenders to make their respective Extensions of Credit to the Borrowers under the Credit Agreement, the Hedge Banks to enter into and/or maintain such Secured Hedging Agreements and the Cash Management Banks to enter into and/or maintain such Secured Cash Management Agreements that the Guarantors shall have executed and delivered this Agreement to the Administrative Agent, for the ratable benefit of the Secured Parties.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective Extensions of Credit to the Borrowers thereunder, the Hedge Banks to enter into and/or maintain such Secured Hedging Agreements and the Cash Management Banks to enter into and/or maintain such Secured Cash Management Agreements, the Guarantors hereby agree with the Administrative Agent, for the ratable benefit of itself and the other Secured Parties, as follows:

ARTICLE I

DEFINED TERMS

SECTION 1.1 Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

“Additional Guarantor” means each Domestic Subsidiary of the Parent Borrower which hereafter becomes a Guarantor pursuant to Section 4.17 hereof and Section 9.10 of the Credit Agreement.

“Applicable Insolvency Laws” means all Applicable Laws that are Debtor Relief Laws.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Excluded Swap Obligation” means, with respect to any Guarantor, (x) as it relates to all or a portion of the guarantee of such Guarantor, any Swap Obligation if, and to the extent that, such Swap Obligation (or any guarantee thereof provided for herein) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee provided for herein of such Guarantor becomes effective with respect to such Swap Obligation or (y) as it relates to all or a portion of the grant by such Guarantor of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of such Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Guaranteed Obligations” has the meaning set forth in Section 2.1.

“Original Guaranty Agreement” means the unconditional amended and restated subsidiary guaranty agreement, dated as of February 24, 2017, executed by the Guarantors party thereto in favor of the Administrative Agent for the ratable benefit of itself and the Secured Parties.

“Qualified ECP Guarantor” means, in respect of any Swap Obligations, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

SECTION 1.2 Other Definitional Provisions. Capitalized terms used and not otherwise defined in this Agreement including the preambles and recitals hereof shall have the meanings ascribed to them in the Credit Agreement. In the event of a conflict between capitalized terms defined herein and in the Credit Agreement, the Credit Agreement shall control. The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Where the context requires, terms relating to collateral or any part thereof, when used in relation to a Guarantor, shall refer to the collateral owned by such Guarantor or the relevant part thereof.

SECTION 1.3 Amendment and Restatement. This Second Amended and Restated Guaranty Agreement is an amendment and restatement of, and not a novation or extinguishment of, the Original Guaranty Agreement and supersedes the Original Guaranty Agreement in its entirety. Each party hereto acknowledges and agrees that the guarantees granted by any Guarantor party hereto under the Original Guaranty Agreement shall continue under this Agreement, and shall not in any event be terminated, extinguished or annulled, but shall hereafter be governed by this Agreement. All references to the “Guaranty Agreement” in any Loan Document (other than this Second Amended and Restated Guaranty Agreement) or other document or instrument delivered in connection therewith shall be deemed to refer to this Second Amended and Restated Guaranty Agreement and the provisions hereof. It is understood and agreed that the Original Guaranty Agreement is being amended and restated by entry into this Second Amended and Restated Guaranty Agreement on the date hereof.

ARTICLE II

GUARANTY

SECTION 2.1 Guaranty. Each Guarantor hereby, jointly and severally with the other Guarantors, unconditionally guarantees to the Administrative Agent for the ratable benefit of itself and the other Secured Parties, and their respective permitted successors, endorsees, transferees and assigns, the prompt payment and performance of all Secured Obligations, whether primary or secondary (whether by way of endorsement or otherwise), whether now existing or hereafter arising, whether or not from time to time reduced or extinguished (except by payment thereof) or hereafter increased or incurred, whether enforceable or unenforceable as against any Credit Party, whether or not discharged, stayed or otherwise affected by any Applicable Insolvency Law or proceeding thereunder, whether created directly with the Administrative Agent or any Secured Party or acquired by the Administrative Agent or any other Secured Party through assignment or endorsement or otherwise, whether matured or unmatured, whether joint or several, as and when the same become due and payable (whether at maturity or earlier, by reason of acceleration, mandatory repayment or otherwise), in accordance with the terms of any such instruments evidencing any such obligations, including all renewals, extensions or modifications thereof but excluding the Excluded Swap Obligations (all such obligations of the Credit Parties being hereafter collectively referred to as the “Guaranteed Obligations”); provided that in no event shall the Guaranteed Obligations of any Guarantor include its Secured Obligations as a Borrower under the Credit Agreement and each Guarantor that is also a Co-Borrower is executing this Guaranty solely in its capacity as a Guarantor and not as a Co-Borrower.

SECTION 2.2 Bankruptcy Limitations on Guarantors. Notwithstanding anything to the contrary contained in Section 2.1, it is the intention of each Guarantor and the Secured Parties that, in any proceeding involving the bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution or insolvency or any similar proceeding with respect to any Guarantor or its assets, the amount of such Guarantor’s obligations with respect to the Guaranteed Obligations shall be equal to, but not in excess of, the maximum amount thereof not subject to avoidance or recovery by operation of Applicable Insolvency Laws after giving effect to Section 2.3(a). To that end, but only in the event and to the extent that after giving effect to Section 2.3(a) such Guarantor’s obligations with respect to the Guaranteed Obligations or any payment made pursuant to such Guaranteed Obligations would, but for the operation of the first sentence of this Section 2.2, be subject to avoidance or recovery in any such proceeding under Applicable Insolvency Laws after giving effect to Section 2.3(a), the amount of such Guarantor’s obligations with respect to the Guaranteed Obligations shall be limited to the largest amount which, after giving effect thereto, would not, under Applicable Insolvency Laws, render such Guarantor’s obligations with respect to the Guaranteed Obligations unenforceable or avoidable or otherwise subject to recovery under Applicable Insolvency Laws. To the extent any payment actually made pursuant to the Guaranteed Obligations exceeds the limitation of the first sentence of this Section 2.2 and is otherwise subject to avoidance and recovery in any such proceeding under Applicable Insolvency Laws, the amount subject to avoidance shall in all events be limited to the amount by which such actual payment exceeds such limitation and the Guaranteed Obligations as limited by the first sentence of this Section 2.2 shall in all events remain in full force and effect and be fully enforceable against such Guarantor. The first sentence of this Section 2.2 is intended solely to preserve the rights of the Administrative Agent hereunder against such Guarantor in such proceeding to the maximum extent permitted by Applicable Insolvency Laws and neither such Guarantor, either Borrower, any other Guarantor nor any other Person shall have any right or claim under such sentence that would not otherwise be available under Applicable Insolvency Laws in such proceeding.

SECTION 2.3 Agreements for Contribution.

(a) Contribution.

(i) The Guarantors hereby agree among themselves that, if any Guarantor shall make an Excess Payment (as defined below), such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor’s Contribution Share (as defined below) of such Excess Payment. The payment obligations of any Guarantor under this Section 2.3(a) shall be subordinate and subject in right of payment to the

Guaranteed Obligations until such time as the Guaranteed Obligations have been paid in full in cash, and none of the Guarantors shall exercise any right or remedy under this Section 2.3(a) against any other Guarantor until such Guaranteed Obligations have been paid in full in cash. Each of the Guarantors recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution. This Section 2.3(a) shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Guarantor may have under Applicable Law against either Borrower in respect of any payment of the Guaranteed Obligations.

(ii)	For purposes of this Section 2.3(a):

(A) “Contribution Share” means, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (1) the amount by which the aggregate present fair salable value of all of such Guarantor’s assets and properties exceeds the amount of all of such Guarantor’s debts and liabilities (including probable contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Guarantors hereunder) to (2) the amount by which the aggregate present fair salable value of all assets and other properties of the Guarantors other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including probable contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Guarantors hereunder) of the Guarantors other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment;

(B) “Excess Payment” means the amount paid by any Guarantor in excess of its Ratable Share of any Guaranteed Obligations; and

(C) “Ratable Share” means, for any Guarantor in respect of any payment of Guaranteed Obligations, the ratio (expressed as a percentage) as of the date of such payment of Guaranteed Obligations of (1) the amount by which the aggregate present fair salable value of all of such Guarantor’s assets and properties exceeds the amount of all of such Guarantor’s debts and liabilities (including probable contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (2) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Guarantors exceeds the amount of all of the debts and liabilities (including probable contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Guarantors hereunder) of the Guarantors; provided, however, that, for purposes of calculating the Ratable Shares of the Guarantors in respect of any payment of Guaranteed Obligations, any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment.

(b) No Subrogation. Notwithstanding any payment or payments by any of the Guarantors hereunder, or any set-off or application of funds of any of the Guarantors by the Administrative Agent or any other Secured Party, or the receipt of any amounts by the Administrative Agent or any other Secured Party with respect to any of the Guaranteed Obligations, none of the Guarantors shall be entitled to be subrogated to any of the rights of the Administrative Agent or any other Secured Party against the Borrowers or the other Guarantors or against any collateral security held by the Administrative Agent or any other Secured Party for the payment of the Guaranteed Obligations nor shall any of the Guarantors seek any reimbursement from either Borrower or any of the other Guarantors in respect of payments made by such Guarantor in connection with the Guaranteed Obligations, until all amounts owing to the Administrative Agent and the other Secured Parties on account of the Guaranteed Obligations are paid in full in cash and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full in cash, such amount shall be held by such Guarantor in trust for the Administrative Agent, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly endorsed by such Guarantor to the Administrative Agent, if required) to be applied against the Guaranteed Obligations, whether matured or unmatured, in such order as set forth in the Credit Agreement.

SECTION 2.4 Nature of Guaranty.

(a) Each Guarantor agrees that this Agreement is a continuing, unconditional guaranty of payment and performance and not of collection, and that its obligations under this Agreement shall be primary, absolute and unconditional, irrespective of, and unaffected by:

(i) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, the Credit Agreement or any other Loan Document or any other agreement, document or instrument to which any Borrower or any Guarantor or any of their respective Subsidiaries or Affiliates is or may become a party;

(ii) the absence of any action to enforce this Agreement, the Credit Agreement, any other Loan Document, Hedging Agreement or Cash Management Agreement, or the waiver or consent by the Administrative Agent or any other Secured Party with respect to any of the provisions of this Agreement, the Credit Agreement or any other Loan Document, Hedging Agreement or Cash Management Agreement;

(iii) the existence, value or condition of, or failure to perfect its Lien against, any security for or other guaranty of the Guaranteed Obligations or any action, or the absence of any action, by the Administrative Agent or any other Secured Party in respect of such security or guaranty (including, without limitation, the release of any such security or guaranty);

(iv) any structural change in, restructuring of or other similar changes of a Borrower, any Guarantor or any of their respective Subsidiaries or Affiliates; or

(v) any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor;

it being agreed by each Guarantor that, subject to the first sentence of Section 2.2, its obligations under this Agreement shall not be discharged until the final indefeasible payment and performance, in full, of the Guaranteed Obligations and the termination of the Commitments.

(b) Each Guarantor represents, warrants and agrees that its obligations under this Agreement are not and shall not be subject to any counterclaims, offsets or defenses of any kind (other than the defense of payment) against the Administrative Agent, the other Secured Parties or the Borrowers whether now existing or which may arise in the future.

(c) Each Guarantor hereby agrees and acknowledges that the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Agreement, and all dealings between either Borrower and any of the Guarantors, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, likewise shall conclusively be presumed to have been had or consummated in reliance upon this Agreement.

SECTION 2.5 Waivers. To the extent permitted by Applicable Law, each Guarantor expressly waives all of the following rights and defenses (and agrees not to take advantage of or assert any such right or defense):

(a) any rights it may now or in the future have under any statute, or at law or in equity, or otherwise, to compel the Administrative Agent or any other Secured Party to proceed in respect of the Guaranteed Obligations against either Borrower or any other Person or against any security for or other guaranty of the payment and performance of the Guaranteed Obligations before proceeding against, or as a condition to proceeding against, such Guarantor;

(b) any defense based upon the failure of the Administrative Agent or any other Secured Party to commence an action in respect of the Guaranteed Obligations against either Borrower, such Guarantor, any other Guarantor or any other Person or any security for the payment and performance of the Guaranteed Obligations;

(c) any right to insist upon, plead or in any manner whatever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshalling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by such Guarantor of its obligations under, or the enforcement by the Administrative Agent or the other Secured Parties of this Agreement;

(d) any right of diligence, presentment, demand, protest and notice (except as specifically required herein) of whatever kind or nature with respect to any of the Guaranteed Obligations and waives, to the fullest extent permitted by Applicable Law, the benefit of all provisions of law which are or might be in conflict with the terms of this Agreement; and

(e) any and all right to notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Administrative Agent or any other Secured Party upon, or acceptance of, this Agreement.

Each Guarantor agrees that any notice or directive given at any time to the Administrative Agent or any other Secured Party which is inconsistent with any of the foregoing waivers shall be null and void and may be ignored by the Administrative Agent or such other Secured Party, and, in addition, may not be pleaded or introduced as evidence in any litigation relating to this Agreement for the reason that such pleading or introduction would be at variance with the written terms of this Agreement, unless the Administrative Agent and the Required Lenders have specifically agreed otherwise in writing. The foregoing waivers are of the essence of the transaction contemplated by the Credit Agreement, the other Loan Documents, Hedging Agreements and Cash Management Agreements and, but for this Agreement and such waivers, the Administrative Agent and the other Secured Parties would decline to enter into the Credit Agreement, the other Loan Documents, the Hedging Agreements and the Cash Management Agreements.

SECTION 2.6 Modification of Loan Documents, etc. Neither the Administrative Agent nor any other Secured Party shall incur any liability to any Guarantor as a result of any of the following, and none of the following shall impair or release this Agreement or any of the obligations of any Guarantor under this Agreement:

(a) any change or extension of the manner, place or terms of payment of, or renewal or alteration of all or any portion of, the Guaranteed Obligations;

(b) any action under or in respect of the Credit Agreement, the other Loan Documents, the Hedging Agreements or the Cash Management Agreements in the exercise of any remedy, power or privilege contained therein or available to any of them at law, in equity or otherwise, or waiver or refraining from exercising any such remedies, powers or privileges;

(c) any amendment to, or modification of, in any manner whatsoever, any Loan Document, any Hedging Agreement or any Cash Management Agreement;

(d) any extension or waiver of the time for performance by any Guarantor, either Borrower or any other Person of, or compliance with, any term, covenant or agreement on its part to be performed or observed under a Loan Document, Hedging Agreement or Cash Management Agreement, or waiver of such performance or compliance or consent to a failure of, or departure from, such performance or compliance;

(e) the taking and holding of security or collateral for the payment of the Guaranteed Obligations or the sale, exchange, release, disposal of, or other dealing with, any property pledged, mortgaged or conveyed, or in which the Administrative Agent or the other Secured Parties have been granted a Lien, to secure any Indebtedness of any Guarantor or Borrower to the Administrative Agent or the other Secured Parties;

(f) the release of anyone who may be liable in any manner for the payment of any amounts owed by any Guarantor or Borrower to the Administrative Agent or any other Secured Party;

(g) any modification or termination of the terms of any intercreditor or subordination agreement pursuant to which claims of other creditors of any Guarantor or Borrower are subordinated to the claims of the Administrative Agent or any other Secured Party; or

(h) any application of any sums by whomever paid or however realized to any Guaranteed Obligations owing by any Guarantor or Borrower to the Administrative Agent or any other Secured Party in such manner as the Administrative Agent or any other Secured Party shall determine in its reasonable discretion.

SECTION 2.7 Demand by the Administrative Agent. In addition to the terms set forth in this Article II and in no manner imposing any limitation on such terms, if all or any portion of the then outstanding Guaranteed Obligations are declared to be immediately due and payable, then the Guarantors shall, upon demand in writing therefor by the Administrative Agent to the Guarantors, pay all or such portion of the outstanding Guaranteed Obligations due hereunder then declared due and payable. Notwithstanding the foregoing, each Guarantor agrees that, in the event of the dissolution or insolvency of either Borrower or any Guarantor, or the inability or failure of either Borrower or any Guarantor to pay debts as they become due, or an assignment by either Borrower or any Guarantor for the benefit of creditors, or the commencement of any case or proceeding in respect of either Borrower or any Guarantor under bankruptcy, insolvency or similar laws, and if such event shall occur at a time when any of the Guaranteed Obligations may not then be due and payable, each Guarantor will pay to the Administrative Agent, for the ratable benefit of the Secured Parties and their respective successors, endorsees, transferees and assigns, forthwith the full amount which would be payable hereunder by each Guarantor if all such Guaranteed Obligations were then due and payable.

SECTION 2.8 Remedies. Upon the occurrence and during the continuance of any Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, enforce against the Guarantors their obligations and liabilities hereunder and exercise such other rights and remedies as may be available to the Administrative Agent hereunder, under the Credit Agreement, the other Loan Documents, any Hedging Agreements, any Cash Management Agreements or otherwise.

SECTION 2.9 Benefits of Agreement. The provisions of this Agreement are for the benefit of the Administrative Agent and the other Secured Parties and their respective permitted successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between the Borrowers, the Administrative Agent and the other Secured Parties, the obligations of the Borrowers under the Loan Documents, any Hedging Agreements or any Cash Management Agreements. In the event all or any part of the Guaranteed Obligations are transferred, endorsed or assigned by the Administrative Agent or any other Secured Party to any Person or Persons as permitted under the Credit Agreement, any reference to an “Administrative Agent,” or “Secured Party” herein shall be deemed to refer equally to such Person or Persons.

SECTION 2.10 Termination; Reinstatement.

(a) Subject to clause (c) below, this Agreement shall remain in full force and effect until all the Guaranteed Obligations and all the obligations of the Guarantors shall have been paid in full in cash and the Commitments terminated.

(b) No payment made by either Borrower, any Guarantor, or any other Person received or collected by the Administrative Agent or any other Secured Party from either Borrower, any Guarantor, or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the obligations of the Guarantors or any payment received or collected from such Guarantor in respect of the obligations of the Guarantors), remain liable for the obligations of the Guarantors up to the maximum liability of such Guarantor hereunder until the Guaranteed Obligations and all the obligations of the Guarantors shall have been paid in full in cash and the Commitments terminated.

(c) Each Guarantor agrees that, if any payment made by either Borrower or any other Person applied to the Guaranteed Obligations is at any time annulled, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or is repaid in whole or in part pursuant to a good faith settlement of a pending or threatened claim, or the proceeds of any collateral are required to be refunded by the Administrative Agent or any other Secured Party to either Borrower, its estate, trustee, receiver or any other Person, including, without limitation, any Guarantor, under any Applicable Law or equitable cause, then, to the extent of such payment or repayment, each Guarantor’s liability hereunder (and any Lien or collateral securing such liability) shall be and remain in full force and effect, as fully as if such payment had never been made, and, if prior thereto, this Agreement shall have been canceled or surrendered (and if any Lien or collateral securing such Guarantor’s liability hereunder shall have been released or terminated by virtue of such cancellation or surrender), this Agreement (and such Lien or collateral, if any) shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of such Guarantor in respect of the amount of such payment (or any Lien or collateral securing such obligation).

SECTION 2.11 Payments. Payments by the Guarantors shall be made to the Administrative Agent, to be credited and applied to the Guaranteed Obligations in accordance with Section 12.4 of the Credit Agreement, in immediately available Dollars to an account designated by the Administrative Agent or at the Administrative Agent’s Office or at any other address that may be specified in writing from time to time by the Administrative Agent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the other Secured Parties to enter into the Loan Documents, Hedging Agreements and Cash Management Agreements and to make any Extensions of Credit, each Guarantor hereby represents and warrants that each representation and warranty contained in Article VII of the Credit Agreement relating to such Guarantor is true and correct as if made by such Guarantor herein.

ARTICLE IV

MISCELLANEOUS

SECTION 4.1 Notices. All notices and communications hereunder shall be given to the addresses and otherwise made in accordance with Section 14.1 of the Credit Agreement; provided that notices and communications to the Guarantors shall be directed to the Guarantors, at the address of the Borrowers set forth in Section 14.1 of the Credit Agreement.

SECTION 4.2 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 14.2 of the Credit Agreement.

SECTION 4.3 No Waiver by Course of Conduct, Cumulative Remedies. The enumeration of the rights and remedies of the Administrative Agent and other Secured Parties set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the other Secured Parties of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any other Secured Party in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrowers, the Administrative Agent and the other Secured Parties or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

SECTION 4.4 Expenses; Indemnification; Waiver of Consequential Damages, etc.

(a) The Guarantors, jointly and severally, shall pay all out-of-pocket expenses incurred by the Administrative Agent and each other Secured Party to the extent the Borrowers would be required to do so pursuant to Section 14.3 of the Credit Agreement.

(b) The Guarantors, jointly and severally, shall pay and shall indemnify the Secured Parties against Indemnified Taxes and Other Taxes to the extent the Borrowers would be required to do so pursuant to Section 5.11 of the Credit Agreement.

(c) The Guarantors, jointly and severally, shall indemnify each Indemnitee to the extent the Borrowers would be required to do so pursuant to Section 14.3 of the Credit Agreement.

(d) To the fullest extent permitted by Applicable Law, each Guarantor shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, any Hedging Agreement, any Cash Management Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of proceeds therefrom. No Indemnitee referred to in this Section 4.4 shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement, the other Loan Documents, any Hedging Agreements or any Cash Management Agreements or the transactions contemplated hereby or thereby.

(e) All amounts due under this Section 4.4 shall be payable promptly after demand therefor.

SECTION 4.5 Right of Set-off. If an Event of Default shall have occurred and be continuing, each Secured Party and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Secured Party or any such Affiliate to or for the credit or the account of a Guarantor against any and all of the obligations of such Guarantor now or hereafter existing under this Agreement or any other Loan Document to such Secured Party, irrespective of whether or not such Secured Party shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Guarantor may be contingent or unmatured or are owed to a branch or office of such Secured Party different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Secured Party and its Affiliates under this Section 4.5 are in addition to other rights and remedies (including other rights of setoff) that such Secured Party or its Affiliates may have. Each Secured Party agrees to notify such Guarantor and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 4.6 Governing Law; Jurisdiction; Venue; Service of Process.

(a) Governing Law. This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Submission to Jurisdiction. Each Guarantor irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent or any other Secured Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Guarantor or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each Guarantor irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 4.6. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 14.1 of the Credit Agreement. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

(e) Appointment of Parent Borrower as Agent for Guarantors. Each Guarantor hereby irrevocably appoints and authorizes the Parent Borrower to act as its agent for service of process and notices required to be delivered under this Agreement or under the other Loan Documents, it being understood and agreed that receipt by the Parent Borrower of any summons, notice or other similar item shall be deemed effective receipt by such Guarantor and its Subsidiaries.

SECTION 4.7 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 4.8 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of each Guarantor (and shall bind all Persons who become bound as a Guarantor under this Agreement), the Administrative Agent and the other Secured Parties and their successors and assigns; provided that no Guarantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and the other Secured Parties (given in accordance with Section 4.2).

SECTION 4.9 Survival of Indemnities. Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the other Secured Parties are entitled under the provisions of Section 4.4 and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the other Secured Parties against events arising after such termination as well as before.

SECTION 4.10 Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 4.11 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 4.12 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf’ or “tif’) format shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 4.13 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of the Credit Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the other Secured Parties in any other Loan Document shall not be deemed a conflict with this Agreement. This Agreement was drafted with the joint participation of the respective parties hereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning hereof.

SECTION 4.14 Advice of Counsel, No Strict Construction. Each of the parties represents to each other party hereto that it has discussed this Agreement with its counsel. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

SECTION 4.15 Acknowledgements. Each Guarantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) it has received a copy of the Credit Agreement and has reviewed and understands the same;

(c) neither the Administrative Agent nor any other Secured Party has any fiduciary relationship with or duty to any Guarantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Guarantors, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(d) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby or thereby among the Secured Parties or among the Guarantors and the Secured Parties.

SECTION 4.16 Releases. At such time as the Guaranteed Obligations shall have been paid in full in cash and the Commitments have been terminated, this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the other Secured Parties and each Guarantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party.

SECTION 4.17 Additional Guarantors. Each Subsidiary of the Parent Borrower that is required to become a party to this Agreement pursuant to Section 9.10 of the Credit Agreement shall become a Guarantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of a supplement in form and substance satisfactory to the Administrative Agent.

SECTION 4.18 All Powers Coupled With Interest. All powers of attorney and other authorizations granted to the Secured Parties, the Administrative Agent and any Persons designated by the Administrative Agent or any other Secured Party pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Guaranteed Obligations remain unpaid or unsatisfied, any of the Commitment remains in effect or the Credit Facility has not been terminated.

SECTION 4.19 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 4.19 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 4.19, or otherwise under this Guaranty, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 4.19 shall remain in full force and effect until the Guaranteed Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends that this Section 16 constitute, and this Section 16 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[Signature Pages to Follow]

Execution Version

IN WITNESS WHEREOF, the Guarantor has executed and delivered this Agreement under seal by its duly authorized officers, all as of the day and year first above written.

Guarantors

ACI WORLDWIDE CORP.

By:
Name:
Title: Vice President and Treasurer

OFFICIAL PAYMENTS CORPORATION

By:
Name:
Title: Vice President and Treasurer

[Signature Pages Continue]

Subsidiary Guaranty Agreement — ACI Worldwide, Inc.

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title: Vice President and Treasurer

100%

Subsidiary Guaranty Agreement — ACI Worldwide, Inc.

EXHIBIT H

[FORM OF]

U.S. TAX CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of April 5, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among ACI Worldwide, Inc., a Delaware corporation (the “Parent Borrower”), and ACI Worldwide Corp., a Nebraska corporation (the “Subsidiary Borrower”, together with the Parent Borrower the “Borrowers”), the lenders who are or may become party thereto, as Lenders, and Bank of America, N.A., as Administrative Agent (the “Administrative Agent”).

Pursuant to the provisions of Section 5.11 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of either Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to either Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments on the Loan(s) are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrowers with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W–8BEN–E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Parent Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Parent Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

H-1

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                     , 20[    ]

H-2

EXHIBIT H-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of April 5, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among ACI Worldwide, Inc., a Delaware corporation (the “Parent Borrower”), and ACI Worldwide Corp., a Nebraska corporation (the “Subsidiary Borrower”, together with the Parent Borrower the “Borrowers”), the lenders who are or may become party thereto, as Lenders, and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 5.11 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of either Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to either Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments on the Loan(s) are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W–8BEN–E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                     , 20[    ]

H-1-1

EXHIBIT H-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of April 5, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among ACI Worldwide, Inc., a Delaware corporation (the “Parent Borrower”), and ACI Worldwide Corp., a Nebraska corporation (the “Subsidiary Borrower”, together with the Parent Borrower the “Borrowers”), the lenders who are or may become party thereto, as Lenders, and Bank of America, N.A., as Administrative Agent (the “Administrative Agent”).

Pursuant to the provisions of Section 5.11 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its direct or indirect partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of either Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to either Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments with respect to such participation are not effectively connected with the conduct of a U.S. trade or business by the undersigned or any direct or indirect partners/members that are claiming the portfolio interest exemption.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W–8BEN–E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W–BEN–E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

H-2-1

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                     , 20[    ]

H-2-2

EXHIBIT H-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of April 5, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among ACI Worldwide, Inc., a Delaware corporation (the “Parent Borrower”), and ACI Worldwide Corp., a Nebraska corporation (the “Subsidiary Borrower”, together with the Parent Borrower the “Borrowers”), the lenders who are or may become party thereto, as Lenders, and Bank of America, N.A., as Administrative Agent (the “Administrative Agent”).

Pursuant to the provisions of Section 5.11 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its direct or indirect partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of either Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to either Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments on the Loan(s) are not effectively connected with the conduct of a U.S. trade or business by the undersigned or its direct or indirect partners/members that are claiming the portfolio interest exemption.

The undersigned has furnished the Administrative Agent and the Parent Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W–8BEN–E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W–8BEN–E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Parent Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Parent Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

H-3-1

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                     , 20[    ]

H-3-2